As filed with the Securities and Exchange Commission on July 28, 2006

Registration No. 333-133641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Serena Software, Inc.

(Exact name of registrant issuer as specified in its charter)

Delaware	7372	94-2669809
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

(650) 522-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert I. Pender, Jr.

Chief Financial Officer

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

(650) 522-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William B. Brentani

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 251-5000

Approximate date of commencement of proposed exchange offer:    As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2006

PRELIMINARY PROSPECTUS

Serena Software, Inc.

Offer to Exchange

$200,000,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2016, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 3/8% Senior Subordinated Notes due 2016.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Resales of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on any national market or securities exchange.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. By making such acknowledgement, you will not be deemed to admit that you are an “underwriter” under the Securities Act. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 90 days after the date of this prospectus. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

See “Risk Factors” beginning on page 16 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of the prospectus.

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PROSPECTUS SUMMARY

The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context otherwise requires, in this prospectus, “Serena,” “we,” “our” and “us,” refer to Serena Software, Inc. and its subsidiaries.

Our fiscal year ends on January 31 and, except as otherwise provided, references in this prospectus to a fiscal year mean the fiscal year ended on January 31 of such year. Fiscal year 2006, for example, refers to the fiscal year ended January 31, 2006.

Our Company

We are the largest global independent software company in terms of revenue focused solely on managing change across information technology, or IT, environments. Our products and services are used to manage and control change in mission critical technology and business process applications. Our software configuration management, business process management, helpdesk and requirements management solutions enable our customers to improve process consistency, enhance software integrity, mitigate risks, support regulatory compliance and boost productivity. Our revenue is generated by software licenses, maintenance contracts and professional services. Our customers rely on our software products, which are typically embedded within their IT environment, and are generally accompanied by renewable annual maintenance contracts. For the three fiscal years ended January 31, 2006, our maintenance revenue has grown at a compound annual growth rate of 32.2%, with an annual gross margin ranging from 87.5% to 90.3%. For the fiscal year ended January 31, 2006, we generated total revenue of $255.8 million and maintenance revenue of $136.0 million. For the three months ended April 30, 2006, we generated total revenue of $54.9 million and maintenance revenue of $31.4 million (on an aggregated predecessor/successor company basis).

Our software and services are of critical importance to our customers, who make significant investments in developing applications and automating IT processes around our software solutions. We have a diversified, global customer base with over 15,000 installations of our products at customer sites worldwide. Our customers include 96 of the Fortune 100 companies and industry leaders in the finance, telecommunications, automotive and transportation, healthcare, energy and power, equipment and machinery and technology industries, with no single customer accounting for 4% or more of our total revenue for the fiscal year ended January 31, 2006. During the same period, we generated 65.8%, 30.3% and 3.9% of our total revenue in North America, Europe and the Asia Pacific region, respectively.

Revenue generated from software licenses, maintenance contracts and professional services accounted for 35.4%, 53.2% and 11.4%, respectively, of our total revenue for the fiscal year ended January 31, 2006. Software license revenue is generated by the sale of perpetual software licenses to existing and new customers, and includes both upfront licenses as well as follow-on license purchases as customers expand capacity, add additional applications and users and develop a need for additional products to satisfy a broader set of requirements. Software licenses are generally accompanied by annual maintenance contracts, which are typically priced between 17% and 21% of the software license price. The annual maintenance contracts provide customers the right to obtain available updates, bug fixes and telephone support for our applications. We typically collect maintenance fees at the time the maintenance contract is entered into and recognize ratably such fees over the term of the contract. Professional services revenue is generated through services such as best practices implementations to facilitate the optimal installation and usage of our software, and technical consulting and education services.

We benefit from a high degree of revenue stability for several reasons. First, our revenue is generated predominantly from our existing customer base. For example, for the fiscal year ended January 31, 2006, approximately 86% of our software license revenue resulted from sales to existing customers. Second, under our standard maintenance contracts, we charge additional maintenance fees upon increases in the number of licensed users or the addition of processing power on the customer’s mainframe computer system. Third, our customer base has historically renewed maintenance contracts with us at a high rate. The dollar value from our renewed annual maintenance contracts for the fiscal year ended January 31, 2006 was approximately 90% of the dollar value from such maintenance contracts in the preceding fiscal year. We refer to this percentage in this prospectus as our “maintenance contract renewal rate.” In addition, we have historically been able to increase our mainframe software list prices annually. Our revenue stability is also enhanced by the fact that much of our license revenue comes from contracts of relatively small dollar amounts. For example, approximately 46% of our software license revenue for the fiscal year ended January 31, 2006 was related to licensing contracts of less than $100,000.

Our Products and Services

We develop, market and support an integrated, cross-platform suite of software products for managing and controlling change across both distributed systems and mainframe platforms. A distributed system platform allows applications to share resources over a distributed network using operating systems such as UNIX, Linux and Windows. A mainframe platform uses a centralized system with high processing power to support high-volume applications. Our solutions improve process consistency and enhance the integrity of software our customers create or modify. This helps protect our customers’ valuable application assets and improve software developer productivity, operational efficiency, application availability and customers’ return on IT investments, all of which ultimately reduces the costs of managing their IT environment. Our products serve a variety of market and customer needs and are grouped as follows:

•	ChangeMan: Software change management solution for many platform types and operating systems. Our ChangeMan product family includes a broad array of products that manage change on distributed system and mainframe platforms using operating systems such as z/OS, UNIX, LINUX, Windows and AS/400.

•	TeamTrack: Enterprise process management solution to map, track, and enforce IT requests and related operations processes. Our TeamTrack product allows customers to build and deploy integrated business processes that extend to all participants in a project, including departmental users, customers, suppliers and business partners.

•	RTM: Requirements and traceability management solution for tracking and managing software requirements. RTM is a critical tool in the development of application software that enables multiple users to quickly and easily access and monitor the specifications necessary for a successful project.

•	ProcessView Composer: Defines and models customer application software requirements, including business processes, user interfaces, system connections and application data. Our ProcessView Composer solution provides users and IT professionals a shared, visual way to communicate, collaborate and prototype software application functions prior to coding.

•	Collage: Enterprise-class Web content management solution. Our Collage solution manages change implementation workflow across the content on an organization’s Internet, intranet and extranet sites.

•	StarTool: Application testing, implementation and problem analysis for mainframe systems. Our StarTool solution improves mainframe application availability through file and data management, data comparison, fault analysis, application performance management, input/output optimization and application test debugging.

In connection with the licensing of our software products, we typically enter into annual maintenance contracts that provide customers the right to obtain available updates, bug fixes and telephone support for our applications. In addition, we provide professional services on a global basis to our customers to deploy best practices implementations to facilitate the optimal installation and usage of our software. Our professional services offerings also include technical consulting and education services.

The Merger and the Acquisition Transactions

On November 11, 2005, Spyglass Merger Corp. and Serena Software, Inc. entered into a merger agreement, pursuant to which Spyglass Merger Corp., or Spyglass, merged with and into Serena. This transaction occurred on March 10, 2006 and is referred to in this prospectus as the “merger.” Upon completion of the merger, each share of Serena common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Serena, owned by Spyglass or any direct or indirect wholly owned subsidiary of Spyglass or Serena that was not an employee benefit trust or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) was converted into the right to receive $24.00 in cash, without interest. In addition, in connection with the merger, the Douglas D. Troxel Living Trust, or the Troxel Trust, and the Change Happens Foundation, each of which is an affiliate of Douglas D. Troxel, our founder and one of our directors, exchanged equity interests in Serena, which were valued for purposes of such exchange at approximately $154.1 million, for equity investments in the surviving corporation. The Troxel Trust and the Change Happens Foundation are referred to together in this prospectus as the “Troxel investors.”

As described below and in “The Merger and the Acquisition Transactions,” “Management” and “Related Party Transactions—Agreements Related to the Merger,” our Chief Executive Officer and our Chief Financial Officer each made an equity investment in the surviving corporation in connection with the merger. Other members of our management made equity investments in the surviving corporation through retention of their stock options or the acquisition of common stock. These managers and our Chief Executive Officer and our Chief Financial Officer are referred to collectively in this prospectus as the “management participants.” The aggregate value of the equity participation by the management participants was approximately $16.2 million, on a pre-tax basis, not including $4.5 million, on a pre-tax basis, of equity interests in the surviving corporation related to the roll-over of unvested restricted stock. Investment funds affiliated with or designated by Silver Lake Partners, or Silver Lake, invested $335.5 million in equity securities of Spyglass in connection with the merger. These investment funds are referred to as the “Silver Lake investors.”

The purchase of Serena by the Silver Lake investors and the management participants was financed by borrowings under our senior secured credit agreement, the issuance of the outstanding senior subordinated notes, the equity investment and participation described above and Serena’s cash on hand.

The offering of the outstanding notes, the initial borrowings under our senior secured credit agreement, the equity investment and participation by the Silver Lake investors, the Troxel investors and the management participants, the merger and the other related transactions are collectively referred to in this prospectus as the “acquisition transactions.” For a more complete description of the acquisition transactions, see “The Merger and the Acquisition Transactions,” “Related Party Transactions—Agreements Related to the Merger” and “Description of Certain Other Indebtedness—Senior Secured Credit Agreement.”

Summary of Terms of the Exchange Offer

On March 10, 2006, we completed the private offering of our outstanding 10 3/8% Senior Subordinated Notes due 2016, or the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and we agreed to complete the exchange offer within 360 days after the issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are substantially identical to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act of 1933, and are not subject to the restrictions on transfer applicable to the outstanding notes by virtue of their private offering; and

•	the exchange notes are not entitled to registration rights applicable to the outstanding notes under the registration rights agreement, and are not entitled to additional interest for failure to observe certain obligations in the registration rights agreement.

The exchange offer

We are offering to exchange up to $200,000,000 aggregate principal amount of outstanding notes for up to $200,000,000 aggregate principal amount of exchange notes. Outstanding notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Resale

Based on interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless extended by us. We do not currently intend to extend the expiration of the exchange offer.

Withdrawal

You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for tendering outstanding notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either have the outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special procedures for beneficial owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on holders of outstanding notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement for failure to effect the exchange offer. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except that we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer of such outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not intend to register the outstanding notes under the Securities Act, except as otherwise required by the registration rights agreement.

United States federal income tax consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Tax Consequences of the Exchange Offer.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange agent	The Bank of New York is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Serena Software, Inc.

Notes offered	$200,000,000 aggregate principal amount of 10 3/8% senior subordinated notes due 2016.

Maturity	March 15, 2016.

Interest payment dates	March 15 and September 15, beginning September 15, 2006. Interest will accrue from March 10, 2006, the issue date of the outstanding notes.

Guarantees

Each of our domestic subsidiaries that guarantees the obligations under our senior secured credit agreement will jointly, severally and unconditionally guarantee the notes on an unsecured senior subordinated basis. As of the date of this prospectus, we do not have any domestic subsidiaries and, accordingly, there will be no guarantors on such date. On a pro forma basis after giving effect to the acquisition transactions, our subsidiaries would have accounted for approximately $80.3 million, or 31.4%, of our total revenue for the fiscal year ended January 31, 2006. As of January 31, 2006, on a historical basis, our subsidiaries accounted for approximately $208.4 million, or 31.0%, of our total assets, and approximately $40.0 million, or 10.8%, of our total liabilities.

Ranking	The notes will be our unsecured, senior subordinated obligations and will:

•	be subordinated in right of payment to our existing and future senior debt, including under our senior secured credit agreement;

•	rank equally in right of payment to all of our future senior subordinated debt;

•	be effectively subordinated in right of payment to all of our existing and future secured debt (including under our senior secured credit agreement), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes; and

•	rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

Similarly, the senior subordinated note guarantees will be unsecured senior subordinated obligations of the guarantors and will:

•	be subordinated in right of payment to all of the guarantor’s existing and future senior debt, including such guarantor’s guarantee under our senior secured credit agreement;

•	rank equally in right of payment to all of the guarantor’s future senior subordinated debt;

•	be effectively subordinated in right of payment to all of the guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit agreement), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes; and

•	rank senior in right of payment to all of the guarantor’s future subordinated debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

Optional redemption

Prior to March 15, 2011, we will have the option to redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. Beginning on March 15, 2011, we may redeem some or all of the notes at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued interest on the notes to the date of redemption.

Equity offering optional redemption

At any time before March 15, 2009, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of an equity offering at 110.375% of the principal amount of the notes, plus accrued and unpaid interest, if any, so long as at least 65% of the originally issued aggregate principal amount of the notes remains outstanding after such redemption.

See “Description of Notes—Optional Redemption.”

Change of control

Upon the occurrence of certain change of control events, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments;

•	create certain liens;

•	sell certain assets;

•	incur obligations that restrict the ability of our subsidiaries to make dividend or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates;

•	create or designate unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes” in this prospectus. Most of these covenants will cease to apply to the notes at all times after the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

No public market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes advised us in connection with the private offering that they then intended to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Corporate Information

Serena Software, Inc. was incorporated under the laws of California in 1980 and re-incorporated under the laws of Delaware in 1998. Serena’s principal executive offices are located at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403 and its telephone number is (650) 522-6600. Our website is www.serena.com. The information contained on or accessible through our website does not constitute a part of this prospectus.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we own or have rights to include ChangeMan®, Collage®, Comparex®, PVCS®, Serena®, StarTool®, TeamTrack®, Change Governance™, Composer™ and Dimensions™.

Risk Factors

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the heading “Risk Factors.”

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

Set forth below is summary historical consolidated financial data and summary unaudited pro forma consolidated financial data of our business, as of the dates and for the periods indicated. The historical data as of January 31, 2005 and 2006 and for the three fiscal years ended January 31, 2006, have been derived from Serena’s historical consolidated financial statements included elsewhere in this prospectus. The historical consolidated balance sheet data as of January 31, 2004, has been derived from Serena’s audited consolidated financial statements which have not been included herein. The historical data as of and for the three months ended April 30, 2005 and 2006 have been derived from Serena’s unaudited consolidated financial statements included elsewhere in this prospectus.

The summary unaudited pro forma consolidated statement of operations data, statement of cash flows data and other financial data for the fiscal year ended January 31, 2006 and the three months ended April 30, 2006 have been prepared to give effect to the acquisition transactions as if they had occurred on February 1, 2005. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the acquisition transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Predecessor					Successor
	Year Ended January 31,			Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Pro Forma Year Ended January 31,	Pro Forma Three Months Ended April 30,
	2004	2005	2006	2005	2006	2006	2006	2006
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Software licenses	$45,469	$85,350	$90,554	$22,178	$2,847	$12,401	$90,554	$15,248
Maintenance	51,050	98,558	136,009	32,996	13,989	17,420	136,009	31,409
Professional services	9,037	24,197	29,209	6,135	2,872	5,346	29,209	8,218

Total revenue	105,556	208,105	255,772	61,309	19,708	35,167	255,772	54,875

Cost of revenue:
Software licenses	668	3,149	3,211	603	238	452	3,211	690
Maintenance	6,378	11,420	13,208	3,419	1,375	1,807	13,208	3,212
Professional services	8,730	21,466	26,609	5,846	3,035	4,626	26,609	7,685
Amortization of acquired technology	6,513	14,051	16,921	4,167	1,786	4,882	33,160	8,589
Stock-based compensation(*)	—	44	36	14	—	—	—	—

Total cost of revenue	22,289	50,130	59,985	14,049	6,434	11,767	76,188	20,176

Gross profit	83,267	157,975	195,787	47,260	13,274	23,400	179,584	34,699

Operating expenses:
Sales and marketing	29,158	64,343	73,880	17,778	6,520	10,042	73,880	16,941
Research and development	14,025	31,043	34,534	8,856	3,555	5,110	34,534	8,842
General and administrative	7,342	18,587	17,587	4,630	1,806	3,652	17,587	6,049
Stock-based compensation(*)	—	686	1,741	215	—	—	—	—
Amortization of intangible assets	2,032	9,608	10,516	2,814	1,098	5,172	36,300	9,075
Acquired in-process research and development(1)	—	10,400	—	—	—	4,100	—	—
Restructuring, acquisition and other charges(1)	—	2,351	6,462	—	41,916	106	—	—

Total operating expenses	52,557	137,018	144,720	34,293	54,895	28,182	162,301	40,907

Operating income (loss):	30,710	20,957	51,067	12,967	(41,621)	(4,782)	17,283	(6,208)
Interest income	3,399	3,868	6,203	1,112	856	1,587	4,209	338
Interest expense	(413)	(3,300)	(3,300)	(825)	(355)	(7,365)	(51,125)	(12,706)
Amortization of debt issuance costs	(42)	(1,466)	(1,340)	(335)	(1,931)	(282)	(3,611)	(450)

Income (loss) before income taxes	33,654	20,059	52,630	12,919	(43,051)	(10,842)	(33,244)	(19,206)
Income tax expense (benefit)	12,303	10,573	17,363	4,780	(8,335)	(3,464)	(10,971)	(7,515)

Net income (loss)	$21,351	$9,486	$35,267	$8,139	$(34,716)	$(7,378)	$(22,273)	$(11,511)

(*)	For the Predecessor period from February 1, 2006 through March 9, 2006 and Successor period from March 10, 2006 through April 30, 2006, stock-based compensation expense has been included in the relevant operational expense categories.

(footnotes on following pages)

	Predecessor								Successor	Pro Forma Year Ended January 31,	Pro Forma Three Months Ended April 30,
	Year Ended January 31,						Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,
	2004		2005		2006		2005	2006	2006	2006	2006
	(in thousands, except for ratios)
Statement of Cash Flows Data(2):
Net cash provided by (used in):
Operating activities	$34,438		$63,171		$84,055		$12,581	$6,050	$10,847	$53,957	$16,897
Investing activities	(44,881)		(151,942)		(29,714)		(23,859)	31,974	(827,281)	(610,771)	(34,818)
Financing activities	162,362		(30,634)		(39,740)		(28,587)	1,067	749,886	596,190	(80,996)

Other Financial Data:
EBITDA(3)	$40,845		$48,117		$83,080		$20,870	$(38,164)	$7,663	$89,542	$12,223
Depreciation and amortization	10,135		27,160		32,013		7,674	3,203	10,502	72,259	18,431
Capital expenditures, net(4)	1,199		1,970		3,039		704	221	311	3,039	532
Ratio of earnings to fixed charges(5)	35.0	x	4.2	x	9.5	x	9.4x	—	—	—	—

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$296,495		$150,108		$209,238		$125,133	—	$133,432	—	—
Working capital	278,178		90,877		151,393		70,435	—	30,866	—	—
Total assets	473,661		695,119		671,610		676,860	—	1,446,078	—	—
Total debt	220,000		220,000		220,000		220,000	—	600,000	—	—
Total stockholders’ equity	195,278		297,616		301,008		277,131	—	503,105	—	—

(1)	In connection with Serena’s acquisition of Merant plc, Serena recognized a charge in the first quarter of fiscal year 2005 of $10.4 million for acquired in-process research and development. Also in connection with that acquisition, Serena incurred restructuring, acquisition and other charges. Such charges totaled $2.4 million for fiscal year 2005. These charges included certain employee payroll, severance and other employee related costs associated with transitional activities and travel and other direct costs associated with integrating the two companies. In connection with the acquisition transactions, Serena incurred acquisition-related charges totaling $6.5 million in the second half of fiscal year 2006.
(2)

Pro forma net cash provided by operating activities for the fiscal year ended January 31, 2006 reflects the impact of the pro forma adjustments on net income. Pro forma net cash used in investing activities for such period reflects the purchase price of the acquisition transactions totaling approximately $1,343.8 million, net of equity and cash contributed totaling approximately $508.2 million and $15.7 million, respectively. Pro forma net cash used in investing activities also excluded approximately $18.9 million in net purchases of short and long-term investments since such investments were already assumed to be part of the beginning pro forma cash balance. Pro forma net cash provided by financing activities for such period reflects $600.0 million in new debt incurred in connection with the consummation of the acquisition transactions, comprised of a $400.0 million term loan under our senior secured credit agreement and $200.0 million of notes. Pro forma net cash provided by financing activities also excludes (i) proceeds from the exercise of stock options under Serena’s employee stock option plans totaling $9.3 million, (ii) proceeds from sales of common stock under Serena’s employee stock purchase plan totaling $3.4 million, and (iii) the repurchase of Serena’s common stock under Serena’s stock repurchase plans totaling $48.6 million, since all such plans were assumed not to be in effect on a pro forma basis. Pro forma net cash provided by operating activities for the three months ended April 30, 2006 reflects the impact of the pro forma adjustments on net loss. Pro forma net cash used in investing activities for such period excludes the net purchase price of the acquisition transactions totaling approximately $826.4 million since the acquisition transaction is assumed to have been effective commencing with the year-ago three months ended April 30, 2005. Pro forma net cash used in investing activities also excluded approximately $62.7 million in net sales of short and long-term investments since such investments were already assumed to be part of the beginning pro forma cash balance. Pro forma net cash provided by financing activities for such period excludes equity contributions from Silver Lake investors and management totaling $335.8 million and $600.0 million in new debt incurred in connection with the consummation of the acquisition transactions, comprised of a $400.0 million term loan under our senior secured credit agreement and $200.0 million of senior subordinated notes, since the acquisition transaction is assumed to have been effective commencing with the year-ago three months ended April 30, 2005. Pro forma net cash provided by financing activities also excludes proceeds from the exercise of stock options under Serena’s employee stock options plans totaling $1.1 million since such plans were assumed not to be in effect on a pro forma basis.

(3)	EBITDA, a measure expected to be used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization. EBITDA is not a recognized term under U.S. generally accepted accounting principles, or GAAP, and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of Serena and results that reflect purchase accounting and our new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Predecessor					Successor	Pro Forma Year Ended January 31,	Pro Forma Three Months Ended April 30,
	Year Ended January 31,			Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,
	2004	2005	2006	2005	2006	2006	2006	2006
	(in thousands)
Net income (loss)(a)	$21,351	$9,486	$35,267	$8,139	$(34,716)	$(7,378)	$(22,273)	$(11,511)
Interest (income) expense, net	(2,944)	898	(1,563)	48	1,430	6,060	50,527	12,818
Income tax expense (benefit)	12,303	10,573	17,363	4,780	(8,335)	(3,464)	(10,971)	(7,515)
Depreciation and amortization expense(b)	10,135	27,160	32,013	7,903	3,457	12,445	72,259	18,431

EBITDA	$40,845	$48,117	$83,080	$20,870	$(38,164)	$7,663	$89,542	$12,223

(a)	Pro forma net income for the fiscal year ended January 31, 2006 and the three months ended April 30, 2006 includes the deferred maintenance write down associated with Serena’s acquisition of Merant in the first quarter of fiscal year 2005. This maintenance revenue is added back in calculating Adjusted EBITDA for purposes of the indenture governing the notes and the senior secured credit agreement.
(b)	Depreciation and amortization expense includes depreciation of fixed assets, amortization of leasehold improvements, amortization of acquired technologies and other intangible assets, and amortization of stock-based compensation.

(4)	Capital expenditures represent net cash paid for equipment, software acquired for internal use and other assets.

(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges include: interest expense, whether expensed or capitalized, amortization of debt issuance cost, and the portion of rental expense representative of the interest factor (which we have estimated to be one-third of rental expense). Earnings would not have been sufficient to cover fixed charges by $43.1 million for the Predecessor period from February 1, 2006 through March 9, 2006 and by $10.8 million for the Successor period from March 10, 2006 through April 30, 2006. On a pro forma basis giving effect to the acquisition transactions as of February 1, 2005, earnings would not have been sufficient to cover fixed charges by $33.2 million for the fiscal year ended January 31, 2006 and by $19.0 million for the three months ended April 30, 2006. On a historical basis, the ratio of earnings to fixed charges for the fiscal years ended January 31, 2002 and 2003 was 58.6x and 77.4x, respectively.

RISK FACTORS

Before you invest in the notes, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to participate in the exchange offer. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected.

Risk Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—Summary of Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

As of April 30, 2006, our total indebtedness was $600.0 million, excluding our convertible subordinated notes which have substantially since been converted. We also had an additional $75.0 million available at that date for borrowing under the revolving credit facility of our senior secured credit agreement. See “Capitalization.”

Our high degree of leverage could have important consequences for you, including:

•	making it more difficult for us to make payments on the notes;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flows from operating activities to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit agreement, are at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit agreement and the indenture governing the outstanding notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our pro forma cash interest expense for the fiscal year ended January 31, 2006 and the three months ended April 30, 2006 would have been $51.1 million and $12.7 million, respectively. At April 30, 2006, we had $400.0 million of debt under our senior secured credit agreement, which is based on a floating rate index that is assumed to be equal to 7.5%. A 0.5% increase in this floating rate would increase interest expense on a pro forma basis for the fiscal year ended January 31, 2006 and the three months ended April 30, 2006 by $2.0 million and $0.5 million, respectively.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit agreement and the indenture governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments;

•	make capital expenditures;

•	create certain liens;

•	sell certain assets;

•	enter into agreements that restrict the ability of our subsidiaries to make dividend or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates;

•	prepay, repurchase or redeem the notes offered hereby;

•	create or designate unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

In addition, under our senior secured credit agreement, we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants would result in a default under our senior secured credit agreement. Upon the occurrence of an event of default under our senior secured credit agreement, all amounts outstanding under our senior secured credit agreement could be declared to be (or could automatically become) immediately due and payable and all commitments to extend further credit could be terminated. If we were unable to repay those amounts, the lenders under our senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit agreement. If the repayment of borrowings under our senior secured credit agreement is accelerated, we cannot assure you that we will have sufficient assets to repay our indebtedness under our senior secured credit agreement, as well as our unsecured indebtedness, including the notes.

Risks Related to Our Business

Economic conditions worldwide could adversely affect our revenue growth and ability to plan effectively.

The revenue growth and profitability of our business depends on the overall demand for application software and services. Because our sales are primarily to major corporate customers, our business also depends on general economic and business conditions. In the past, the general weakening of the worldwide economy has caused us to experience a decrease in revenue and revenue growth rates of our software licenses. A softening of demand for computer software caused by a weakening of the economy, domestically or internationally, may result in a decrease in our revenue and revenue growth rates. Our license revenue has fluctuated in recent years and we may not experience any license revenue growth in the future and our license revenue could in fact decline.

Management personnel identify, track and forecast future revenue, backlog and trends in our business. Our sales personnel monitor the status of all proposals, such as the estimated date when a transaction will close and the potential dollar amount of such sale. We aggregate these estimates periodically in order to generate a sales pipeline and then evaluate the pipeline at various times to look for trends in our business. While this pipeline analysis provides visibility to our potential customers and the associated revenue for budgeting and planning purposes, these pipeline estimates may not correlate to revenue in a particular quarter or ever. A slowdown in the economy, domestically and internationally, has caused in the past and may cause in the future customer purchasing decisions to be delayed, reduced in amount or cancelled, all of which have reduced and could reduce the rate of conversion of the pipeline into contracts. A variation in the pipeline or in the conversion of the pipeline into contracts could cause us to plan or budget improperly and thereby could adversely affect our business, operating results and financial condition. In addition, primarily due to a substantial portion of our software licenses revenue contracts closing in the latter part of a quarter, management may not be able to adjust our cost structure in response to a variation in the conversion of the pipeline into contracts in a timely manner, and thereby adversely affect our business, operating results and financial condition.

If our target markets do not evolve as we anticipate, our business will be adversely affected.

If we fail to properly assess and address our target markets or if our products and services fail to achieve market acceptance for any reason, our business, operating results and financial condition would be materially adversely affected. Our target markets are in an early stage of development. IT organizations have traditionally addressed software configuration management, or SCM, needs internally and have only recently become aware of the benefits of third-party SCM solutions as their SCM requirements have become more complex. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. Our future financial performance will depend in large part on the continued growth in the number of businesses adopting third-party SCM products and the expansion of their use on a company-wide basis. The SCM market for third-party products may grow more slowly than we anticipate. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

Our future revenue is substantially dependent upon our installed customers renewing maintenance agreements for our products and licensing or upgrading additional Serena products; our future professional service and maintenance revenue is dependent on future sales of our software products.

We depend on our installed customer base for future revenue from maintenance renewal fees and licenses or upgrades of additional products. If our customers do not purchase additional products, do not upgrade existing products or cancel or fail to renew their maintenance agreements, this could materially adversely affect our business, operating results and financial condition. The terms of our standard license arrangements provide for a one-time license fee and a prepayment of one year of software maintenance and support fees. The maintenance agreements are renewable annually at the option of the customer and there are no minimum payment obligations or obligations to license additional software. Therefore, our current customers may not necessarily generate significant maintenance revenue in future periods. In addition, our customers may not necessarily purchase additional products, upgrades or professional services. Our professional service and maintenance revenue are also dependent upon the continued use of these services by our installed customer base. Any downturn in our software license sales would have a negative impact on the growth of our professional service revenue and maintenance revenue in future periods.

If the market for IBM and IBM-compatible mainframes decreases, it could adversely affect our business.

Our mainframe revenue is dependent upon the continued use and acceptance of IBM Corporation, or IBM, and IBM-compatible mainframes and the growth of this market. If the role of the mainframe does not increase as we anticipate, or if it in any way decreases, this may materially adversely affect our business, operating results and financial condition. Additionally, if there is a wide acceptance of other platforms or if new platforms emerge that provide enhanced enterprise server capabilities, our business, operating results and financial condition may be materially adversely affected. We expect that, for the foreseeable future, a significant portion of our software license revenue will continue to come from the sales of our mainframe products. As a result, future sales of our existing products and associated maintenance revenue and professional service revenue will depend on continued use of mainframes.

Any delays in our normally lengthy sales cycles could result in significant fluctuations in our operating results.

Our sales cycle typically takes three to eighteen months to complete and varies from product to product. Any delay in the sales cycle of a large license or a number of smaller licenses could result in significant fluctuations in our operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size and complexity of a potential transaction and the level of competition that we encounter in our selling activities. We have experienced an overall lengthening of sales cycles as customers have more rigorously scrutinized potential IT purchases. Additionally, the emerging market for our products and services contributes to the lengthy sales process in that during the sales cycle we often have to educate potential customers on the use and the benefits of our products. In certain circumstances, we license our software to customers on a trial basis to assist customers in their evaluation of our products. Our sales cycle can also be further extended for product sales made through third party distributors.

Our license revenue from products for distributed systems may fluctuate.

We introduced our ChangeMan DS product in fiscal year 2000 and our ChangeMan ZDD product in the first quarter of fiscal year 2003. We acquired the TeamTrack product in fiscal year 2004, and the Merant product line and the RTM product in fiscal year 2005. In the first quarter of fiscal year 2006, we acquired business application planning technology in an asset purchase. While license revenue from these and our other distributed systems products was 67% of total license revenue in the fiscal year ended January 31, 2006, license revenue from our distributed products may fluctuate materially and could in fact decline. We are currently developing new products and enhancing our product suite to support additional distributed systems products. If we do not successfully develop, market, sell and support our distributed systems products, this would materially adversely affect our business, operating results and financial condition. Prior to our acquisition of Merant in the first quarter of fiscal year 2005, the majority of our products had been designed for the mainframe platform, and the majority of our software license, maintenance and professional services revenue had been attributable to licenses for these mainframe products. Additionally, our distributed system products may be adversely impacted by pricing pressures resulting from increased competition. Our competitors may have substantially greater experience providing distributed systems compatible software products than we do, and many also may have significantly greater financial and organizational resources.

Seasonal trends in sales of our software products may affect our operating results.

We have experienced and expect to continue to experience seasonality in sales of our software products. These seasonal trends materially affect our operating results. Revenue and operating results in our quarter ending

January 31 are typically higher relative to other quarters, because many customers make purchase decisions based on their calendar year-end budgeting requirements. In addition, our January quarter tends to reflect the effect of the incentive compensation structure for our sales organization, which is based on satisfaction of fiscal year-end quotas. As a result, we have historically experienced a substantial decline in revenue in the first quarter of each fiscal year relative to the preceding quarter.

We expect that our operating expenses will increase in the future and these increased expenses may adversely affect our future operating results and financial condition.

Although Serena has been profitable in recent years, we may not remain profitable in the future. We anticipate that our expenses will increase in the foreseeable future as we:

•	incur restructuring and other expenses in connection with the merger;

•	increase our sales and marketing activities, including expanding our United States and international direct sales forces and extending our telesales efforts;

•	develop our technology, including our distributed systems products;

•	invest in penetrating the federal government marketplace;

•	expand our distribution channels, including in the Asia Pacific region;

•	expand our professional services organization; and

•	pursue strategic relationships and acquisitions.

With these additional expenses, in order to maintain our current levels of profitability, we will be required to increase our revenue correspondingly. Our efforts to expand our software product suites, sales and marketing activities, direct and indirect distribution channels and professional service offerings and to pursue strategic relationships or acquisitions may not succeed or may prove more expensive than we currently anticipate. Any failure to increase our revenue as we implement our product, service and distribution strategies would materially adversely affect our business, operating results and financial condition.

Our industry changes rapidly due to evolving technology standards and our future success will depend on our ability to continue to meet the sophisticated needs of our customers.

Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database and networking platforms particularly for our distributed systems products. We must develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, operating results and financial condition.

We are subject to intense competition in our target markets and we expect to face increased competition in the future, including competition in the distributed systems market.

We may not be able to compete successfully against current or future competitors and such inability would materially adversely affect our business, operating results and financial condition. The market for our products is highly competitive and diverse. Moreover, the technology for products in our target markets may change rapidly. New products are frequently introduced, and existing products are continually enhanced. Competition may also result in changes in pricing policies by Serena or our competitors, which could materially adversely affect our business, operating results and financial condition. Competitors vary in size and in the scope and breadth of the products and services that they offer. Many of our current and potential competitors have greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products than we can.

Mainframe Competition. We currently face competition from a number of sources, including:

•	customers’ internal IT departments;

•	providers of products that compete directly with ChangeMan ZMF and Comparex, such as Computer Associates, IBM and smaller private companies; and

•	providers of application development programmer productivity and system management products, such as Compuware, IBM and smaller private companies.

Competition in the Distributed Systems Market. We also face significant competition as we develop, market and sell our distributed systems products, including ChangeMan DS, TeamTrack, Dimensions and Version Manager products. If we are unable to successfully penetrate the distributed systems market, our business, operating results and financial condition will be materially adversely affected. Penetrating the existing distributed systems market will be difficult. Competitors in the distributed systems market include IBM, Computer Associates, Microsoft, Telelogic and other smaller private companies.

Future Competition. We may face competition in the future from established companies who have not previously entered the mainframe or distributed systems market, or from emerging software companies. Increased competition may materially adversely affect our business, operating results and financial condition due to price reductions, reduced gross margins and reduction in market share. Established companies may not only develop their own mainframe or distributed systems solutions, but they may also acquire or establish cooperative relationships with our current competitors, including cooperative relationships between large, established companies and smaller private companies. Because larger companies have significant financial and organizational resources available, they may be able to quickly penetrate the mainframe or distributed systems market through acquisitions or strategic relationships and may be able to leverage the technology and expertise of smaller companies and develop successful SCM products for the mainframe. We expect that the software industry, in general, and providers of SCM solutions, in particular, will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Bundling or Compatibility Risks. Our ability to sell our products also depends, in part, on the compatibility of our products with other third party products, particularly those provided by IBM. Developers of these third party products may change their products so that they will no longer be compatible with our products. These third party developers may also decide to bundle their products with other SCM products for promotional purposes. If that were to happen, our business, operating results and financial condition may be materially adversely affected as we may be priced out of the market or no longer be able to offer commercially viable products.

We may experience delays in developing our products which could adversely affect our business.

If we are unable, for technological or other reasons, to develop and introduce new and improved products in a timely manner, this could materially adversely affect our business, operating results and financial condition. We have experienced product development delays in new version and update releases in the past and may experience similar or more significant product delays in the future. To date, none of these delays has materially affected our business. Difficulties in product development could delay or prevent the successful introduction or marketing of new or improved products or the delivery of new versions of our products to our customers. Any delay in releasing our new distributed systems products, for whatever reason, could have a material adverse effect on our business, operating results and financial condition.

Acquisitions may be difficult to integrate, disrupt our business or divert the attention of our management.

Historically, we have expanded our product offerings by acquiring other companies and by acquiring specific products from third parties. We may acquire or make investments in other companies and technologies. In the event of any acquisitions or investments, we could:

•	incur debt;

•	assume liabilities;

•	incur charges for the impairment of the value of investments or acquired assets; or

•	incur amortization expense related to intangible assets.

If we fail to achieve the financial and strategic benefits of past and future acquisitions or investments, our operating results will suffer. Acquisitions and investments involve numerous other risks, including:

•	difficulties integrating the acquired operations, technologies or products with ours;

•	failure to achieve targeted synergies;

•	unanticipated costs and liabilities;

•	diversion of management’s attention from our core business;

•	adverse effects on our existing business relationships with suppliers and customers or those of the acquired organization;

•	difficulties entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of the acquired organizations.

We intend to expand our international operations and may encounter a number of problems in doing so; there are also a number of factors associated with international operations that could adversely affect our business.

Expansion of International Operations. We have sales subsidiaries in the United Kingdom, Germany, Sweden, France, Belgium, Spain, the Netherlands, Australia and Singapore. If we are unable to expand our international operations successfully and in a timely manner, or if these operations experience declining revenue growth, this could materially adversely affect our business, operating results and financial condition. We have limited experience in marketing, selling and supporting our products internationally. Additionally, we do not have significant experience in developing foreign language versions of our products. Such development may be more difficult or take longer than we anticipate. We may not be able to successfully market, sell, deliver and support our products internationally.

Risks of International Operations. International sales increased to 34.2% of our total revenue for the fiscal year ended January 31, 2006, as compared to 30.6% for the fiscal year ended January 31, 2005. Our international revenue is attributable principally to our European operations; however, we plan to increase our investment in sales and marketing in the Asia Pacific region. Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could materially adversely affect our business, operating results and financial condition, including the following:

•	difficulties in staffing and managing international operations;

•	problems in collecting accounts receivable;

•	longer payment cycles;

•	fluctuations in currency exchange rates;

•	inability to control or predict the levels of revenue produced by our international distributors;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights and less favorable contract interpretation rules in some countries;

•	political and economic instability;

•	recessionary environments in foreign economies; or

•	increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

Fluctuations in the value of foreign currencies could result in currency transaction losses.

A majority of our international business is conducted in foreign currencies, principally the British pound and the euro. Fluctuations in the value of foreign currencies relative to the U.S. dollar will continue to cause currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future operating results. We may experience currency losses in the future. To date, we have not adopted a hedging program to protect Serena from risks associated with foreign currency fluctuations. However, under our senior secured credit agreement that we entered into in connection with the merger, we are required, within 90 days after the closing date, to fix the interest rate of at least 50% of the aggregate principal amount of indebtedness under our term loan through swaps, caps, collars, future or option contracts or similar agreements. We must maintain this interest rate protection for a minimum of two years.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in future cash flows and slower growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, resulting in an impact on our results of operations.

Third parties in the future could assert that our products infringe their intellectual property rights, which could adversely affect our business.

Third parties may claim that our current or future products infringe their proprietary rights. Any claims of this type could affect our relationships with existing customers and may prevent future customers from licensing our products. Because we are dependent upon a limited number of products, any such claims, with or without merit, could be time consuming to defend, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps. As a result of these factors, infringement claims could materially adversely affect our business.

Errors in our products or the failure of our products to conform to specifications could result in our customers demanding refunds from us or asserting claims for damages against us.

Because our software products are complex, they often contain errors or “bugs” that can be detected at any point in a product’s life cycle. While we continually test our products for errors and work with customers through our customer support services to identify and correct bugs in our software, we expect that errors in our products will continue to be found in the future. Although many of these errors may prove to be immaterial, certain of these errors could be significant. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. These problems could materially adversely affect our business, operating results and financial condition. In the past we have discovered errors in certain of our products and have experienced delays in the shipment of our products during the period required to correct these errors. These delays have principally related to new version and product update releases. To date, none of these delays have materially affected our business. However, product errors or delays in the future, including any product errors or delays associated with the introduction of our distributed systems products, could be material. In addition, in certain cases we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to such specifications, customers could demand a refund for the software license fee paid to us or assert claims for damages.

Product liability claims asserted against us in the future could adversely affect our business.

We may be subject to claims for damages related to product errors in the future. A material product liability claim could materially adversely affect our business. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Serena’s standard software licenses provide that if our products fail to perform, we will correct or replace such products. If these corrective measures fail, we may be required to refund the license fee for such non-performing product. Our standard license agreement limits our liability for non-performing products to the amount of license fee paid, if the license has been in effect for less than one year, or to the amount of the licensee’s current annual maintenance fee, if the license is more than one year old. Our standard license also provides that Serena shall not be liable for indirect or consequential damages caused by the failure of our products. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions as unenforceable. Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of such claims.

Changes in accounting regulations and related interpretations and policies regarding revenue recognition could cause us to defer recognition of revenue or recognize lower revenue and profits.

Although we use standardized license agreements designed to meet current revenue recognition criteria under generally accepted accounting principles, we must often negotiate and revise terms and conditions of these standardized agreements, particularly in multi-product or multi-year transactions. As our transactions increase in complexity with the sale of larger, multi-product, multi-year licenses, negotiation of mutually acceptable terms and conditions can extend the sales cycle and, in certain situations, may require us to defer recognition of revenue on such licenses. We believe that we are in compliance with Statement of Position 97-2, “Software Revenue Recognition” as amended, however these future, more complex, multi-product, multi-year license transactions may require additional accounting analysis to account for them accurately, could lead to unanticipated changes in our current revenue accounting practices and may contain terms affecting the timing of revenue recognition.

If we do not adequately manage and evolve our financial reporting and managerial systems and processes, our ability to manage and grow our business may be harmed.

Our ability to successfully implement our business plan and comply with regulations, including the Sarbanes-Oxley Act, requires an effective planning and management process. We expect that we will need to continue to improve existing, and implement new, operational and financial systems, procedures and controls to manage our business effectively in the future. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures and controls, could harm our ability to accurately forecast sales demand, manage our supply chain and record and report financial and management information on a timely and accurate basis.

We have incurred significant expenses in complying with the Sarbanes-Oxley Act, and we may be unable to assess favorably the effectiveness of our internal control over financial reporting.

Under the Sarbanes-Oxley Act, we have been, and expect in the future to be, required to assess the effectiveness of our internal controls over financial reporting and assert that such internal controls are effective. Our independent registered public accounting firm must evaluate management’s assessment concerning the effectiveness of our internal controls over financial reporting and render an opinion on our assessment and the effectiveness of our internal controls over financial reporting. The Sarbanes-Oxley Act has resulted in and is likely to continue to result in increased expenses, and has required and is likely to continue to require significant efforts by management and other employees. Although we believe that our efforts will enable us to remain compliant under the Sarbanes-Oxley Act, we can give no assurance that in the future such efforts will be successful. Our business is complex and involves significant judgments and estimates as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” If certain judgments and estimates are determined incorrectly, we may be unable to assert that our internal controls over financial reporting are effective, or our independent auditors may not be able to render the required attestation concerning our assessment and the effectiveness of our internal controls over financial reporting, which could adversely affect investor confidence in us.

Our executive officers and certain key personnel are critical to our business and such officers and key personnel may not remain with us in the future.

Our success will depend to a significant extent on the continued service of our senior executives and certain other key employees, including certain sales, consulting, technical and marketing personnel. If we lost the services of one or more of our executives or key employees, including if one or more of our executives or key employees decided to join a competitor or otherwise compete directly or indirectly with Serena, this could materially adversely affect our business. In particular, we have historically relied on the experience and dedication of our product authors. Other than Mark Woodward, our Chief Executive Officer, and Robert Pender, our Chief Financial Officer, none of our senior and key employees, including key product authors, is party to an employment agreement with us. In addition, we do not maintain key man life insurance on our employees and have no plans to do so.

The interests of our controlling stockholder may differ from the interests of the holders of the notes.

Silver Lake and its affiliates own, in the aggregate, approximately 56.5% of our common stock, on a fully diluted basis, and beneficially own the only authorized share of our series A preferred stock. In addition, Silver Lake and its affiliates, by virtue of their ownership of our common stock and their voting rights under a stockholders agreement, control the vote, in connection with substantially all matters subject to stockholder approval, of approximately 97.9% of our outstanding common stock. See “Related Party Transactions—Agreements Related to the Merger.” As a result of this ownership and the terms of a stockholders agreement, Silver Lake is entitled to elect directors with majority voting power in our Board of Directors, to appoint new management and to approve actions requiring the approval of the holders of our outstanding voting shares as a single class, including adopting most amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Silver Lake, through its control of us, will also control all of our subsidiary guarantors, if any.

The interests of Silver Lake and its affiliates may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Silver Lake and its affiliates, as equity holders, might conflict with your interests as a note holder. Silver Lake and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though such transactions might involve risks to you as a note holder, including the incurrence of additional indebtedness. Additionally, the indenture governing the notes permits us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and Silver Lake may have an interest in our doing so. We are party to a management advisory agreement with Silver Lake that provides for us to pay advisory and other fees to Silver Lake. See “Related Party Transactions—Silver Lake Management Agreement.”

Silver Lake and its affiliates are in the business of making investments in companies and may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. You should consider that the interests of Silver Lake and its affiliates may differ from yours in material respects. See “Security Ownership,” “Related Party Transactions,” “Description of Certain Other Indebtedness” and “Description of Notes.”

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit agreement and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your right to receive payments on the notes is junior to the rights of the lenders under our senior secured credit agreement and all of our other senior indebtedness and any of our future senior indebtedness.

The notes and the guarantees (if any) are general unsecured obligations that are junior in right of payment to all of our and such guarantors’ existing and future senior indebtedness. As of April 30, 2006, we had $400.0 million of senior indebtedness. An additional $75.0 million is available to be drawn under our revolving credit facility. The indenture governing the outstanding notes will permit us and the guarantors to incur substantial additional senior indebtedness in the future.

We may not pay principal, premium, if any, interest or other amounts on account of the notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit agreement, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to our senior indebtedness, we may not be permitted to pay any amount on account of the notes for a designated period of time.

Because of the subordination provisions in the notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the notes until we have made all payments in cash on our senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes, including payments of principal or interest when due.

Claims of noteholders are structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries and some of our U.S. subsidiaries because they do not guarantee the notes.

The notes are not guaranteed by any of our non-U.S. subsidiaries, our less than wholly-owned U.S. subsidiaries, our receivables subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the notes are structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of the date of this prospectus, we do not have any domestic subsidiaries and, accordingly, there are no guarantors on that date.

On a pro forma basis after giving effect to the acquisition transactions, our subsidiaries would have accounted for approximately $80.3 million, or 31.4%, of our total revenue for the fiscal year ended January 31, 2006. As of January 31, 2006, on a historical basis, our subsidiaries accounted for approximately $208.4 million, or 31.0%, of our total assets, and approximately $40.0 million, or 10.8%, of our total liabilities.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes and the obligations of the guarantors, if any, under their guarantees of the notes are unsecured, but our obligations under our senior secured credit agreement and the obligations of each guarantor (if any) under its guarantee of the obligations under the senior secured credit agreement are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of our wholly-owned U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit agreement, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Certain Other Indebtedness.”

As of April 30, we had $400.0 million of senior secured indebtedness, all of which is indebtedness under our senior secured credit agreement and which did not include availability of $75.0 million under the revolving credit facility thereunder. The indenture governing the notes permits us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit agreement and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit agreement and the indenture governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit agreement could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit agreement to avoid being in default. If we breach our covenants under our senior secured credit agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit agreement from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit agreement. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross-default under the senior secured credit agreement. The senior secured credit agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under the senior secured credit agreement have the discretion to release the guarantors under the senior secured credit agreement in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the senior secured credit agreement remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under the senior secured credit agreement, if the related guarantor is no longer a guarantor of obligations under the senior secured credit agreement or any other indebtedness. See “Description of Notes.” The lenders under the senior secured credit agreement have the discretion to release the guarantees under the senior secured credit agreement in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of holders of the notes.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. The outstanding notes were offered and sold in March 2006 in the United States to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, and are eligible for trading in the PORTAL Market.

We do not intend to apply for a listing of the notes on any securities exchange or on any automated dealer quotation system. There is currently no established market for the notes and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes advised us in connection with the private offering that they then intended to make a market with respect to the notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995 regarding, among other things, our plans, strategies and prospects, both business and financial. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expect,” “should,” “anticipate,” “intend” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our ability to service our substantial indebtedness;

•	economic and business conditions worldwide and in the United States;

•	the evolution of our target markets;

•	our installed customers renewing maintenance agreements for our products and licensing or upgrading additional Serena products, and future sales of our software products;

•	a decrease in the market for IBM and IBM-compatible mainframes;

•	delays in our sales cycles;

•	fluctuations in our license revenue from products for distributed systems;

•	seasonal trends in sales of our software products which may affect our operating results;

•	increased operating expenses;

•	changes in our industry due to evolving technology standards and our ability to continue to meet the sophisticated needs of our customers;

•	competition in our target markets, including competition in the distributed systems market;

•	delays in developing our products;

•	difficulties related to the integration of new acquisitions;

•	difficulties relating to the expansion of our international operations;

•	fluctuations in the value of foreign currencies and currency transaction losses;

•	future impairment losses related to intangible assets from acquisitions;

•	intellectual property infringement claims;

•	errors in our products or the failure of our products to conform to specifications and demands for refunds from us or claims for damages against us;

•	product liability claims asserted against us;

•	changes in accounting regulations and related interpretations and policies regarding revenue recognition;

•	our ability to adequately manage and evolve our financial reporting and managerial systems and processes;

•	our ability to assess favorably the effectiveness of our internal control over financial reporting, or our independent auditors’ ability to provide an unqualified attestation report on our assessment in the future;

•	the loss of our executive officers and certain key personnel; and

•	various other factors beyond our control.

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.

THE MERGER AND THE ACQUISITION TRANSACTIONS

On November 11, 2005, Spyglass Merger Corp. and Serena Software, Inc. entered into an Agreement and Plan of Merger, or the “merger agreement,” pursuant to which Spyglass Merger Corp., or Spyglass, merged with and into Serena, with Serena continuing as the surviving corporation. This transaction occurred on March 10, 2006 and is referred to in this prospectus as the “merger.”

Effect of the Merger on Serena Common Stock. At the effective time of the merger, each share of Serena common stock issued and outstanding immediately prior to the merger (other than shares held in the treasury of Serena, owned by Spyglass or any direct or indirect wholly owned subsidiary of Spyglass or Serena that was not an employee benefit trust or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) was cancelled and converted into the right to receive $24.00 in cash, without interest.

Silver Lake and Troxel Investors Contributions. In connection with the merger, the Troxel investors exchanged shares of Serena common stock, which were valued for such purposes at $154.1 million, in exchange for shares of common stock of the surviving corporation, and the Silver Lake investors made an aggregate cash contribution of $335.5 million to Spyglass, in exchange for shares of common stock of the surviving corporation and one share of the surviving corporation’s series A preferred stock.

Treatment of Serena Stock Options. As described in the merger agreement, immediately prior to the effective time of the merger, all outstanding options to acquire Serena common stock became fully vested and immediately exercisable unless otherwise agreed between the holder of any such options and Spyglass. All options (other than certain options held by the management participants) were automatically cancelled immediately prior to the effective time of the merger (to the extent permissible under Serena’s stock plans) and were converted into a right to receive an amount in cash (without interest), less applicable withholding taxes, equal to the product of (1) the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by (2) the excess of $24.00 over the exercise price per share of our common stock subject to such option. To the extent the applicable Serena stock plan did not permit Serena to cancel outstanding options in connection with the merger without the consent of the option holder, Serena made an offer to such option holders (other than management participants) to cancel all of their options in exchange for the payment of the option consideration. In the case of options held by the management participants, the management participants were permitted (i) to “roll over” those options with an exercise price of less than $24.00 per share into new post-merger options to purchase Serena shares, subject to equitable adjustments to the exercise price and the number of shares subject to the options (the terms of these “roll over” options are described in greater detail under “Management”), (ii) to effect a “cashless exercise” of those options with an exercise price less than $24.00 per share in connection with the merger, or (iii) to cancel the options for the opportunity to receive future awards of options to purchase Serena shares. In the event that any of the options to acquire Serena common stock were not subject to the “roll over,” or otherwise exercised or cancelled prior to the merger, then such outstanding options remained outstanding and were subject to adjustment upon completion of the merger pursuant to the terms set forth in the applicable Serena stock plans.

Effect on Serena Convertible Subordinated Notes. Pursuant to the indenture governing Serena’s convertible subordinated notes, any of such notes covered by the indenture that were not converted to Serena’s common stock prior to the effective time of the merger became convertible into cash, following the merger, in an amount of $24.00 for each share of Serena common stock into which the notes were convertible prior to the merger. None of the convertible subordinated notes were converted by the effective time of the merger. The approximately $65.4 million, excluding conversion premiums totaling $5.4 million, of convertible subordinated notes that remained outstanding on April 30, 2006 have substantially since converted with all accrued interest being forfeited.

Management Investment. As described in greater detail in “Management” and “Related Party Transactions—Agreements Related to the Merger—Management Agreements,” Mark Woodward, our President

and Chief Executive Officer, and Robert Pender, our Chief Financial Officer, and other members of our management, made an equity investment in the surviving corporation in connection with the merger. Together, Messrs. Woodward and Pender and these members of our management are referred to in this prospectus as the “management participants.” The aggregate value of the equity participation by the management participants was $16.2 million, on a pre-tax basis, not including $4.5 million, on a pre-tax basis, of equity interests in the surviving corporation related to the roll-over of unvested restricted stock.

Debt Financing. In connection with the merger, we (1) entered into a senior secured credit agreement, which provides for senior secured borrowings consisting of a $400.0 million term loan and a $75.0 million revolving credit facility and (2) issued $200.0 million aggregate principal amount of the outstanding notes. See “Description of Certain Other Indebtedness.”

The offering of the outstanding notes, the initial borrowings under our senior secured credit agreement, the equity investments and participation by the Silver Lake investors, the Troxel investors and the management participants, the merger and the other related transactions are collectively referred to in this prospectus as the “acquisition transactions.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are substantially identical to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of April 30, 2006. The information in this table should be read in conjunction with “The Merger and the Acquisition Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

As of April 30, 2006
(in millions)
Cash and cash equivalents and short-term investments	$133.4

Debt:
Senior secured credit agreement(1):
Revolving credit facility	$—
Term loan	400.0
Senior subordinated notes	200.0
Convertible subordinated notes(2)	70.8

Total debt	670.8
Stockholders’ equity(3)	503.1

Total capitalization	$1,173.9

(1)	In connection with the acquisition transactions, we entered into a senior secured credit agreement, which will provide for borrowings consisting of a six-year, $75.0 million revolving credit facility and a seven-year, $400.0 million term loan. As of April 30, 2006, we had not borrowed amounts under the revolving credit facility.
(2)	The Serena convertible subordinated notes became convertible into cash, following the merger, in an amount of $24.00 for each share of Serena common stock into which the convertible subordinated notes were convertible prior to the merger. The approximately $65.4 million, excluding conversion premiums totalling $5.4 million, of convertible subordinated notes that remained outstanding on April 30, 2006 have substantially since converted with all accrued interest being forfeited.
(3)	Serena has outstanding one share of Series A preferred stock, which is held by an affiliate of Silver Lake and is the only authorized share of Series A preferred stock. This share of Series A preferred stock carries preferential rights regarding election of directors and is not entitled to receive or participate in any dividends. Serena is required to redeem this share of Series A preferred stock for $1.00 upon the occurrence of specified events. See “Related Party Transactions—Agreements Related to the Merger—Contribution and Voting Agreement.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of operations have been developed by applying pro forma adjustments to the historical consolidated statements of operations of Serena Software, Inc. appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition transactions as if they had occurred on February 1, 2005. For purposes of these unaudited pro forma condensed consolidated statements of operations, we have assumed that 100% of Serena’s convertible subordinated notes totaling $220.0 million have converted into shares of Serena common stock or into $24.00 per share, as applicable, immediately prior to consummation of the acquisition transactions, and that all accrued and unpaid interest thereon would be forfeited and not paid and would therefore be reflected in beginning stockholders’ equity on a pro forma basis. Because conversion is assumed to be immediately prior to the consummation of the merger, no interest charges associated with these convertible subordinated notes are reflected in any pro forma statement of operations. As of April 30, 2006, all but $65.4 million, excluding conversion premiums totalling $5.4 million, of the convertible subordinated notes were converted and since such date, all but $8,000 of these convertible subordinated notes have been converted. The other assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the respective transactions actually occurred on February 1, 2005 and they do not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the information contained in “The Merger and the Acquisition Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statements of operations.

The merger has been accounted for as an acquisition, using the purchase method of accounting, from the date of completion, March 10, 2006. As a result, the financial statements for pre-merger Serena, as Predecessor, for periods ending on or before March 10, 2006, generally will not be comparable to the financial statements for post-merger Serena, as Successor, for periods ending on or after that date. Under purchase accounting, Serena’s tangible assets and liabilities and intangible assets have been recorded at fair value, which has resulted in a new carrying basis for those assets and liabilities. Serena also has a new capital structure as a result of the merger and the acquisition transactions, which reflects changes in stockholders’ equity as well as the issuance of debt totaling $600.0 million and the conversion of $154.6 million of convertible subordinated notes.

As of the date of this prospectus, we have completed the valuation studies necessary to determine the fair values of the assets we acquired and liabilities we assumed and the related preliminary allocation of purchase price. An appraisal was performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. For purposes of these pro forma condensed consolidated statements of operations, fair values and useful lives have been determined based on that appraisal.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 30, 2006

	Historical Serena(*)	Adjustments for Acquisition Transactions			Pro Forma Serena
	(in thousands)
Revenue:
Software license	$15,248	$			$15,248
Maintenance	31,409				31,409
Professional services	8,218				8,218

Total revenue	54,875				54,875

Cost of revenue:
Software licenses	690				690
Maintenance	3,182		30	(c)	3,212
Professional services	7,661		24	(c)	7,685
Amortization of acquired technology	6,668		1,921	(a)	8,589

Total cost of revenue	18,201				20,176

Gross profit	36,674				34,699

Operating expenses:
Sales and marketing	16,562		379	(c)	16,941
Research and development	8,665		177	(c)	8,842
General and administrative	5,458		591	(c)	6,049
Amortization of intangible assets	6,270		2,805	(a)	9,075
Acquired in-process research and development	4,100		(4,100	)(c)	—
Restructuring, acquisition and other charges	42,022		(42,022	)(c)	—

Total operating expenses	83,077				40,907

Operating loss	(46,403)				(6,208)
Interest income	2,443		(2,105	)(b)	338
Interest expense	(7,720)		(4,986	)(b)	(12,706)
Amortization of debt issuance costs	(2,213)		1,763	(b)	(450)

Loss before income taxes	(53,893)				(19,026)
Income tax expenses (benefit)	(11,799)		4,284	(d)	(7,515)

Net loss	$(42,094)		$30,583	(e)	$(11,511)

(*)	Historical Serena is derived from the unaudited condensed statements of operations appearing elsewhere in this prospectus and is the result of aggregating the Predecessor period from February 1, 2006 through March 9, 2006 and the Successor period from March 10, 2006 through April 30, 2006, without further adjustment. Historical Serena is not in accordance with, or an alternative for, generally accepted accounting principles, and is provided solely for the purpose of developing the pro-forma Serena condensed consolidated statement of operations for the three months ended April 30, 2006.

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

(a)	Represents change in amortization had the merger been effective February 1, 2005 and accordingly been in place for the entire three months ended April 30, 2006, and also based upon fair values and useful lives of software products and customer base.

These unaudited pro forma condensed consolidated statements of operations reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. An appraisal was performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. For purposes of these pro forma condensed consolidated statements of operations, fair values and useful lives have been determined based on that appraisal.

(b)	Reflects pro forma interest expense, debt issuance cost amortization and interest income resulting from our new capital structure (using an estimated interest rate at closing of 7.5% for the term loan and an interest rate of 10.375% for the senior subordinated notes) had the new capital structure been in place for the entire three months ended April 30, 2006. Pro forma amounts would have been as follows:

Three Months Ended April 30, 2006
(in thousands)
Revolving credit facility(1)	$—
Term loan(2)	7,425
Senior subordinated notes(3)	5,187
Bank commitment fees(4)	94

Total pro forma cash interest expense	12,706
Less historical interest expense	7,720

Net adjustment to interest expense	$4,986

Amortization of pro forma capitalized debt issuance costs(5)	$450
Less historical capitalized debt amortization (5)	2,213

Net adjustment to capitalized debt amortization	$(1,763)

Reduction of interest income due to use of cash to fund purchase price(6)	$2,105

(1)	The $75.0 million revolving credit facility carries an interest rate of three-month LIBOR plus 2.50%. We had not borrowed amounts under the revolving credit facility upon closing of the acquisition transactions or as of April 30, 2006.
(2)	Reflects interest on the $400.0 million term loan, net of minimum principal paydown requirements, which is calculated at a rate of three-month LIBOR plus 2.25%, which was estimated as 7.5% on the effective date of the merger. Annual payments due on the outstanding principal are 1.0% of the original balance payable in equal quarterly installments.
(3)	Reflects interest on the $200.0 million of outstanding senior subordinated notes, at an interest rate of 10.375%.
(4)	Represents annual commitment fee of 0.5% on the $75.0 million undrawn balance of the revolving credit facility.
(5)	Represents debt issuance costs totaling $0.5 million associated with the senior secured credit agreement and the senior subordinated notes, amortized over seven years for the senior secured credit agreement and over ten years for the senior subordinated notes using the straight line method. Historical capitalized debt amortization includes debt issuance costs totaling $1.8 million associated with the unused bridge loan commitment that was amortized immediately upon consummation of the merger.
(6)	Represents reduced interest income, assuming a 2% interest rate, after the use of $15.7 million of cash to fund the purchase price.

Interest rate sensitivity

A 0.50% change in the interest rate on the term loan would change cash interest expense for the three months ended April 30, 2006 by $0.5 million.

(c)	Represents stock-based compensation expense under SFAS 123R had stock options and unvested restricted stock associated with the acquisition transactions been outstanding for the entire three months ended April 30, 2006, net of the elimination of historical stock-based compensation. Also represents the elimination of acquired in-process research and development totaling $4.1 million and transaction-related costs totaling $42.0 million in connection with the acquisition transactions.
(d)	Represents the tax effect of the pro forma adjustments, calculated at an effective rate of 39%.
(e)	Net income does not include the effects of the following non-recurring items: $18.5 million of stock-based compensation expense from the acceleration of unvested stock options and unvested restricted stock resulting from the acquisition transactions, $42.0 million of costs related to the acquisition transactions incurred by Serena and expensed as one-time charges upon the closing of the acquisition transactions (as this amount would have been reflected in Serena’s historical financial statements prior to the acquisition transactions), and $4.1 million in in-process research and development expense.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 31, 2006

	Historical Serena	Adjustments for Acquisition Transactions			Pro Forma Serena
	(in thousands)
Revenue:
Software license	$90,554	$			$90,554
Maintenance	136,009				136,009
Professional services	29,209				29,209

Total revenue	255,772				255,772

Cost of revenue:
Software licenses	3,211				3,211
Maintenance	13,208				13,208
Professional services	26,609				26,609
Amortization of acquired technology	16,921		16,239	(a)	33,160
Stock-based compensation	36		(36	)(c)	—

Total cost of revenue	59,985				76,188

Gross profit	195,787				179,584

Operating expenses:
Sales and marketing	73,880				73,880
Research and development	34,534				34,534
General and administrative	17,587				17,587
Stock-based compensation	1,741		(1,741	)(c)	—
Amortization of intangible assets	10,516		25,784	(a)	36,300
Restructuring, acquisition and other charges	6,462		(6,462	)(c)	—

Total operating expenses	144,720				162,301

Operating income	51,067				17,283
Interest income	6,203		(1,994	)(b)	4,209
Interest expense	(3,300)		(47,825	)(b)	(51,125)
Amortization of debt issuance costs	(1,340)		(2,271	)(b)	(3,611)

Income (loss) before income taxes	52,630				(33,244)
Income tax expenses (benefit)	17,363		(28,334	)(d)	(10,971)

Net income (loss)	$35,267		$(57,540	)(e)(f)	$(22,273)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

(a)	Represents change in amortization based upon fair values and useful lives of software products and customer base.

These unaudited pro forma condensed consolidated statements of operations reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets.

(b)	Reflects pro forma interest expense resulting from our new capital structure (using an estimated interest rate at closing of 7.5% for the term loan and an interest rate of 10.375% for the senior subordinated notes) as follows:

Fiscal Year Ended January 31, 2006
(in thousands)
Revolving credit facility(1)	$—
Term loan(2)	30,000
Senior subordinated notes(3)	20,750
Bank commitment fees(4)	375

Total pro forma cash interest expense	51,125
Less historical interest expense	3,300

Net adjustment to interest expense	$47,825

Amortization of pro forma capitalized debt issuance costs(5)	$3,611
Less historical capitalized debt amortization	1,340

Net adjustment to capitalized debt amortization	$2,271

Reduction of interest income due to use of cash to fund purchase price(6)	$1,994

(1)	The $75.0 million revolving credit facility carries an interest rate of three-month LIBOR plus 2.50%. We had not borrowed amounts under the revolving credit facility upon closing of the acquisition transactions.
(2)	Reflects interest on the $400.0 million term loan, which is calculated at a rate of three-month LIBOR plus 2.25%, which was estimated as 7.5% on the effective date of the merger. Annual payments due on the outstanding principal are 1.0% of the original balance payable in equal quarterly installments.
(3)	Reflects interest on the $200.0 million of outstanding senior subordinated notes, at an interest rate of 10.375%.
(4)	Represents annual commitment fee of 0.5% on the assumed $75.0 million undrawn balance of the revolving credit facility.
(5)	Represents debt issuance costs totaling $1.8 million associated with the senior secured credit agreement and the senior subordinated notes, amortized over seven years for the senior secured credit agreement and over ten years for the senior subordinated notes using the straight line method. Also represents debt issuance costs totaling $1.8 million associated with the unused bridge loan commitment that will be amortized immediately upon consummation of the merger.
(6)	Represents reduced interest income, assuming a 2% interest rate, after the use of $15.7 million of cash to fund the purchase price.

Interest rate sensitivity

A 0.50% change in the interest rate on the term loan would change cash interest expense for the fiscal year ended January 31, 2006 by $2.0 million.

(c)	Represents the elimination of historical stock based compensation in cost of revenue totaling $36,000 and in operating expenses totaling $1.7 million. Also represents the elimination of transaction-related costs totaling $6.5 million in connection with the acquisition transactions.
(d)	Represents the tax effect of the pro forma adjustments, calculated at an effective rate of 39%.
(e)	Net income does not include the effects of the following non-recurring items: $18.5 million of stock-based compensation expense from the acceleration of unvested stock options and unvested restricted stock resulting from the acquisition transactions, $21.5 million of costs related to the acquisition transactions incurred by Serena and expensed as one-time charges upon the closing of the acquisition transactions (as this amount would have been reflected in Serena’s historical financial statements prior to the acquisition transactions), and approximately $4.1 million in in-process research and development expense. These costs were reflected in equity as of the consummation of the acquisition transactions.
(f)	Net income does not include the effects of the amortization of the writedown of deferred revenue, as it is a non-recurring charge. The total deferred revenue writedown of $15.0 million has however been included in determining the amount of goodwill in the pro forma balance sheet at January 31, 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of Serena as of the dates and for the periods indicated. The selected historical consolidated financial data as of January 31, 2005 and 2006 and for each of the years in the three-year period ended January 31, 2006 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical financial data as of and for the three months ended April 30, 2005 and 2006 have been derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of January 31, 2002, 2003 and 2004 and for the years in the two-year period ended January 31, 2003 presented in this table have been derived from audited consolidated financial statements not included in this prospectus. The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto appearing elsewhere in this prospectus.

	Predecessor							Successor
						Three Months Ended April 30, 2005	Three Months Ended April 30, 2006
							For the Period From February 1, 2006 to March 9, 2006	For the Period From March 10, 2006 to April 30, 2006
	Fiscal Year Ended January 31,(1)
	2002	2003	2004	2005	2006
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Software licenses	$49,514	$44,250	$45,469	$85,350	$90,554	$22,178	$2,847	$12,401
Maintenance	41,812	44,476	51,050	98,558	136,009	32,996	13,989	17,420
Professional services	7,315	7,049	9,037	24,197	29,209	6,135	2,872	5,346

Total revenue	98,641	95,775	105,556	208,105	255,772	61,309	19,708	35,167

Cost of revenue:
Software licenses	931	1,224	668	3,149	3,211	603	238	452
Maintenance	5,448	5,548	6,378	11,420	13,208	3,419	1,375	1,807
Professional services	6,576	6,519	8,730	21,466	26,609	5,846	3,035	4,626
Amortization of acquired technology	4,324	4,324	6,513	14,051	16,921	4,167	1,786	4,882
Stock-based compensation(*)	—	—	—	44	36	14	—	—

Total cost of revenue	17,279	17,615	22,289	50,130	59,985	14,049	6,434	11,767

Gross profit	81,362	78,160	83,267	157,975	195,787	47,260	13,274	23,400

Operating expenses:
Sales and marketing	29,357	26,361	29,158	64,343	73,880	17,778	6,520	10,042
Research and development	13,308	11,779	14,025	31,043	34,534	8,856	3,555	5,110
General and administrative	6,618	7,311	7,342	18,587	17,587	4,630	1,806	3,652
Stock-based compensation(*)	135	23	—	686	1,741	215	—	—
Amortization of intangible assets, including goodwill through fiscal year 2002	4,012	162	2,032	9,608	10,516	2,814	1,098	5,172
Acquired in-process research and development	—	—	—	10,400	—	—	—	4,100
Restructuring, acquisition and other charges(*)	2,529	—	—	2,351	6,462	—	41,916	106

Total operating expenses	55,959	45,636	52,557	137,018	144,720	34,293	54,895	28,182

Operating income (loss)	25,403	32,524	30,710	20,957	51,067	12,967	(41,621)	(4,782)
Interest income	5,968	4,726	3,399	3,868	6,203	1,112	856	1,587
Interest expense	—	—	(413)	(3,300)	(3,300)	(825)	(355)	(7,365)
Amortization of debt issuance costs	—	—	(42)	(1,466)	(1,340)	(335)	(1,931)	(282)

Income (loss) before income taxes	31,371	37,250	33,654	20,059	52,630	12,919	(43,051)	(10,842)
Income tax expense (benefit)	12,862	14,096	12,303	10,573	17,363	4,780	(8,335)	(3,464)

Net income (loss)	$18,509	$23,154	$21,351	$9,486	$35,267	$8,139	$(34,716)	$(7,378)

(footnotes on following page)

	Predecessor												Successor
											Three Months Ended April 30, 2005	Three Months Ended April 30, 2006
												For the Period From February 1, 2006 to March 9, 2006	For the Period From March 10, 2006 to April 30, 2006
	Fiscal Year Ended January 31,(1)
	2002		2003		2004		2005		2006
	(in thousands)
(*) Stock-based compensation
SFAS 123R compensation expense has been allocated to expense categories in all periods beginning on or after February 1, 2006 to coincide with the Company’s adoption of SFAS 123R.
Cost of maintenance	$—		$—		$—		$21		$17		$7	$1	$43
Cost of professional services	—		—		—		23		19		7	2	36

Stock-based compensation in cost of revenue	—		—		—		44		36		14	3	79

Sales and marketing	—		—		—		386		316		121	27	691
Research and development	—		—		—		176		144		55	12	259
General and administrative	—		—		—		124		1,281		39	212	914
Restructuring, acquisition and other charges	—		—		—		—		—		—	18,457	—

Stock-based compensation in operating expenses	—		—		—		686		1,741		215	18,708	1,864

Total stock-based compensation	$—		$—		$—		$730		$1,777		$229	$18,711	$1,943

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$39,207		$31,898		$34,438		$63,171		$84,055		12,581	$6,050	10,847
Investing activities	(44,742)		(16,807)		(44,881)		(151,942)		(29,714)		(23,859)	31,974	(827,281)
Financing activities	6,315		4,045		162,362		(30,634)		(39,740)		(28,587)	1,067	749,886

	Predecessor												Successor
	As of January 31,(1)										As of April 30, 2005	As of March 9, 2006	As of April 30, 2006
	2002		2003		2004		2005		2006
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$132,594		$143,074		$296,495		$150,108		$209,238		$125,133	—	$133,432
Working capital	117,378		124,151		278,178		90,877		151,393		70,435	—	30,866
Total assets	231,070		264,523		473,661		695,119		671,610		676,860	—	1,446,078
Convertible subordinated notes	—		—		220,000		220,000		220,000		220,000	—	70,768
Term loan, net of current portion	—		—		—		—		—		—	—	342,857
Senior subordinated notes	—		—		—		—		—		—	—	200,000
Total other long-term liabilities	10,295		8,831		13,166		56,753		40,537		57,022	—	182,527
Total stockholders’ equity	184,776		212,962		195,278		297,616		301,008		277,131	—	503,105

Other Data:
Ratio of earnings to fixed charges(2)	58.6	x	77.4	x	35.0	x	4.2	x	9.5	x	9.4x	—	—

(1)	Certain reclassifications have been made to the consolidated statement of operations data for the years ended January 31, 2002, 2003, 2004 and 2005 to conform to the presentation adopted for the year ended January 31, 2006. These reclassifications did not have a material impact on the prior reported balances and no impact on total revenue, income from operations, or net income.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges include: interest expense, whether expensed or capitalized, amortization of debt issuance cost, and the portion of rental expense representative of the interest factor (which we have estimated to be one-third of rental expense). Earnings would not have been sufficient to cover fixed charges by $43.1 million for the predecessor period from February 1, 2006 through March 9, 2006 and by $10.8 million for the successor period from March 10, 2006 through April 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion covers periods prior to and subsequent to the consummation of the acquisition transactions. Accordingly, the discussion of historical periods does not reflect the significant impact that the acquisition transactions will have on us. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with the information included under the headings “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data” and the financial statements and the related notes thereto included elsewhere in this prospectus.

Overview

We are the largest global independent software company in terms of revenue focused solely on managing change across information technology, or IT, environments. Our products and services are used to manage and control change in mission critical technology and business process applications. Our software configuration management, business process management, helpdesk and requirements management solutions enable our customers to improve process consistency, enhance software integrity, mitigate risks, support regulatory compliance and boost productivity. Our revenue is generated by software licenses, maintenance contracts and professional services. Our customers rely on our software products, which are typically embedded within their IT environment, and are generally accompanied by renewable annual maintenance contracts.

On March 10, 2006, Spyglass Merger Corp., an affiliate of Silver Lake Partners, a private equity firm, merged with and into Serena, a transaction we refer to in this prospectus as the merger. Pursuant to the merger, Serena stockholders received $24.00 in cash in exchange for each share of stock, except that certain members of our management team retained a portion of their shares of Serena common stock and/or options to purchase Serena common stock after the merger. As a result of the merger, our common stock ceased to be traded on the NASDAQ National Market and we became a privately-held company, with approximately 56.5% of our common stock on a fully diluted basis owned by investment funds affiliated with Silver Lake Partners. See “The Merger and the Acquisition Transactions.”

None of the $220.0 million of Serena convertible subordinated notes were converted into Serena common stock prior to the effective time of the merger, and so all the convertible subordinated notes became convertible into cash, following the merger, in an amount of $24.00 for each share of Serena common stock into which the convertible subordinated notes were convertible prior to the merger. Approximately $65.4 million of the convertible subordinated notes, excluding conversion premiums totaling $5.4 million, remained outstanding on April 30, 2006. Holders had been able to convert such notes into cash in connection with the merger through March 25, 2006. On May 15, 2006, we extended the date on which holders could convert such notes into cash to May 30, 2006. On May 30, 2006, all but $8,000 of such notes were converted into cash.

In connection with the merger, Spyglass, the Silver Lake investors, Mr. Troxel and the Troxel investors entered into a stockholders agreement which required that, until the earlier of a control event or an initial public offering of shares of our common stock, the parties to that agreement that beneficially own shares of our common stock will vote those shares to elect a board of directors having a specified composition. For further details on the meaning of “control event” and the composition of the board of directors, see “Related Party Transactions—Agreements Related to the Merger.”

Also, in connection with the merger, we entered into a senior secured credit agreement, issued senior subordinated notes, and entered into other related transactions, which we refer to collectively as the acquisition transactions. After consummation of the acquisition transactions, we are highly leveraged. As of April 30, 2006, we had outstanding $670.8 million in aggregate indebtedness, including the conversion premium on the convertible subordinated notes, with an additional $75.0 million of borrowing capacity available under our new revolving credit facility. Our liquidity requirements are significant, primarily due to debt service requirements.

On a pro forma basis, after giving effect to the acquisition transactions, our cash interest expense for the fiscal year ended January 31, 2006 would have been $51.1 million.

In March 2005, we acquired business application planning technology from Apptero, Inc., or Apptero, for approximately $4.1 million. In connection with the acquisition, which has been accounted for as an asset purchase, we have capitalized $7.0 million of acquired technology associated with the business application planning technology. The acquired technology will be amortized over its economic useful life of five years. Also in connection with this acquisition, we have recorded a deferred tax liability of approximately $2.8 million for the difference between the assigned values and the tax bases of the acquired technology.

We derive our revenue from software licenses, maintenance and professional services. For the fiscal year ending January 31, 2006, 67% of our software license revenue came from our distributed systems products and 33% from our mainframe products. Our distributed systems products are licensed on a per user seat basis. Customers typically purchase mainframe products under million instructions per second, or MIPS-based, perpetual licenses. Mainframe software products and applications are usually priced based on hardware computing capacity. The higher a hardware’s MIPS capacity, the more expensive a software license will be.

We also provide ongoing maintenance, which includes technical support, version upgrades and enhancements, for an annual fee of approximately 21% of the discounted list price of the licensed product for our distributed systems products and approximately 17% to 18% of the discounted list price of the licensed product for our mainframe products. We recognize maintenance revenue over the term of the maintenance contract on a straight-line basis.

Professional services revenue is derived from technical consulting and educational services. Our professional services are typically billed on a time and materials basis and revenue is recognized as the related services are performed. Maintenance revenue and professional services revenue have lower gross profit margins than software license revenue as a result of the costs inherent in operating our customer support and professional services organizations.

In the three months ended April 30, 2006, we experienced a decrease in total revenues of 10%, as total revenues for such period were $54.9 million versus $61.3 million in the same period from a year ago. The decrease was primarily the result of slower seasonal software purchasing activity and distractions relating to the merger.

For the three months ended April 30, 2006, 73% of our software license revenue came from our distributed systems products and 27% from our mainframe products.

Historically, our revenue has been generally attributable to sales in North America, Europe and to a lesser extent the Asia Pacific region. Revenue attributable to sales in North America accounted for approximately 66% of our total revenue in fiscal year 2006, 69% of our total revenue in fiscal year 2005 and 71% of our total revenue in fiscal year 2004.

Our international revenue is attributable principally to our European operations. International sales represented approximately 39% and 31% of our total revenue in the three months ended April 30, 2006, and the same period a year ago, respectively. International sales represented approximately 34% in fiscal year 2006, 31% in fiscal year 2005 and 29% in fiscal year 2004 of our total revenue. International revenue growth in fiscal year 2006, when compared to 2005, and in fiscal year 2005, when compared to 2004, was 37% and 107%, respectively. No single customer accounted for 10% or more of total revenue in fiscal years 2004, 2005 or 2006.

In January 2002, we entered into an OEM agreement with IBM Corporation, or IBM, whereby IBM acquired the rights to resell our StarTool APM technology. We recognized our first revenue from this arrangement in the second quarter of fiscal year 2003 and such revenue has been subject to material fluctuations from quarter to quarter. Total revenue from our IBM OEM relationship was 5% of total revenue in fiscal year 2004 and accounted for less than 2% of total revenue in fiscal year 2005 and less than 1% of total revenue in the fiscal year ended January 31, 2006. In April 2005, we received from IBM the notice of termination of the OEM agreement. Under the terms of the OEM agreement, we will continue to support IBM’s customers through June 30, 2006.

Critical Accounting Policies and Estimates

This discussion is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by us. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation of our financial condition or results of operations could be affected.

On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, trade accounts receivable and allowance for doubtful accounts, impairment or disposal of long-lived assets, and accounting for income taxes, among other things. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We refer to accounting estimates of this type as critical accounting policies, which are discussed further below.

In addition to these estimates and assumptions that we utilize in the preparation of historical financial statements, the inability to properly estimate the timing and amount of future revenue could significantly affect our future operations. We must make assumptions and estimates as to the timing and amount of future revenue. Specifically, our sales personnel monitor the status of all proposals, including the estimated closing date and potential dollar amount of such transactions. We aggregate these estimates periodically to generate a sales pipeline and then evaluate the pipeline to identify trends in our business. This pipeline analysis and related estimates of revenue may differ significantly from actual revenue in a particular reporting period as the estimates and assumptions were made using the best available data at the time, which is subject to change. Specifically, slowdowns in the global economy and information technology spending has caused and may continue to cause customer purchasing decisions to be delayed, reduced in amount or cancelled, all of which have reduced and could continue to reduce the rate of conversion of the pipeline into contracts. A variation in the pipeline or the conversion rate of the pipeline into contracts could cause us to plan or budget inaccurately and thereby could adversely affect our business, financial condition or results of operations. In addition, because a substantial portion of our software license contracts close in the latter part of a quarter, we may not be able to adjust our cost structure to respond to a variation in the conversion of the pipeline in a timely manner, and thereby the delays may adversely and materially affect our business, financial condition or results of operations.

We believe the following are critical accounting policies and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. We recognize revenue in accordance with Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, and recognize revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collectibility is probable.

For contracts with multiple elements (e.g., license and maintenance), revenue is allocated to each component of the contract based on vendor specific objective evidence, or VSOE, of its fair value, which is the price charged when the elements are sold separately. Since VSOE of fair value has not been established for software licenses, the residual method is used to allocate revenue to the license portion of multiple-element arrangements.

We sell our products to our end users and distributors under license agreements or purchase orders. Software license revenue from license agreements or purchase orders is recognized upon receipt and acceptance of a signed contract or purchase order and delivery of the software, provided the related fee is fixed or determinable and collection of the fee is probable. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period, as defined in the applicable software license agreement. Each new mainframe license includes maintenance, which includes the right to receive telephone support, “bug fixes” and unspecified upgrades and enhancements, for a specified duration of time, usually one year. The fee associated with such agreements is allocated between software license revenue and maintenance revenue based on the residual method.

We recognize maintenance revenue ratably over the life of the related maintenance contract. Maintenance contracts on perpetual licenses generally renew annually. We typically invoice and collect maintenance fees on an annual basis at the anniversary date of the license. Deferred revenue represents amounts received by us in advance of performance of the maintenance obligation. Professional services revenue includes fees derived from the delivery of training, installation, and consulting services. Revenue from training, installation, and consulting services is recognized on a time and materials basis as the related services are performed. These services do not involve significant production, modification or customization of the software and the services are not essential to the functionality of the software.

Stock-based Compensation. Effective February 1, 2006, we adopted the provisions of, and accounted for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123R (“SFAS 123R”), “Share-Based Payment”. We elected the modified prospective application method of adoption, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Under the fair value recognition provisions of SFAS 123R stock-based compensation cost is measured at the grant date based on the fair value of the award over the requisite service period, which is the vesting period. For stock-based awards granted on or after February 1, 2006, we have elected the graded-vesting attribution method for recognizing stock-based compensation expense over the requisite service period for each separately vesting tranche of awards as though the awards were, in substance, multiple awards. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation costs estimated for the SFAS No. 123 pro forma disclosures.

We currently use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

We estimate the expected term of options granted based on observed and expected time to post-vesting exercise and/or cancellations. Expected volatility is based on the combination of historical volatility of our common stock and our peer group’s common stock over the period commensurate with the expected life of the options. We base the risk-free interest rate that we use in the option pricing model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option pricing model. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use forecasted projections to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in the current period and could materially affect our operating income, net income and net income per share.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our stock-based compensation. Consequently, there is a risk that our estimates of the fair values of our stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock-based payments in the future. Certain stock-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments that are significantly higher than the fair values originally estimated on the grant date and reported in our financial statements. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values.

The guidance in SFAS 123R and SAB 107 is relatively new. The application of these principles may be subject to further interpretation and refinement over time. There are significant differences among valuation models, and there is a possibility that we will adopt different valuation models in the future. This may result in a lack of consistency in future periods and materially affect the fair value estimate of stock-based payments. It may also result in a lack of comparability with other companies that use different models, methods and assumptions.

Stock-based compensation expense related to employee stock options and restricted stock awards recognized under SFAS 123R for the Predecessor period running from February 1, 2006 through March 9, 2006 was $18.7 million and for the Successor period running from March 10, 2006 through April 30, 2006 was $1.9 million.

See Note 4 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further information regarding the SFAS 123R disclosures.

Valuation of Long-Lived Assets, Including Goodwill. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” assets such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business or asset, a significant decrease in the benefits realized from the acquired business or asset, difficulties or delays in integrating the business, or a significant change in the operations of the acquired business or use of an asset. Recoverability of long-lived assets other than goodwill is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Significant management judgment is required in identifying a triggering event that arises from a change in circumstances; forecasting future operating results; and estimating the proceeds from the disposition of long-lived or intangible assets. Material impairment charges could be necessary should different conditions prevail or different judgments be made. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would be no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

To date, there has been no significant impairment of long-lived assets.

In accordance with SFAS No. 142, goodwill is tested annually for impairment in the fourth quarter of each fiscal year, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. Factors we consider important which could trigger an impairment review include, but are not limited to, significant under-performance relative to expected, historical or projected future operating results, significant changes in the manner of our use of acquired assets or the strategy for our overall business, or significant negative economic trends. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

We completed this test during the fourth quarters of fiscal year 2004, fiscal year 2005 and fiscal year 2006, and we have not recorded an impairment loss on goodwill.

Accounting for Income Taxes. Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We assess the likelihood that deferred tax assets will be recoverable from future taxable income and a valuation allowance is provided if it is determined more likely than not that some portion of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this standard on our Consolidated Financial Statements.

Historical Results of Operations

The following table sets forth our historical results of operations expressed as a percentage of total revenue and is not necessarily indicative of the results for any future period. Historical results include the post-acquisition results of TeamShare, Inc., or TeamShare, from June 5, 2003, Merant plc, or Merant, from April 23, 2004, Integrated Chipware’s RTM product from June 21, 2004 and the Apptero product from March 7, 2005.

For purposes of the three months ended April 30, 2006 discussed herein, we have aggregated the predecessor period from February 1, 2006 through March 9, 2006 and the successor period from March 10, 2006 through April 30, 2006, without further adjustment. The supplemental aggregate disclosures and discussions are not in accordance with, or an alternative for, generally accepted accounting principles, and are provided solely for the purpose of providing additional supplemental information when comparing the Predecessor period from February 1, 2006 through March 9, 2006 plus the Successor period from March 10, 2006 through April 30, 2006 to the predecessor three month period ended April 30, 2005.

	Percentage of Revenue
	Predecessor					Successor	Aggregate
	Fiscal Year Ended January 31,			Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Three Months Ended April 30,
	2004	2005	2006	2005	2006	2006	2006
Revenue:
Software licenses	43%	41%	35%	36%	14%	35%	28%
Maintenance	48%	47%	53%	54%	71%	50%	57%
Professional services	9%	12%	12%	10%	15%	15%	15%

Total revenue	100%	100%	100%	100%	100%	100%	100%

Cost of revenue:
Software licenses	1%	2%	1%	1%	1%	1%	1%
Maintenance	6%	5%	5%	6%	7%	5%	6%
Professional services	8%	10%	10%	9%	16%	13%	14%
Amortization of acquired technology	6%	7%	7%	7%	9%	14%	12%

Total cost of revenue	21%	24%	23%	23%	33%	33%	33%

Gross profit	79%	76%	77%	77%	67%	67%	67%

Operating expenses:
Sales and marketing	28%	31%	29%	29%	33%	29%	30%
Research and development	13%	15%	13%	14%	18%	15%	16%
General and administrative	7%	9%	7%	8%	9%	10%	10%
Stock-based compensation	—	—	1%	—	—	—	—
Amortization of intangible assets	2%	5%	4%	5%	5%	15%	11%
Acquired in-process research and development	—	5%	—	—	—	12%	8%
Restructuring, acquisition and other charges	—	1%	2%	—	212%	—	77%

Total operating expenses	50%	66%	56%	56%	277%	81%	152%

Operating income (loss)	29%	10%	21%	21%	(210)%	(14)%	(85)%
Interest income	3%	2%	2%	2%	4%	5%	5%
Interest expense	—	(1)%	(1)%	(1)%	(2)%	(21)%	(14)%
Amortization of debt issuance costs	—	(1)%	(1)%	(1)%	(10)%	(1)%	(4)%

Income (loss) before income taxes	32%	10%	21%	21%	(218)%	(31)%	(98)%
Income taxes (benefit)	12%	5%	7%	8%	(42)%	(10)%	(21)%

Net income (loss)	20%	5%	14%	13%	(176)%	(21)%	(77)%

References to the dollar and percentage increases or decreases set forth below in this discussion are derived from comparisons between our consolidated statements of income for the three years ended January 31, 2004, 2005 and 2006 and our condensed consolidated statements of operations for the three month period ended April 30, 2005 and 2006, as applicable.

Comparison of Three Months Ended April 30, 2005 and 2006

Revenue

We derive revenue from software licenses, maintenance and professional services. Our total revenue decreased $6.4 million, or 10%, to $54.9 million in the three months ended April 30, 2006 from $61.3 million in the same period a year ago.

The following table summarizes software licenses, maintenance and professional services revenues for the periods indicated:

	Predecessor		Successor	Aggregate
	Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Three Months Ended April 30,	Increase (Decrease)
	2005	2006	2006	2006	In Dollars	In %
	(dollars in thousands)
Revenue:
Software licenses	$22,178	$2,847	$12,401	$15,248	$(6,930)	(31)%
Maintenance	32,996	13,989	17,420	31,409	(1,587)	(5)%
Professional Services	6,135	2,872	5,346	8,218	2,083	34%

Total revenue	$61,309	$19,708	$35,167	$54,875	$(6,434)	(10)%

Software Licenses. Software licenses revenue as a percentage of total revenue was 28% in the three months ended April 30, 2006, as compared to 36% in the same period a year ago. For the three months ended April 30, 2006, when compared to the same period a year ago, the decrease in total software licenses revenue is predominantly due to decreases in our mainframe systems license revenue, for the most part coming from decreased sales of ChangeMan ZMF products, and, to a lesser extent, decreased sales of our distributed systems license revenue, due predominately to slower software seasonal buying patterns and distractions relating to the merger. Sales of our distributed systems products make up an increasing proportion of total software licenses revenue. Distributed systems products accounted for $11.2 million or 73% of total software licenses revenue in the three months ended April 30, 2006, as compared to $15.0 million or 68% in the same period a year ago. We expect that our Dimensions, Professional and TeamTrack family of products will continue to account for a substantial portion of software license revenue in the future.

Maintenance. Maintenance revenue as a percentage of total revenue was 57% in the three months ended April 30, 2006, as compared to 54% in the same period a year ago. For the three months ended April 30, 2006, when compared to the same period a year ago, the decrease in maintenance revenue is due to the maintenance revenue write-down to fair value in connection with the merger of $3.2 million. Without the write-down the increase in absolute dollars is due to growth of our installed software licenses base, as new licenses generally include one year of maintenance, and to a lesser extent maintenance price increases.

Professional Services. Professional services revenue as a percentage of total revenue was 15% in the three months ended April 30, 2006, as compared to 10% in the same period a year ago. For the three months ended April 30, 2006, when compared to the same period a year ago, the dollar increase is predominantly due the continued improvement in our consulting business, fueled in part by continued increases in large engagements. In general, professional services revenue is attributable to consulting opportunities resulting from our installed customer base and our expanded consulting service capabilities. We expect professional services revenue to growth slightly in absolute dollars in the near term.

Cost of Revenue

Cost of revenue, which consists of cost of software licenses, cost of maintenance, cost of professional services, amortization of acquired technology and stock-based compensation, was 33% of total revenue in the three months ended April 30, 2006, as compared to 23% in the same period a year ago.

The following table summarizes cost of revenue for the periods indicated:

	Predecessor		Successor	Aggregate
	Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Three Months Ended April 30,	Increase (Decrease)
	2005	2006	2006	2006	In Dollars	In %
	(dollars in thousands)
Cost of revenue:
Software licenses	$603	$238	$452	$690	$87	14%
Maintenance	3,419	1,375	1,807	3,182	(237)	(7)%
Professional services	5,846	3,035	4,626	7,661	1,815	31%
Amortization of acquired technology	4,167	1,786	4,882	6,668	2,501	60%
Stock-based compensation	14	—	—	—	(14)	(100)%

Total cost of revenue	$14,049	$6,434	$11,767	$18,201	$4,152	30%

Percentage of total revenue	23%	33%	33%	33%

Software Licenses. Cost of software licenses consists principally of fees associated with integrating third party technology into our Professional and Dimensions distributed systems products and, to a lesser extent, salaries, bonuses and other costs associated with our product release organization. Cost of software licenses as a percentage of total software licenses revenue was 5% in the three months ended April 30, 2006, as compared to 3% in the same period a year ago. The increase in absolute dollars and as a percentage of total software licenses revenue is primarily due to increases in distributed systems licenses containing fees associated with integrating third party technology.

Maintenance. Cost of maintenance consists primarily of salaries, bonuses and other costs associated with our customer support organizations. Cost of maintenance as a percentage of total maintenance revenue was 10% in both the three months ended April 30, 2006, and in the same period a year ago. In absolute dollar terms, the decrease in cost of maintenance is primarily attributable to decreases in expenses associated with our customer support organization as a result of the cost synergies associated with the growth in both maintenance revenue and our installed customer base; all partially offset by an increase in stock-based compensation costs as a result of adopting SFAS 123R at the beginning of fiscal year 2007.

Professional Services. Cost of professional services consists of salaries, bonuses and other costs associated with supporting our professional services organization. Cost of professional services as a percentage of total professional services revenue was 93% in the three months ended April 30, 2006, as compared to 95% in the same period a year ago. The increase in cost of professional services in absolute dollars is predominantly due to increases in expenses associated with our professional services organization to support higher professional services revenue and an increase in stock-based compensation costs as a result of adopting SFAS 123R at the beginning of fiscal year 2007. As a percentage of total professional services revenue, the margin improvement in the three months ended April 30, 2006, when compared to the same period a year ago, is the result of the rate of growth in costs associated with our professional services organizations being less than the rate of growth in professional services revenue.

As a percentage of total professional services revenue, the margin improvement in the three months ended April 30, 2006, when compared to the same period a year ago, is the result of the rate of growth in costs associated with our professional services organizations being less than the rate of growth in professional services revenue.

Amortization of Acquired Technology. In connection with the merger in March 2006 and a small technology acquisition also in March 2006, we have recorded $171.8 million in acquired technology, offset by amortization totaling $4.9 million in the three months ended April 30, 2006. We expect to record $8.3 million per quarter in amortization expense over the remaining three quarters of fiscal year 2007 and quarterly thereafter for approximately the following four fiscal years. See Notes 2 and 6 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information related to amortization of acquired technology and the merger with Spyglass Merger Corp.

Operating Expenses

The following table summarizes operating expenses for the periods indicated:

	Predecessor		Successor	Aggregate
	Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Three Months Ended April 30,	Increase (Decrease)
	2005	2006	2006	2006	In Dollars	In %
	(dollars in thousands)
Operating expenses:
Sales and marketing	$17,778	$6,520	$10,042	$16,562	$(1,216)	(7)%
Research and development	8,856	3,555	5,110	8,665	(191)	(2)%
General and administrative	4,630	1,806	3,652	5,458	828	18%
Stock-based compensation	215	—	—	—	(215)	(100)%
Amortization of intangible assets	2,814	1,098	5,172	6,270	3,456	123%
Acquired in-process research and development	—	—	4,100	4,100	4,100	(*)
Restructuring, acquisition & other charges	—	41,916	106	42,022	42,022	(*)

Total operating expenses	$34,293	$54,895	$28,182	$83,077	$48,784	142%

Percentage of total revenue	56%	277%	81%	152%

(*)	Percentage is not meaningful

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses, payroll taxes, and employee benefits as well as travel, entertainment and marketing expenses. Sales and marketing expenses as a percentage of total revenue were 30% in the three months ended April 30, 2006, as compared to 29% in the same period a year ago. Sales and Marketing expenses increased as a percentage of total revenue as a result of the increases in stock-based compensation expense associated with the adoption of SFAS 123R in the three months ended April 30, 2006, salaries, benefits, and other employee related expenses and due to the rate of growth in sales and marketing expenses being greater that the rate of growth in total revenue. In absolute dollar terms, we expect sales and marketing expenses to increase as we continue to hire additional sales and marketing personnel, market our distributed systems products and undertake additional marketing programs.

Research and Development. Research and development expenses consist primarily of salaries, bonuses, payroll taxes, and employee benefits and costs attributable to research and development activities. Research and development expenses as a percentage of total revenue were 16% in the three months ended April 30, 2006, as compared to 14% in the same period a year ago. The decrease in research and development expenses in absolute dollars is primarily attributable to cost synergies realized through outsourcing and off-shoring offset by the increase in stock-based compensation expense associated with the adoption of SFAS 123R in the three months ended April 30, 2006. As a percentage of total revenue, research and development expenses increased in the three months ended April 30, 2006, when compared to the same period a year ago, as a result of the rate of growth in revenue being less than the rate of growth in costs associated with our research and development activities. We expect research and development expenses to increase, both in absolute dollar terms and as a percentage of total revenue, as we continue to hire additional research and development personnel primarily to develop our distributed systems product suite.

General and Administrative. General and administrative expenses consist primarily of salaries, bonuses, payroll taxes, and benefits and certain non-allocable administrative costs, including legal and accounting fees and bad debts. General and administrative expenses as a percentage of total revenue were 10% in the three months ended April 30, 2006, as compared to 8% in the same period a year ago. The increase in general and administrative expenses as a percentage of total revenue is primarily due to stock-based compensation expense associated with the adoption of SFAS 123R in the three months ended April 30, 2006. We expect general and administrative expenses to decrease in absolute dollar terms as we will not be required to comply with certain regulatory requirements or perform investor relations functions applicable to publicly-held companies.

Amortization of Intangible Assets. In connection with the merger, we recorded $290.4 million in identifiable intangible assets, offset by amortization totaling $5.2 million in the three months ended April 30, 2006. We expect to record $9.1 million per quarter in amortization expense over the remaining three quarters of fiscal year 2007 and quarterly thereafter for approximately the following seven fiscal years.

Acquired In-Process Research and Development. In connection with the merger, we recognized a charge in the three months ended April 30, 2005 of $4.1 million for acquired in-process research and development. See Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information related to the acquired in-process research and development charge.

Restructuring, acquisition and other charges. In connection with the merger we have incurred and expect to incur transaction, restructuring, acquisition and other charges related to the merger that are not part of ongoing operations. Such charges included certain employee payroll, severance and other employee related costs associated with transitional activities that are not part of ongoing operations, and travel and other direct costs associated with the merger. See Note 5 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information related to the restructuring, acquisition and other charges.

Interest Income, Interest Expense and Amortization of Debt Issuance Costs

The following table summarizes other income (expense) for the periods indicated:

	Predecessor		Successor	Aggregate
	Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Three Months Ended April 30,	Increase (Decrease)
	2005	2006	2006	2006	In Dollars	In %
	(dollars in thousands)
Other income (expense):
Interest income	$1,112	$856	$1,587	$2,443	$1,331	(120)%
Interest expense	(825)	(355)	(7,365)	(7,720)	(6,895)	(*)
Amortization of debt issuance costs	(335)	(1,931)	(282)	(2,213)	(1,878)	(*)

Total other income (expense)	$(48)	$(1,430)	$(6,060)	$(7,490)	$(7,442)	(*)

Percentage of total revenue	—%	(8)%	(17)%	(13)%

(*)	Percentage is not meaningful

Interest Income. For the three months ended April 30, 2006, when compared to the same period a year ago, the dollar increase in interest income is predominantly due to increases in balances on interest-bearing accounts as a result of the borrowings associated with the merger and higher yields.

Interest Expense. For the three months ended April 30, 2006, when compared to the same period a year ago, the dollar increase in interest expense is predominantly due to the debt associated with the merger which accrued interest as of March 10, 2006. In addition, on December 15, 2003, we issued convertible subordinated notes and we record interest expense in connection with such notes for the each fiscal quarter of $825,000. Upon consummation of the merger in March 2006, no interest expense associated with our convertible subordinated notes was recorded in the three months ended April 30, 2006, since such notes have been or will be converted to equity as part of the merger and therefore all interest would have been forfeited. See Notes 2 and 9 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information related to the merger with Spyglass Merger Corp. and related debt.

Amortization of Debt Issuance Costs. In connection with the merger, we recorded $16.1 million in debt issuance costs, offset by amortization totaling $2.2 million for the three months ended April 30, 2006. We expect to record $0.4 million per quarter in amortization expense over the remaining three quarters of fiscal year 2007 and quarterly thereafter for approximately the following seven fiscal years.

Income Taxes

Income Taxes. The Company recorded an income tax benefit of $11.8 million in the three months ended April 30, 2006, as compared to $4.8 million in income tax expense in the same period a year ago. Our effective income tax rate for fiscal year 2007 is 28%, and excluding the impact of the one-time in-process research and development charge of $4.1 million and related acquisition expenses taken in the three months ended April 30, 2006, would have been an income tax rate benefit of 40%. Our effective income tax rate for fiscal year 2006 was 53%, and excluding the impact of the one-time in-process research and development charge of $10.4 million taken in the three months ended April 30, 2004, would have been 35%. Our effective income tax rate has historically benefited from the U.S. research and experimentation tax credit and tax benefits generated from export sales made from the United States.

Comparison of Fiscal Years Ended January 31, 2004, 2005 and 2006

Revenue

Our total revenue was $105.6 million, $208.1 million and $255.8 million in fiscal year 2004, 2005 and 2006, respectively, representing increases of 97% from fiscal year 2004 to 2005 and 23% from fiscal year 2005 to 2006.

The following table summarizes software licenses, maintenance and professional services revenues for the periods indicated:

	Predecessor			Fiscal Year 2005 vs. 2004 Increase		Fiscal Year 2006 vs. 2005 Increase
	Fiscal Years Ended January 31,
	2004	2005	2006	In Dollars	In %	In Dollars	In %
	(dollars in thousands)
Revenue:
Software licenses	$45,469	$85,350	$90,554	$39,881	88%	$5,204	6%
Maintenance	51,050	98,558	136,009	47,508	93%	37,451	38%
Professional services	9,037	24,197	29,209	15,160	168%	5,012	21%

Total revenue	$105,556	$208,105	$255,772	$102,549	97%	$47,667	23%

Software Licenses. Software licenses revenue was $45.5 million, $85.4 million and $90.6 million in fiscal year 2004, 2005 and 2006, representing 43%, 41% and 35% of total revenue, respectively. Software licenses revenue increased $39.9 million, or 88%, from fiscal year 2004 to 2005 and $5.2 million, or 6%, from fiscal year 2005 to 2006. The increase in fiscal year 2005, when compared to fiscal year 2004, consists of increases in our distributed systems license revenue totaling approximately $41.3 million and increases in our StarTool family of products totaling approximately $1.5 million; all partially offset by decreases in our ChangeMan mainframe license revenue totaling approximately $2.9 million. The $41.3 million increase in our distributed systems license revenue was in large part the result of our acquisitions of Merant and TeamShare. The increase in fiscal year 2006, when compared to fiscal year 2005, consists of continued increases in our distributed systems revenue, for the most part coming from sales of Merant products after the Merant acquisition late in the first quarter of fiscal year 2005, and, to a lesser extent, sales of RTM and TeamTrack coming from our Integrated Chipware acquisition in the second quarter of fiscal year 2005 and our TeamShare acquisition in the second quarter of fiscal year 2004. In particular, our core SCM products continue to make up a significant portion of our total software license revenue. Combined, they accounted for $31.2 million, $69.6 million and $77.3 million in fiscal year 2004, 2005 and 2006, representing 69%, 81% and 85% of total software license revenue, respectively. Distributed systems products accounted for $60.7 million, or 67%, of total software licenses revenue in fiscal year 2006 as compared to $54.4 million, or 64%, and $13.1 million, or 29%, in fiscal year 2005 and 2004, respectively. We expect that ChangeMan DS, Dimensions and Professional and TeamTrack family of products will continue to account for a substantial portion of software licenses revenue in the future. We may experience slower growth in license revenue in the future.

Maintenance. Maintenance revenue was $51.1 million, $98.6 million and $136.0 million in fiscal year 2004, 2005 and 2006, representing 48%, 47% and 53% of total revenue, respectively. Maintenance revenue increased $47.5 million, or 93%, from fiscal year 2004 to 2005 and $37.5 million, or 38%, from fiscal year 2005 to 2006. The dollar increases reflect consistent renewal rates and growth in installed software licenses base, as new licenses generally include one year of maintenance, renewals of maintenance agreements by existing customers and, to a lesser extent, maintenance price increases; all partially offset by some cancellations in mainframe tool maintenance contracts. The year-over-year increase was due to our acquisition of Merant in the first quarter of fiscal year 2005 and, to a lesser extent, growth in our installed software license base (as new licenses generally include one year of maintenance), renewals of maintenance agreements with existing customers and maintenance price increases, all partially offset by some cancellations of maintenance contracts. We expect maintenance revenue to grow slightly in absolute dollars in the near term.

Professional Services. Professional services revenue was $9.0 million, $24.2 million and $29.2 million in fiscal year 2004, 2005 and 2006, representing 9%, 12% and 11% of total revenue, respectively. Professional services revenue increased $15.2 million, or 168%, from fiscal year 2004 to 2005 and $5.0 million, or 21%, from fiscal year 2005 to 2006. The year-over-year absolute and percentage increases were due in large part to our acquisition of Merant together with continued improvement in our consulting business, fueled in part by continued increases in large engagements. In general, professional services revenue is attributable to consulting opportunities resulting from our installed customer base and our expanded consulting service capabilities; all partially offset by price pressures on consulting rates, and the deferral of existing consulting projects. We expect professional services revenue to remain relatively constant as a percentage of total revenue in the near term.

Cost of Revenue

Cost of revenue, which consists of cost of software licenses, cost of maintenance, cost of professional services and amortization of acquired technology was $22.3 million, $50.1 million and $60.0 million in fiscal year 2004, 2005 and 2006, representing 21%, 24% and 23% of total revenue, respectively. Cost of revenue increased $27.8 million, or 125%, from fiscal year 2004 to 2005 and $9.9 million, or 20%, from fiscal year 2005 to 2006. As a percentage of total revenue, the cost of revenue increase from fiscal year 2004 to fiscal year 2005 is due principally to an increase in amortization of acquired technology resulting from our acquisitions of TeamShare, Merant and the RTM product, and, to a lesser extent, is due to higher third party software license royalties, all partially offset by margin improvement in professional services. Cost of revenue decreased from fiscal year 2005 to fiscal year 2006 as a percentage of total revenue, due principally to decreases in stock-based compensation and margin improvement in maintenance.

The following table summarizes cost of revenue for the periods indicated:

	Predecessor			Fiscal Year 2005 vs. 2004 Increase (Decrease)		Fiscal Year 2006 vs. 2005 Increase (Decrease)
	Fiscal Years Ended January 31,
	2004	2005	2006	In Dollars	In %	In Dollars	In %
	(dollars in thousands)
Cost of revenue:
Software licenses	$668	$3,149	$3,211	$2,481	371%	$62	2%
Maintenance	6,378	11,420	13,208	5,042	79%	1,788	16%
Professional services	8,730	21,466	26,609	12,736	146%	5,143	24%
Amortization of acquired technology	6,513	14,051	16,921	7,538	116%	2,870	20%
Stock-based compensation	—	44	36	44	—	(8)	(18)%

Total cost of revenue	$22,289	$50,130	$59,985	$27,841	125%	$9,855	20%

Percentage of total revenue	21%	24%	23%

Software Licenses. Cost of software licenses consists principally of fees associated with integrating third party technology into our distributed systems products, namely our ChangeMan DS products and Professional and Dimensions products from our Merant acquisition, and fees associated with our StarTool FDM product through the second quarter of fiscal year 2004, and to a lesser extent, salaries, bonuses and other costs associated with our product release organization. Cost of software licenses was $0.7 million, $3.1 million and $3.2 million in fiscal year 2004, 2005 and 2006, representing 1%, 4% and 4% of total software licenses revenue, respectively. Cost of software licenses increased $2.5 million, or 371%, from fiscal year 2004 to 2005 and increased $0.1 million, or 2%, from fiscal year 2005 to 2006. The year-over-year absolute and percentage increases were due to increased sales of our distributed systems products, which include fees associated with integrating third party technology, as a result of our acquisition of Merant.

Maintenance. Cost of maintenance consists primarily of salaries, bonuses and other costs associated with our customer support organizations. Cost of maintenance was $6.4 million, $11.4 million and $13.2 million in fiscal year 2004, 2005 and 2006, respectively, representing 12%, 12% and 10% of total maintenance revenue, respectively. Cost of maintenance increased $5.0 million, or 79%, from fiscal year 2004 to 2005 and increased $1.8 million, or 16%, from fiscal year 2005 to 2006. The dollar increases are due to increases in salaries, benefits and other employee related expenses associated with our customer support organizations as a result of the growth in support personnel headcount to support growth in both maintenance revenue and our installed customer base. The year-over-year dollar increases were due principally to the increase in our installed customer base and our acquisition of Merant and, to a lesser extent, an increase in cost of maintenance resulting from the RTM technology acquisition in the second quarter of fiscal year 2005.

Professional Services. Cost of professional services consists of salaries, bonuses and other costs associated with supporting our professional services organization. Cost of professional services was $8.7 million, $21.5 million and $26.6 million in fiscal year 2004, 2005 and 2006, representing 97%, 89% and 91% of total professional services revenue, respectively. Cost of professional services increased $12.8 million, or 146%, from fiscal year 2004 to 2005 and $5.1 million, or 24%, from fiscal year 2005 to 2006. The dollar increases are due to an increase in salaries, benefits and other employee related expenses associated with our professional services organization to support higher professional services revenue and increases in third party contractor costs. The dollar increase in fiscal year 2005, when compared to fiscal year 2004, was in large part driven by our acquisition of Merant. In fiscal year 2005, when compared to fiscal year 2004, the cost of professional services as a percentage of professional services revenues decreased as a result of improvement in our consulting business fueled in part by increases in a number of large engagements. The dollar increase from fiscal year 2005 to fiscal year 2006 was due principally to an increase in salaries, benefits and other employee related expenses associated with our professional services organization to support higher professional services revenue and to increases in third party contractor costs. The year-over-year increases in cost of professional services as a percentage of professional services revenue is due principally to the rate of growth of our costs being greater than the rate of growth in professional services revenue.

Amortization of Acquired Technology. In connection with various prior acquisitions and most recently TeamShare, Merant and the RTM technology, we have recorded $93.8 million in acquired technologies, offset by amortization totaling $48.6 million as of January 31, 2006. Amortization of acquired technology was $6.5 million, $14.1 million and $16.9 million in fiscal year 2004, 2005 and 2006, respectively. Amortization of acquired technology increased $7.6 million, or 116%, from fiscal year 2004 to 2005 and $2.9 million, or 20%, from fiscal year 2005 to 2006. The dollar increase in fiscal year 2005, when compared to fiscal year 2004, was predominantly due to the acquired technology recorded in connection with our acquisition of Merant, which accounted for approximately 76% of the increase, and to a lesser extent and in equal proportion, the acquired technology recorded in connection with our acquisitions of TeamShare and the RTM product. The dollar increase from fiscal year 2005 to fiscal year 2006 was due principally to the acquired technology recorded in connection with our acquisition of the business application planning technology in the first quarter of fiscal year 2006. We expect to record amortization of acquired technology totaling $27.2 million, $30.2 million and $30.2 million in fiscal year 2007, 2008 and 2009, respectively. These anticipated amortization amounts represent estimated amortization of intangible assets based on expected adjustments related to the merger and the acquisition transactions. The purchase price allocation related to the merger has not been finalized, however, and so future amortization of intangible assets relating to the merger and the acquisition transactions may differ from these estimates. See “Unaudited Pro Forma Condensed Consolidated Financial Information.” For additional information related to amortization of acquired technology and the acquisitions of Merant and the RTM technology from Integrated Chipware, see notes 3, 10 and 11 of notes to our consolidated financial statements for the fiscal years ended January 31, 2004, 2005 and 2006 included elsewhere in this prospectus.

Operating Expenses

The following table summarizes operating expenses for the periods indicated:

	Predecessor			Fiscal Year 2005 vs. 2004 Increase (Decrease)		Fiscal Year 2006 vs. 2005 Increase (Decrease)
	Fiscal Years Ended January 31,
	2004	2005	2006	In Dollars	In %	In Dollars	In %
	(dollars in thousands)
Operating expenses:
Sales & marketing	$29,158	$64,343	$73,880	$35,185	121%	$9,537	15%
Research & development	14,025	31,043	34,534	17,018	121%	3,491	11%
General & administrative	7,342	18,587	17,587	11,245	153%	(1,000)	(5)%
Stock-based compensation	—	686	1,741	686	—	1,055	154%
Amortization of intangible assets	2,032	9,608	10,516	7,576	(*)	908	9%
Acquired in-process research & development	—	10,400	—	10,400	—	(10,400)	(100)%
Restructuring, acquisition and other charges	—	2,351	6,462	2,351	—	4,111	175%

Total operating expenses	$52,557	$137,018	$144,720	$84,461	161%	$7,702	6%

Percentage of total revenue	50%	66%	56%

(*)	Percentage is not meaningful

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses, payroll taxes and employee benefits as well as travel, entertainment and marketing expenses. Sales and marketing expenses were $29.2 million, $64.3 million and $73.9 million in fiscal year 2004, 2005 and 2006, representing 28%, 31% and 29% of total revenue, respectively. Sales and marketing expenses increased $35.2 million, or 121%, from fiscal year 2004 to 2005 and $9.5 million, or 15%, from fiscal year 2005 to 2006.

The year-over-year dollar increases were due to our acquisition of Merant and, to a lesser extent, the expansion of our direct sales and marketing organizations to support license revenue growth, as well as increases in benefits and other employee-related costs associated with our TeamShare acquisition and, to a lesser extent, our acquisition of the RTM product. In fiscal year 2005, when compared to fiscal year 2004, sales and marketing expenses as a percentage of total revenue increased as the rate of growth in sales and marketing expenses was greater than the rate of growth in total revenue, in part fueled by our acquisitions of Merant, TeamShare and the RTM product. Sales and marketing expenses decreased as a percentage of total revenue from fiscal year 2005 to fiscal year 2006 as a result of cost synergies realized from our acquisitions of Merant, TeamShare and, to a lesser extent, the RTM product. In absolute dollar terms, we expect sales and marketing expenses to increase as we continue to hire additional sales and marketing personnel, market our distributed systems products and undertake additional marketing programs.

Research and Development. Research and development expenses consist primarily of salaries, bonuses, payroll taxes and employee benefits and costs attributable to research and development activities. Research and development expenses were $14.0 million, $31.0 million and $34.5 million in fiscal year 2004, 2005 and 2006, representing 13%, 15% and 14% of total revenue, respectively. Research and development expenses increased $17.0 million, or 121%, from fiscal year 2004 to 2005 and $3.5 million, or 11%, from fiscal year 2005 to 2006. The year-over-year dollar increases were due primarily to our acquisition of Merant and, to a lesser extent, increased costs generally associated with the expansion of our research and development efforts to enhance existing products and develop our distributed systems products, and our acquisitions of TeamShare and, to a lesser extent, the RTM product. Research and development expenses as a percentage of total revenue increased in fiscal year 2005, when compared to fiscal year 2004, due to the rate of growth in research and development expenses being greater than the rate of growth in total revenue, in part fueled by our acquisitions of Merant, TeamShare and the RTM product. We expect research and development expenses to increase, both in absolute dollar terms and as a percentage of total revenue, as we continue to hire additional research and development personnel primarily to develop our distributed systems product suite.

General and Administrative. General and administrative expenses consist primarily of salaries, bonuses, payroll taxes and benefits and certain non-allocable administrative costs, including legal and accounting fees and bad debts. General and administrative expenses were $7.3 million, $18.6 million and $17.6 million in fiscal year 2004, 2005 and 2006, respectively, representing 7%, 9% and 7% of total revenue, respectively. General and administrative expenses increased $11.3 million, or 153%, from fiscal year 2004 to 2005 and decreased $1.0 million, or 5%, from fiscal year 2005 to 2006. In fiscal year 2005, when compared to fiscal year 2004, general and administrative costs increased in absolute dollars and as a percentage of total revenue primarily as a result of our acquisition of Merant, and to a lesser extent, increased costs associated with our Sarbanes-Oxley Act compliance activities. In fiscal year 2006, when compared to fiscal year 2005, general and administrative costs decreased due to increased cost synergies realized from our Merant acquisition. We expect general and administrative expenses to decrease in absolute dollar terms because we will not be required to comply with certain regulatory requirements or perform investor relations functions applicable to publicly-held companies.

Stock-Based Compensation. In connection with our acquisition of Merant, we have recorded $1.8 million in deferred stock-based compensation reflecting the intrinsic value of the stock options assumed in the acquisition. The deferred stock-based compensation is being amortized over four years under an accelerated method whereby approximately $0.9 million, $0.5 million, $0.3 million and $0.1 million will be amortized to expense in the first, second, third and fourth years, respectively. In connection with the issuance of restricted stock in fiscal year 2006, we recorded $9.4 million in deferred stock-based compensation, reflecting the fair market value of the stock on the date of grant. Deferred stock-based compensation associated with the restricted stock is being amortized over five years under the straight-line method. As of January 31, 2006, we have amortized $2.5 million in deferred stock-based compensation and have $8.7 million remaining to be amortized.

Amortization of Intangible Assets. In connection with various prior acquisitions prior to the end of our fiscal year ended January 31, 2006, most recently TeamShare and Merant, we have recorded $65.3 million in identifiable intangible assets, offset by accumulated amortization totaling $23.8 million as of January 31, 2006.

Of the total intangible assets, $2.0 million, $9.6 million and $10.5 million was amortized in fiscal year 2004, 2005 and 2006, respectively. Amortization of intangible assets increased $7.6 million from fiscal year 2004 to 2005 and $0.9 million from fiscal year 2005 to 2006. The dollar increase in fiscal year 2005, when compared to fiscal year 2004, was almost exclusively due to the Merant acquisition, which added $59.2 million in amortizable intangible assets and, to a lesser extent, the TeamShare acquisition. The year-over-year dollar increases were due almost exclusively to the Merant acquisition, which added $59.2 million in amortizable intangible assets and, to a lesser extent, the TeamShare acquisition. See notes 1, 3, 10 and 11 of notes to our consolidated financial statements for the fiscal years ended January 31, 2004, 2005 and 2006 included elsewhere in this prospectus for additional information related to amortization of intangible assets and the Merant acquisition. Amortization of intangible assets is expected to be approximately $28.2 million, $32.6 million and $32.6 million in fiscal year 2007, 2008 and 2009, respectively. These anticipated amortization amounts represent estimated amortization of intangible assets based on expected adjustments related to the merger and the acquisition transactions. The purchase price allocation related to the merger has not been finalized, however, and so future amortization of intangible assets relating to the merger and the acquisition transactions may differ from these estimates. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Acquired In-Process Research and Development. In connection with our acquisition of Merant, we recognized a charge in the first quarter of fiscal year 2005 of $10.4 million for acquired in-process research and development. See note 11 of notes to our consolidated financial statements for the fiscal years ended January 31, 2004, 2005 and 2006 included elsewhere in this prospectus for additional information related to the acquired in-process research and development charge. We expect to recognize a charge of $2.8 for acquired in-process research and development in fiscal year 2007 as a result of the acquisition transactions. This anticipated amount represents an estimate based on expected adjustments related to the merger and the acquisition transactions. The purchase price allocation related to the merger has not been finalized, however, and so future charges for acquired in-process research and development relating to the merger and the acquisition transactions may differ from these estimates. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Restructuring, Acquisition and Other Charges. In connection with our acquisition of Merant, we have incurred and expect to continue to incur restructuring, acquisition and other charges related to the acquisition that are not part of our ongoing operations. Such charges have included and will include certain employee payroll, severance and other employee related costs associated with transitional activities that are not part of ongoing operations, and travel and other direct costs associated with integrating the two companies. We incurred $2.4 million of these charges in fiscal year 2005. In connection with the acquisition transactions, we have incurred or expect to incur approximately $0.5 million, $5.9 million and $11.9 million of these charges in the fiscal quarter ended October 31, 2005, the fiscal quarter ended January 31, 2006 and the fiscal quarter ending April 30, 2006 upon the consummation of the acquisition transactions, respectively.

Interest Income, Interest Expense and Amortization of Debt Issuance Costs

The following table summarizes total other income (expense) for the periods indicated:

	Predecessor			Fiscal Year 2005 vs. 2004 Increase (Decrease)		Fiscal Year 2006 vs. 2005 Increase (Decrease)
	Fiscal Years Ended January 31,
	2004	2005	2006	In Dollars	In %	In Dollars	In %
	(dollars in thousands)
Other income (expense):
Interest income	$3,399	$3,868	$6,203	$469	14%	$2,335	60%
Interest expense	(413)	(3,300)	(3,300)	(2,887)	(*)	—	(*)
Amortization of debt issuance cost	(42)	(1,466)	(1,340)	(1,424)	(*)	126	(9)%

Total other income (expense)	$2,944	$(898)	$1,563	$(3,842)	(130)%	$2,461	(74)%

Percentage of total revenue	3%	—%	—%

(*)	Percentage is not meaningful

Interest Income. Interest income was $3.4 million, $3.9 million and $6.2 million in fiscal year 2004, 2005 and 2006, respectively, representing an increase of $0.5 million, or 14%, in fiscal year 2005 over 2004 and an increase of $2.3 million, or 60%, in fiscal year 2006 over 2005. The dollar increase in fiscal year 2005, when compared to fiscal year 2004, is generally due to increases in balances on interest-bearing accounts, such as cash and cash equivalents, and both short and long-term investments, resulting from our offering of the convertible subordinated notes late in fiscal year 2004, which raised approximately $203.7 million, net of costs and restricted cash, and the accumulation of earnings, all partially offset by decreases in cash balances of $199.2 million, net of cash received and acquisition-related costs paid associated with our acquisition of Merant and $43.1 million due to our stock repurchase program implemented throughout fiscal year 2005. The dollar increase from fiscal year 2005 to fiscal year 2006 is due principally to increases in balances on interest-bearing accounts, such as cash and cash equivalents, and both short- and long-term investments, resulting from the accumulation of earnings and higher yields. The increases in balances were partially offset by decreases in cash balances of $4.9 million and $3.3 million, net of cash received and acquisition related costs paid associated with our acquisitions of Merant and Apptero, respectively, acquisition and other related costs paid totaling $3.8 million associated with the merger and the acquisition transactions, and $48.6 million due to our stock repurchase program implemented throughout fiscal year 2006.

Interest Expense. We recorded interest expense totaling $3.3 million and $3.3 million in fiscal year 2005 and 2006, respectively, in connection with our offering of our convertible subordinated notes in the fourth fiscal quarter of 2004, in which we raised $213.3 million in cash, net of costs. See “—Liquidity and Capital Resources” for a description of our convertible subordinated notes. After consummation of the acquisition transactions, we are highly leveraged. On a pro forma basis, after giving effect to the acquisition transactions, our cash interest expense for the fiscal year ended January 31, 2006 would have been $52.1 million.

Amortization of Debt Issuance Costs. In connection with our convertible subordinated notes, we recorded in the fourth quarter of fiscal year 2004 $6.7 million in debt issuance costs, which will be amortized over five years, the term of the initial put option by the holders of our convertible subordinated notes. As of January 31, 2006, we had approximately $3.9 million in unamortized debt issuance costs and had amortized approximately $0.1 million, $1.5 million and $1.3 million in fiscal years 2004, 2005 and 2006, respectively. We expect to amortize approximately $2.7 million of debt issuance costs in our fiscal quarter ended April 30, 2006 in connection with the conversion of approximately $154.6 million of our convertible subordinated notes. Amortization of debt issuance costs for the approximately $65.4 million of convertible subordinated notes that remain outstanding will be 0.4 million annually going forward through December 15, 2008, when the initial put option expires, or earlier, upon conversion or redemption of such convertible subordinated notes. In connection with the acquisition transactions, we expect to record in fiscal year 2007 approximately $17.1 in debt issuance costs related to our senior secured credit agreement and senior subordinated notes, amortized over seven years for the senior secured credit agreement and over ten years for the senior subordinated notes using the straight line method. On May 15, 2006, we extended the date on which holders could convert such notes into cash to May 30, 2006. On May 30, 2006, all but $8,000 of such notes were converted into cash.

Income taxes

Income Taxes. Income taxes were $12.3 million, $10.6 million and $17.4 million in fiscal year 2004, 2005 and 2006, representing effective income tax rates of 37%, 53% and 33%, respectively. Excluding the impact of the one-time in-process research and development charge of $10.4 million in the first quarter of fiscal year 2005, the effective income tax rate for fiscal year 2005 was 35%. Our effective income tax rate, excluding the one-time in-process research and development charge, has decreased annually. The effective income tax rate decreases year over year are in part due to increases in research and experiment tax credits as a result of the TeamShare acquisition in the second quarter of fiscal year 2004 and the Merant acquisition in the first quarter of fiscal year 2005. Our effective income tax rate has historically benefited from the U.S. research and experimentation tax credit and tax benefits generated from export sales made from the United States.

Liquidity and Capital Resources

Cash, Cash Equivalents and Investments. Since our inception, we have financed our operations and met our capital expenditure requirements through cash flows from operations. As of January 31, 2006 and excluding $3.3 million in restricted cash related to our convertible subordinated notes, we had $148.4 million in cash and cash equivalents, and an additional $60.8 million and $13.6 million in short and long-term investments, respectively, consisting principally of high grade commercial paper, certificates of deposit and short and long-term corporate notes and bonds. As of April 30, 2006 we had $121.3 million in cash and cash equivalents, and an additional $12.2 million in short-term investments, consisting principally of high grade commercial paper, certificates of deposit and short-term corporate notes and bonds.

Net Cash Provided by Operating Activities. Cash flows provided by operating activities were $34.4 million, $63.2 million and $84.1 million in fiscal year 2004, 2005 and 2006, respectively. In fiscal year 2004, our cash flows provided by operating activities exceeded net income principally due to the inclusion of non-cash expenses in net income, a decrease in accounts receivable and cash collections in advance of revenue recognition for maintenance contracts; all partially offset by decreases in corporate taxes payable and accrued expenses, and an increase in net deferred tax assets. In fiscal year 2005, our cash flows provided by operating activities exceeded net income principally due to the inclusion of non-cash expenses in net income, increases in corporate taxes payable and accrued expenses, and cash collections in advance of revenue recognition for maintenance contracts; all partially offset by a decrease in net deferred taxes payable and an increase in accounts receivable. In fiscal year 2006, our cash flows provided by operating activities exceeded net income principally as a result of the inclusion of non-cash expenses in net income, decreases in accounts receivable, and increases in accrued expenses and cash collections in advance of revenue recognition for maintenance contracts; all partially offset by a decrease in income taxes payable. Non-cash expenses included in net income consisted of amortization of deferred stock-based compensation in fiscal years 2005 and 2006 only, acquired in-process research and development in fiscal year 2005 only, and amortization of intangible assets and depreciation expense for all periods.

Cash flows provided by operating activities were $16.9 million and $12.6 million in the three months ended April 30, 2006 and the same period a year ago, respectively. In the three months ended April 30, 2006, our cash flows provided by operating activities exceeded net loss principally due to the inclusion of acquisition related charges and non-cash expenses in net loss, a decrease in accounts receivable, and cash collections in advance of revenue recognition for maintenance contracts; all partially offset by a decreases in income taxes payable, accrued expenses and accounts payable. In the same period a year ago, our cash flows provided by operating activities exceeded net income principally due to the inclusion of non-cash expenses in net income and cash collections in advance of revenue recognition on maintenance contracts; all partially offset by an increase in accounts receivable and a decrease in accounts payable.

Net Cash Used in Investing Activities. Net cash used in investing activities was $44.9 million, $151.9 million and $29.7 million in fiscal year 2004, 2005 and 2006, respectively. In fiscal year 2004, cash used in investing activities predominantly related to net purchases of short and long-term investments totaling $24.3 million, and to a lesser extent, the purchase of computer equipment and office furniture and equipment totaling $1.2 million. In fiscal year 2004, cash used in investing activities also included the cash paid for the TeamShare acquisition, net of cash received, totaling $19.4 million. In fiscal year 2005, cash used in investing activities predominantly related to cash paid for the acquisition of Merant, net of cash received and acquisition related costs paid, totaling $199.2 million, cash paid for the acquisition of selected assets of Integrated Chipware totaling $4.4 million, and the purchase of computer equipment and office furniture and equipment totaling $2.0 million; all partially offset by net sales of short and long-term investments totaling $53.7 million. In fiscal year 2006, cash used in investing activities related principally to cash paid for the acquisition of Merant, net of cash received and acquisition-related costs paid totaling $4.9 million, cash paid for the acquisition of Apptero totaling $3.3 million, the purchase of computer equipment and office furniture and equipment totaling $3.0 million and purchases of short- and long-term investments totaling $18.9 million.

Net cash used in investing activities was $795.3 million and $23.9 million in the three months ended April 30, 2006 and the same period a year ago, respectively. In the three months ended April 30, 2006, net cash used in investing activities related to cash paid in the merger including acquisition related costs totaling $856.8 million, acquisition related costs paid in connection with the acquisitions of Data Scientific Corp., Merant plc., and Apptero Inc., totaling $3.0 million, $0.5 million and $0.4 million, respectively, and the purchase of computer equipment and office furniture and equipment totaling $0.5 million; all partially offset by net sales of short and long-term investments totaling $62.6 million and the removal of restrictions on restricted cash totaling $3.3 million. In the same period a year ago, net cash used in investing activities related to net purchases of short and long-term investments totaling $17.9 million, acquisition related costs paid in connection with the acquisitions of Apptero Inc., and Merant plc. totaling $3.0 million and $2.3 million, respectively, and the purchase of computer equipment and office furniture and equipment totaling $0.7 million.

Net Cash Provided by (Used In) Financing Activities. Net cash provided by (used in) financing activities was $162.4 million, $(30.6) million and $(39.7) million in fiscal year 2004, 2005 and 2006, respectively. In fiscal year 2004, cash provided by financing activities was predominantly related to the offering of our convertible subordinated notes, in which we raised $203.7 million, net of costs and restricted cash, and to a lesser extent, the repayment of principal on notes receivable from stockholders totaling $7.0 million, the exercise of stock options under our employee stock option plan totaling $4.8 million, and the sale of our common stock under the employee stock purchase plan totaling $1.6 million; all partially offset by repurchases of our common stock under stock repurchase plans totaling $54.7 million. In fiscal year 2005, cash used in financing activities was related to repurchases of our common stock under stock repurchase plans totaling $43.1 million; all partially offset by the exercise of stock options under our employee stock option plan totaling $9.5 million and the sale of our common stock under the employee stock purchase plan totaling $3.0 million. In fiscal year 2006, cash used in financing activities was related to repurchases of our common stock under stock repurchase plans totaling $48.6 million, and acquisition and other related costs paid associated with the acquisition transactions totaling $3.8 million; all partially offset by the exercise of stock options granted under our employee stock option plan totaling $9.3 million and the sale of our common stock under our employee stock purchase plan totaling $3.4 million.

Net cash provided by financing activities was $751.0 million in the three months ended April 30, 2006 and net cash used in financing activities was $28.6 million in the same period a year ago. In the three months ended April 30, 2006, net cash provided by financing activities related to our incurring debt in the context of the merger to finance the merger in the form of a senior secured term loan and senior subordinated notes totaling $400.0 million and $200.0 million, respectively, equity contributions from Silver Lake investors and management totaling $335.8 million, and to a lesser extent, the exercise of stock options under our employee stock option plan totaling $1.1 million; all partially offset by the payment of convertible subordinated notes including the conversion premium totaling $167.1 million, debt issuance costs paid totaling $15.6 million, and payments made to the Employee Benefits Trusts totaling $3.2 million. In the same quarter a year ago, net cash used in financing activities related to common stock repurchased under the stock repurchase plan totaling $34.4 million; partially offset by the exercise of stock options under our employee stock option plan totaling $5.8 million.

Contractual Obligations and Commitments

After consummation of the acquisition transactions, we are highly leveraged. As of April 30, 2006, we had outstanding $670.8 million in aggregate indebtedness, with an additional $75.0 million of borrowing capacity available under our new revolving credit facility. Our liquidity requirements are significant, primarily due to debt service requirements. On a pro forma basis, after giving effect to the acquisition transactions, our cash interest expense for the fiscal year ended January 31, 2006 would have been $51.1 million.

We believe that current cash and short-term investments, and cash flows from operations will satisfy our working capital and capital expenditure requirements through fiscal year 2007. At some point in the future we may require additional funds for either operating or strategic purposes and may seek to raise the additional funds through public or private debt or equity financing. If we ever need to seek additional financing, there is no assurance that this additional financing will be available, or if available, will be on reasonable terms and not legally or structurally senior to or on parity with the notes.

The following is a summary of our various contractual commitments, including non-cancelable operating lease agreements for office space that expire between calendar years 2006 and 2013. All periods start from April 30, 2006.

	Successor
	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
	(in thousands)
Operating lease obligations	$13,568	$3,929	$5,762	$3,753	$124
Restructuring-related operating lease obligations	2,902	1,479	1,009	211	202
Senior secured term loan	400,000	4,000	8,000	8,000	380,000
Senior subordinated notes	200,000	—	—	—	200,000
Convertible subordinated notes	70,768	70,768	—	—	—

	$687,238	$80,176	$14,771	$11,964	$580,326

Working Capital, Accounts Receivable and Deferred Revenue. At January 31, 2006, we had working capital of $151.4 million and accounts receivable, net of allowances, of $35.5 million. Total deferred revenue increased to $77.9 million at January 31, 2006 from $76.3 million at January 31, 2005 primarily as a result of general growth in business. At April 30, 2006, we had working capital of $30.9 million and accounts receivable, net of allowances, of $29.9 million. Total deferred revenue was $67.0 million at April 30, 2006.

Acquisitions. The aggregate amount of cash paid relating to acquisitions during the fiscal year ended January 31, 2006 was approximately $11.5 million and consisted of $4.9 million related to our acquisition of Merant in April 2005, net of cash received and acquisition related costs incurred, $3.3 million related to our acquisition of Apptero in 2005, net of cash received and acquisition related costs incurred, $3.8 million in acquisition and other related costs related to our merger with Spyglass Merger Corp. in March 2006, and receipt of $0.5 million related to the acquisition of selected assets of Integrated Chipware. See notes 10 and 11 of notes to our consolidated financial statements for the fiscal years ended January 31, 2004, 2005 and 2006 included elsewhere in this prospectus for a detailed discussion of completed acquisitions, which have affected our liquidity. The aggregate amount of cash paid relating to acquisitions during the three months ended April 30, 2006 was approximately $860.7 million and consisted of $856.8 million related to the merger in March 2006, including acquisition related costs paid, $3.0 million related to our acquisition of Data Scientific Corp. in March 2006, net of cash received and acquisition related costs paid, $0.5 million related to our acquisition of Merant plc. in April 2005, net of cash received and acquisition related costs paid, and $0.4 million related to our acquisition of Apptero, Inc. in 2005, net of cash received and acquisition related costs paid. See Notes 2, 5 and 10 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information related to acquisition related activities, which have affected our liquidity.

Off-Balance Sheet Arrangements. We do not generally participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of April 30, 2006, we are not involved in any unconsolidated SPE transactions.

Senior Secured Credit Agreement

In connection with the consummation of the merger, we entered into a senior secured credit agreement pursuant to a debt commitment we obtained from affiliates of the initial purchasers of our senior subordinated notes.

General. The borrower under the senior secured credit agreement initially was Spyglass Merger Corp. and immediately following completion of the merger became Serena. The senior secured credit agreement provides for (1) a seven-year term loan in the amount of $400.0 million, which will amortize at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date of the acquisition transactions, with the balance paid at maturity, and (2) a six-year revolving credit facility that permits loans in an aggregate amount of up to $75.0 million, which includes a letter of credit facility and a swing line facility. In addition, subject to certain terms and conditions, the senior secured credit agreement provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $150.0 million. Proceeds of the term loan on the initial borrowing date were used to partially finance the merger, to refinance certain indebtedness of Serena and to pay fees and expenses incurred in connection with the merger. Proceeds of the revolving credit facility and any incremental facilities will be used for working capital and general corporate purposes of the borrower and its restricted subsidiaries.

Interest Rates and Fees. The outstanding $400.0 million term loan bears interest at a rate equal to three-month LIBOR plus 2.25%. That rate was 7.15% as of March 10, 2006. More generally, the loans under the senior secured credit agreement bear interest, at the option of the borrower, at the following:

•	a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin of (1) 2.25% with respect to the term loan and (2) 2.50% with respect to the revolving credit facility or

•	the alternate base rate, which is the higher of (1) the corporate base rate of interest announced by the administrative agent and (2) the Federal Funds rate plus 0.50%, plus, in each case, an applicable margin of (a) 1.25% with respect to the term loan and (b) 1.50% with respect to the revolving credit facility.

The revolving credit facility currently bears an annual commitment fee of 0.50% on the undrawn portion of that facility commencing on the date of execution and delivery of the senior secured credit agreement.

After the borrower’s delivery of financial statements and a computation of the maximum ratio of total debt (defined in the senior secured credit agreement) to trailing four quarters of EBITDA (defined in the senior secured credit agreement), or “total leverage ratio,” for the first full quarter ending after the closing date of the merger, the applicable margins and the commitment fee will be subject to a grid based on the most recent total leverage ratio and to be agreed upon by the issuer and the lenders.

Prepayments. At the option of the borrower (1) amounts outstanding under the term loan may be voluntarily prepaid and (2) the unutilized portion of the commitments under the revolving credit facility may be permanently reduced and the loans under such facility may be voluntarily repaid, in each case subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the term loan and under any incremental term loan facility are subject to mandatory prepayment with (a) 50% of annual excess cash flow with certain step downs to be based on the most recent total leverage ratio and agreed upon by the issuer and the lenders, (b) 100% of net cash proceeds of asset sales and other asset dispositions by the borrower or any of its restricted subsidiaries, subject to various reinvestment rights of borrower and other exceptions, and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the borrower or any of its restricted subsidiaries, subject to various baskets and exceptions.

Guarantors. All obligations under the senior secured credit agreement are to be guaranteed by each future direct and indirect restricted subsidiary of the borrower, other than foreign subsidiaries. As of the date of this prospectus, we do not have any domestic subsidiaries and, accordingly, there are no guarantors on such date.

Security. All obligations of the borrower and each guarantor (if any) under the senior secured credit agreement are secured by the following:

•	a perfected lien on and pledge of (1) the capital stock and intercompany notes of each existing and future direct and indirect domestic subsidiary of the borrower, (2) all the intercompany notes of the borrower and (3) 65% of the capital stock of each existing and future direct and indirect first-tier foreign subsidiary of the borrower, and

•	a perfected first priority lien, subject to agreed upon exceptions, on, and security interest in, substantially all of the tangible and intangible properties and assets of the borrower and each guarantor.

Covenants, Representations and Warranties. The senior secured credit agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, capital expenditures, sales of assets, mergers and acquisitions, liens and dividends and other distributions. There are no financial covenants included in the senior secured credit agreement, other than a minimum interest coverage ratio and a maximum total leverage ratio.

Events of Default. Events of default under the senior secured credit agreement are include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

Senior Subordinated Notes

We have outstanding $200.0 million principal amount of senior subordinated notes, which bear interest at a rate of 10.375%, payable semi-annually on March 15 and September 15, and which mature on March 15, 2016. Each of our domestic subsidiaries that guarantees the obligations under our senior secured credit agreement will jointly, severally and unconditionally guarantee the notes on an unsecured senior subordinated bases. As of the date of this prospectus, we do not have any domestic subsidiaries and, accordingly, there are no guarantors on such date. The notes are our unsecured, senior subordinated obligations, and the guarantees, if any, will be unsecured, senior subordinated obligations of the guarantors. The notes are subject to redemption at our option under terms and conditions specified in the indenture related to the notes, and may be redeemed at the option of the holders at 101% of their face amount, plus accrued and unpaid interest, upon certain change of control events. See “Description of Notes.”

Convertible Subordinated Notes

On December 15, 2003, we issued an aggregate principal amount of $220.0 million of our 1.5% Convertible Subordinated Securities due 2023, or the convertible subordinated notes, in a private placement. We pay interest on June 15 and December 15 of each year. The first interest payment was made on June 15, 2004. Prior to the consummation of the merger, the convertible subordinated notes were convertible under certain conditions into shares of Serena common stock at an initial conversion rate of 45.0577 shares per $1,000 principal (representing an initial conversion price of approximately $22.194 per share), subject to certain adjustments. Upon the consummation of the merger, the convertible subordinated notes became convertible into $24.00 per share of Serena common stock into which such notes were convertible prior to the merger. Approximately $65.4 million of the convertible subordinated notes, excluding conversion premiums totaling $5.4 million, remained outstanding on March 25, 2006, the last day on which holders could convert such notes into cash in connection with the merger. On May 15, 2006, we extended the date on which holders could convert such notes into cash to May 30, 2006. On May 30, 2006, all but $8,000 of such notes were converted into cash.

We have pledged a portfolio of U.S. government securities to secure the first six scheduled interest payments on the convertible subordinated notes. Accordingly, as of January 31, 2006, we had approximately $3.3 million in restricted cash against this pledge. Other than this pledge of U.S. government securities, the convertible subordinated notes are subordinated unsecured obligations and rank junior in right of payment to our existing and future senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The convertible subordinated notes are not listed on any securities exchange.

The holders of the convertible subordinated notes may require us to repurchase for cash all or a portion of their convertible subordinated notes on December 15, 2008, December 15, 2013 or December 15, 2018 at a purchase price equal to 100% of the principal amount of the convertible subordinated notes being purchased, plus accrued and unpaid interest to, but excluding the purchase date. We currently expect to have the necessary cash to repurchase all outstanding convertible subordinated notes at any such purchase date.

Covenant Compliance

Our senior secured credit agreement and the indenture governing the senior subordinated notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments;

•	make capital expenditures;

•	create certain liens;

•	sell certain assets;

•	enter into agreements that restrict the ability of our subsidiaries to make dividend or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates;

•	prepay, repurchase or redeem the notes;

•	create or designate unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

In addition, under our senior secured credit agreement, we are required to satisfy and maintain specified financial ratios and other financial condition tests, including minimum interest coverage ratio and a maximum total leverage ratio. We were in compliance with all of the covenants under the secured credit agreement and indenture as of April 30, 2006. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants would result in a default (which, if not cured, could mature into an event of default) and in certain cases an immediate event of default under our senior secured credit agreement. Upon the occurrence of an event of default under our senior secured credit agreement, all amounts outstanding under our senior secured credit agreement could be declared to be (or could automatically become) immediately due and payable and all commitments to extend further credit could be terminated.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, is a non-GAAP measure used to determine our compliance with certain covenants contained in the indenture governing the senior subordinated notes and in our senior secured credit agreement. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indenture governing the senior subordinated notes and our senior secured credit agreement. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

The breach of financial covenants in our senior secured credit agreement (i.e., those that require the maintenance of ratios based on Adjusted EBITDA) would result in an event of default under that agreement, in which case the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indenture governing the senior subordinated notes. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt agreements require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net income (loss), which is a GAAP measure of our operating results, to Adjusted EBITDA as defined in our debt agreements.

	Predecessor					Successor
	Year Ended January 31,			Three Months Ended April 30,	For the Period From February 1, 2006 to March 9,	For the Period From March 10, 2006 to April 30,	Pro Forma Year Ended January 31,	Pro Forma Three Months Ended April 30,
	2004	2005	2006	2005	2006	2006	2006	2006
	(in thousands)
Net income (loss)(1)	$21,351	$9,486	$35,267	$8,139	$(34,716)	$(7,378)	$(22,273)	$(11,511)
Interest (income) expense, net	(2,944)	898	(1,563)	48	1,430	6,060	50,527	12,818
Income tax expense (benefit)	12,303	10,573	17,363	4,780	(8,335)	(3,464)	10,971	(7,515)
Depreciation and amortization expense(2)	10,135	27,160	32,013	7,903	3,457	12,445	72,259	21,829

EBITDA	$40,845	$48,117	$83,080	$20,870	$(38,164)	$7,663	89,542	15,621

Deferred maintenance writedown(1)							2,430	3,374

Adjusted EBITDA(1)							$91,972	$18,995

(1)	Pro forma net income for the fiscal year ended January 31, 2006 includes the deferred maintenance write down associated with Serena’s acquisition of Merant in the first quarter of fiscal year 2005. This maintenance revenue is added back in calculating Adjusted EBITDA for purposes of the indenture governing the senior subordinated notes and the senior secured credit agreement.
(2)	Depreciation and amortization expense includes depreciation of fixed assets, amortization of leasehold improvements, amortization of acquired technologies and other intangible assets, and amortization of stock-based compensation.

Our covenant requirements and pro forma ratios for the fiscal year ended January 31, 2006 are as follows:

	Covenant requirement		Pro forma Serena ratio
Senior secured credit agreement(1)
Minimum Adjusted EBITDA to consolidated interest expense ratio	1.35	x	1.	96x
Maximum consolidated total debt to Adjusted EBITDA ratio	7.75	x	—
Senior subordinated notes(2)
Minimum Adjusted EBITDA to fixed charges ratio required to incur additional debt pursuant to ratio provisions	2.00	x	1.	96x

(1)	Our senior secured credit agreement requires us to maintain a consolidated Adjusted EBITDA to consolidated interest expense ratio starting at a minimum of 1.35x for the one-quarter period ending July 31, 2006 and stepping up over time to 1.40x by the end of the fiscal year ending January 31, 2007, 1.60x by the end of the fiscal year ending January 31, 2008, 1.75x by the end of the fiscal year ending January 31, 2009 and 2.00x by the end of the fiscal year ending January 31, 2010. Consolidated interest expense is defined in the senior secured credit agreement as consolidated cash interest expense less cash interest income and is further adjusted for certain non-cash interest expenses and other items. Again beginning with the one-quarter period ending July 31, 2006, we are also required to maintain a consolidated total debt to consolidated Adjusted EBITDA ratio starting at a maximum of 7.75x and stepping down over time to 7.50x by the end of the fiscal year ending January 31, 2007, 6.75x by the end of the fiscal year ending January 31, 2008, 6.00x by the end of the fiscal year ending January 31, 2009, 5.50x by the end of the fiscal year ending January 31, 2010 and 5.00x by the end of the fiscal year ending January 31, 2011. Consolidated total debt is defined in the senior secured credit agreement as total debt other than certain indebtedness and is reduced by the amount of cash and cash equivalents on our balance sheet in excess of $5.0 million. The pro forma consolidated total debt to Adjusted EBITDA ratio for the fiscal year ended January 31, 2006 could not be calculated given the absence of pro forma balance sheet information as of January 31, 2006. On a historical basis however, as of April 30, 2006, our consolidated total debt was $554.5 million, consisting of total debt other than certain indebtedness totaling $670.8 million, net of cash and cash equivalents in excess of $5.0 million totaling $116.3 million. Failure to satisfy these ratio requirements would constitute a default under the senior secured credit agreement. If our lenders failed to waive any such default, our repayment obligations under the senior secured credit agreement could be accelerated, which would also constitute a default under the indenture governing the senior subordinated notes.
(2)	Our ability to incur additional debt and make certain restricted payments under the indenture governing the senior subordinated notes, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charges ratio of at least 2.0x, except that we may incur certain debt and make certain restricted payments and certain permitted investments without regard to the ratio, such as our ability to incur up to an aggregate principal amount of $625.0 million under our senior secured credit agreement (inclusive of amounts outstanding under our senior secured credit agreement from time to time; as of April 30, 2006, we had $400.0 million outstanding under our term loan and available commitments of $75.0 million under our revolving credit facility), to acquire persons engaged in a similar business that become restricted subsidiaries and to make other investments equal to the greater of $25.0 million or 2% of our consolidated assets. Fixed charges is defined in the indenture governing the senior subordinated notes as consolidated interest expense less interest income, adjusted for acquisitions, and further adjusted for non-cash interest expense.

Quantitative and Qualitative Disclosure about Market Risk

We have no foreign exchange contracts and historically have not used derivative financial instruments in our investment portfolio. Our financial instruments currently consist of cash and cash equivalents, short- and long-term investments, trade accounts receivable and accounts payable. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less to be cash equivalents. All of our cash equivalents and short and long-term investments principally consist of commercial paper and debt securities, and are classified as available-for-sale as of April 30, 2006.

Interest Rate Risk. Historically, our exposure to market risk for changes in interest rates relates primarily to our short and long-term investments and short-term obligations.

As of April 30, 2006, we had $400.0 million of debt under our senior secured credit agreement. A 1% increase in these floating rates would increase annual interest expense by $4.0 million. We have had limited exposure to interest rate fluctuations historically. As a result we have not used interest rate hedging strategies in the past. However, given our increased exposure to volatility in floating rates after the acquisition transactions, we expect to evaluate hedging opportunities and may enter into hedging transactions in the future.

Under our senior secured credit agreement, we are required, within 90 days after the closing date, to fix the interest rate of at least 50% of the aggregate principal amount of indebtedness under our term loan through swaps, caps, collars, future or option contracts or similar agreements. We must maintain this interest rate protection for a minimum of two years.

Foreign Exchange Risk. Sales to foreign countries accounted for approximately 34% of the total sales for fiscal year 2006, as compared to 31% and 29% in fiscal years 2005 and 2004, respectively. Because we invoice certain of our foreign sales in currencies other than the United States dollar, predominantly the British pound sterling and euro, and do not hedge these transactions, fluctuations in exchange rates could adversely affect the translated results of operations of our foreign subsidiaries. Therefore, foreign exchange fluctuations could create a risk of significant balance sheet gains or losses on our consolidated financial statements. However, given our foreign subsidiaries’ net book values and net cash flows for the most recent fiscal year then ended, we do not believe that a hypothetical 10% fluctuation in foreign currency exchange rates would have a material impact on our financial position or results of operations.

BUSINESS

Our Company

We are the largest global independent software company in terms of revenue focused solely on managing change across IT environments. Our products and services are used to manage and control change in mission critical technology and business process applications. Our software configuration management, business process management, helpdesk and requirements management solutions enable our customers to improve process consistency, enhance software integrity, mitigate risks, support regulatory compliance and boost productivity. Our revenue is generated by software licenses, maintenance contracts and professional services. Our customers rely on our software products, which are typically embedded within their IT environment, and are generally accompanied by renewable annual maintenance contracts.

Our software and services are of critical importance to our customers, who make significant investments in developing applications and automating IT processes around our software solutions. We have a diversified, global customer base with over 15,000 installations of our products at customer sites worldwide. Our customers include 96 of the Fortune 100 companies and industry leaders in the finance, telecommunications, automotive and transportation, healthcare, energy and power, equipment and machinery and technology industries, with no single customer accounting for 4% or more of our total revenue for the fiscal year ended January 31, 2006. During the same period, we generated 65.8%, 30.3% and 3.9% of our total revenue in North America, Europe and the Asia Pacific region, respectively.

Revenue generated from software licenses, maintenance contracts and professional services accounted for 35.4%, 53.2% and 11.4%, respectively, of our total revenue for the fiscal year ended January 31, 2006. Software license revenue is generated by the sale of perpetual software licenses to existing and new customers, and includes both upfront licenses as well as follow-on license purchases as customers expand capacity, add additional applications and users and develop a need for additional products to satisfy a broader set of requirements. Software licenses are generally accompanied by annual maintenance contracts, which are typically priced between 17% and 21% of the software license price. The annual maintenance contracts provide customers the right to obtain available updates, bug fixes and telephone support for our applications. We typically collect maintenance fees at the time the maintenance contract is entered into and recognize ratably such fees over the term of the contract. Professional services revenue is generated through services such as best practices implementations to facilitate the optimal installation and usage of our software, and technical consulting and education services.

We benefit from a high degree of revenue stability for several reasons. First, our revenue is generated predominantly from our existing customer base. For example, for the fiscal year ended January 31, 2006, approximately 86% of our software license revenue resulted from sales to existing customers. Second, under our standard maintenance contracts, we charge additional maintenance fees upon increases in the number of licensed users or the addition of processing power on the customer’s mainframe computer system. Third, our customer base has historically renewed maintenance contracts with us at a high rate. The dollar value from our renewed annual maintenance contracts for the fiscal year ended January 31, 2006 was approximately 90% of the dollar value from such maintenance contracts in the preceding fiscal year. We refer to this percentage in this prospectus as our “maintenance contract renewal rate.” In addition, we have historically been able to increase our mainframe software list prices annually. Our revenue stability is also enhanced by the fact that much of our license revenue comes from contracts of relatively small dollar amounts. For example, approximately 46% of our software license revenue for the fiscal year ended January 31, 2006 was related to licensing contracts of less than $100,000.

Our Industry

Companies increasingly depend on IT tools and applications for mission critical business processes. Many of the largest commercial businesses and government entities house essential information and applications in mainframe computers located in centralized datacenters and/or distributed systems networks. Organizations have also increasingly opened their IT systems to customers and suppliers through their Internet and extranet sites to enhance supplier and vendor transparency, decrease data inefficiencies and reduce time to market for their products and services.

Our customers’ applications, systems and IT infrastructure are constantly evolving to meet changing customer, supplier and employee requirements. In addition, government and industry regulations have increased the need for governance of these applications and monitoring changes to IT environments. Changes to IT environments are increasingly becoming complicated by the tendency towards moving internal software development offshore, which requires IT managers to oversee multiple development processes across various geographies. As a result, specific functionality allowing organizations to audit, track and monitor changes, and revert back to previous versions, has become critical to managing an IT system. Organizations have an ongoing and growing need for solutions that efficiently and effectively manage change across the increasingly complex IT environment.

Our products address a number of industry segments we refer to collectively as the “change governance” market. These industry segments include the software configuration management, or SCM, market, the requirements management, or RM, market, the business process management, or BPM, market, as well as the IT Asset Management Software, or ITAM, market. The SCM and RM markets combined were estimated to be approximately $1.1 billion in 2004 and are forecasted to grow to approximately $1.6 billion in 2009, according to International Data Company, or IDC, a market intelligence and advisory firm, representing a compound annual growth rate of 9.0%. According to IDC’s 2004 market share data, we were the number two ranked vendor in the combined SCM and RM markets. According to Gartner, Inc., or Gartner, a provider of research and analysis on the global information technology industry, the BPM market was estimated to be approximately $600 million in new license revenue in 2004 and is forecasted to grow to $1.1 billion in new license revenue by 2009, representing a 13.7% compound annual growth rate. The ITAM market was estimated to be approximately $1.0 billion in 2004 and is forecasted to grow to $1.6 billion in 2009 according to IDC, representing an 8.7% compound annual growth rate.

We believe that several factors will continue to drive growth in the markets we serve, including:

Accelerating Software Complexity. As organizations become more dependent on complex, cross-platform IT applications, the importance of managing IT change effectively is increasingly critical. Change management tools are necessary to understand how a change in one part of the IT environment will impact the other IT systems and processes related to such change.

Regulatory Compliance. Organizations across a range of industries are increasingly required to comply with regulations, such as the Sarbanes-Oxley Act, that effectively require organizations to audit, track and manage changes to their IT systems. We believe these regulatory changes and the overall regulatory environment are forcing many companies, for the first time, to audit their IT practices and confront change management issues with a high degree of attention directed at the potentially severe consequences of change management failures.

Outsourcing. Companies continue to outsource critical IT functions by shifting software development to new geographic locations, which creates the need to coordinate and communicate changes among developers in often widely dispersed locations. The outsourcing trend increases companies’ reliance on change management processes to allow all relevant personnel to view, approve and control changes to software applications.

Business Pressures for Productivity, Quality and Faster Time to Market. Ongoing pressures on IT departments to reduce spending and improve service will continue to focus attention on process improvement in the software development life cycle. Customers will look to vendors to provide well-integrated solutions that assure delivery of high quality applications to the market faster.

Significant Opportunity to Replace Internally Developed Solutions. A significant number of companies and government agencies currently use manual processes and internally developed software solutions to monitor their

IT environment. Due to accelerating software complexity, increasing regulatory requirements and outsourcing, a growing number of organizations have begun purchasing third-party software solutions instead of relying on manual processes and internally developed software solutions.

In addition to the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research, some market data and other statistical information used throughout this prospectus are based in part upon information regarding the information technology industry in the United States and internationally provided by Gartner and IDC. We obtained information relating to (1) the business process management software market from Gartner’s “Pure-Play BPM Software, Worldwide, 2004” by David Gootzit, Jim Sinur, Janelle Hill, Michael Melenovsky and Fabrizio Biscotti, and Gartner’s “Pure-Play Business Process Management, Worldwide: 2004-2009” by David Gootzit; (2) the software configuration management and the requirements management markets from IDC’s “Worldwide Software Configuration Management Tools 2004 Vendor Shares,” dated June 2005, by Melissa Webster and IDC’s “Worldwide Software Configuration Management Tools 2005-2009 Forecast Update,” dated December 2005, by Melissa Webster and Melinda-Carol Ballou; and (3) the IT asset management software market from IDC’s “Worldwide IT Asset Management Software 2005-2009 Forecast and 2004 Vendor Shares,” dated December 2005, by Frederick W. Broussard. While we believe that each of these publications, studies and surveys is prepared by reputable sources, we have not independently verified market and industry data from third party sources. While we believe our internal company research is reliable, such research has not been verified by any independent source.

Investment funds affiliated with Silver Lake Partners own approximately 56.5% of our common stock on a fully diluted basis. Entities affiliated with Silver Lake Partners beneficially own approximately 33.2% of the outstanding common stock of Gartner. John Joyce and Michael Bingle, both Managing Directors of Silver Lake Partners, are members of Gartner’s board of directors. In addition, Mr. Joyce is a member of our board of directors. Information provided by Gartner is contained in reports that are available to all of Gartner’s clients and were not commissioned by or prepared for Silver Lake Partners or our company.

Our Strengths

We believe our strengths in addressing the above-mentioned industry opportunities include the following:

Global Software Vendor with Leading Market Position. We are the largest global independent software company in terms of revenue focused solely on managing change across IT environments. Our products offer solutions for both distributed systems and mainframe platforms. According to IDC’s 2004 market share data, we were the number two ranked vendor in the combined SCM and RM markets. We attribute our leading positions to the breadth and quality of our product offerings and to our established customer relationships.

Stable, Recurring Revenue Base with Significant Visibility. The mission critical nature of our products combined with our large installed customer base have enabled us to develop a stable, recurring revenue base comprised of license, maintenance and professional services revenues. For the fiscal year ended January 31, 2006, maintenance revenue comprised 53.2% of our total revenue. Our maintenance revenue is highly recurring, which provides us with significant visibility into our future revenue and profitability. For the fiscal year ended January 31, 2006, our maintenance contract renewal rate was approximately 90%, which we believe is higher than the industry average. We have a resilient revenue model where customers continue to buy licenses, and enter into and renew maintenance contracts, even during significant downturn periods for the software industry, such as from 2001 to 2003 when global IT spending experienced significant declines.

High Margins with Strong Cash Flow Generation. Due primarily to our broad portfolio of products, large installed customer base and leading market presence, our total revenue has increased at a compound annual growth rate of 27.8% for the period from fiscal year 2003 to fiscal year 2006 and our EBITDA has increased at a compound annual growth rate of 21.3% for the same period. For the fiscal year ended January 31, 2006, gross margin from our maintenance contracts was 90.3%. Additionally, our business model generates positive working capital and requires minimal capital expenditure, providing us with significant free cash flow. For the fiscal year ended January 31, 2006, we had cash flows from operating activities of $84.1 million, an EBITDA margin of 32.5% and $3.0 million in capital expenditures.

25 Year History with Diversified, Global Customer Base. We have a diversified, global customer base with over 15,000 installations of our products at customer sites worldwide, including 96 of the Fortune 100 companies. We have minimal customer concentration, with no one customer accounting for 4% or more of our total revenue for the fiscal year ended January 31, 2006. We are also continuing to expand our revenue base internationally. For the fiscal year ended January 31, 2006, we derived 34.2% of our total revenue from international customers.

High Switching Costs. Our software products help our customers define complex and ever-changing software environments. As such, our solutions become a key part of our customers’ application development infrastructure and are typically embedded deep within multiple parts of a customer’s mission-critical IT environment. In addition, it typically takes our customers six to twelve months to implement our products into their systems and requires a significant investment in effort and cost. This makes it difficult for other vendors to sell competing solutions to our customer base, as there are high switching costs in terms of time, effort and expense, and the process of switching products carries the potential for significant business disruption.

Experienced and Committed Management Team. Our management team has an established track record of operational excellence. On average, our senior management team has 20 years of software industry experience. We believe that our management team has been instrumental in growing our business, both internally and through strategic acquisitions.

Significant Equity Investments from our Founder, our Management and Silver Lake Partners. In connection with the merger, a trust and a foundation affiliated with Douglas D. Troxel, our founder and one of our directors, exchanged equity interests in Serena, which were valued for purposes of the exchange at approximately $154.1 million, for equity interests in the surviving corporation. Our Chief Executive Officer, our Chief Financial Officer and certain other members of our management have made equity investments in the surviving corporation in an aggregate amount of approximately $16.2 million, on a pre-tax basis (not including $4.5 million, on a pre-tax basis, of equity interests in the surviving corporation related to the roll-over of unvested restricted stock). This significant equity investment by our founder and management, together with the investment of $335.5 million by investment funds affiliated with or designated by Silver Lake Partners, represented over 44% of our capitalization as of April 30, 2006.

Our Strategy

We are focused on continuing to be the leading provider of solutions that enable organizations to manage change throughout their IT environment. To pursue our objectives we have implemented the following strategies:

Cross-Sell and Increase Penetration into Our Large, Global Installed Customer Base. We have a large, global installed base that primarily uses our SCM products for specific platforms. We have a significant opportunity to sell these existing customers SCM products on additional platforms, expand their use of our products outside of SCM (for example, for requirements management) and enable them to purchase and utilize our broader solution set for managing the entire application lifecycle. Moreover, we have the opportunity to sell additional licenses as customers expand capacity, add additional applications and users and develop a need for additional products to satisfy a broader set of requirements. Since we currently provide mission critical solutions to these customers, we believe we can generate these opportunities efficiently.

Maintain and Strengthen Technological Leadership of Our Products. We have a strategic vision to expand our suite of products to address change processes that span both application development and IT infrastructure. Our goal is to offer a suite of products that will provide a unified framework for connecting people, tools and processes involved throughout the application lifecycle, delivering automated change processes, managing workflow and enforcing business rules within an IT environment. We have assembled a global team of research and development personnel with strong industry and technical expertise. We continue to focus on improving and upgrading our existing product portfolio, and on developing innovative technologies to enhance our software products. We believe such products will increase the value that we are able to deliver to our customers, which we expect will enable us to increase our revenue.

Continue to Capitalize on Regulatory Compliance Spending. Organizations across a range of industries are increasingly required to comply with regulations, from industry-specific legislation such as the Health Insurance Portability and Accountability Act, or HIPAA, and the Gramm-Leach-Bliley Act, or the GLBA, to broader legislation such as the Sarbanes-Oxley Act. We believe that the need to comply with new regulatory standards will drive additional license sales of our products, as some customers may prefer not to depend on manual or internally developed systems to meet the regulatory parameters. Our products support regulatory compliance by, for example, providing automatic audit trails with a feedback loop necessary to comply with requirements imposed by the Sarbanes-Oxley Act. Our products enable easier demonstration of regulatory compliance, and also allow businesses to achieve benefits such as more reliable IT service, faster time to market and demonstrable return on investment for development initiatives.

Increase Federal Government Exposure. We work with federal government agencies and contractors to enable them to enforce standards and processes and improve software development. We believe the federal government market is not served efficiently by change management software vendors and is under-penetrated. We have recently increased our focus and investment in federal government initiatives to increase our penetration of this market, and we plan to leverage our partner relationships as part of these initiatives.

Use Our Consulting and Services Offerings to Increase Sales of Our Software Products. We plan to use our consulting and services offerings to help drive growth in our software licenses. We provide professional services on a global basis to our customers to deploy best practices implementations to facilitate the optimal installation and usage of our software. In addition to technical consulting, education and customer support, our professional services also include process reengineering and the development of interfaces with customers’ databases, third party proprietary software repositories or programming languages. As customers recognize the costs and time required to meet increasing regulatory requirements, we believe our professional services organization will benefit. In addition, we believe that our consulting and service offerings will lead to greater customer satisfaction with our products, and in turn will promote increased license and maintenance revenue.

Increase Our Revenue in the Asia Pacific Region. We provide localized versions of our products to serve the faster growing markets in the Asia Pacific region. In the fiscal year ended January 31, 2006, we introduced localized versions of two of our distributed systems products to the Chinese, Japanese and Korean markets. We have a network of channel partners in Singapore, Australia, Korea, Japan and China, which we consider to be the most important markets in the Asia Pacific region. We recently increased our investment in the Asia Pacific region expansion and intend to utilize partner relationships to expand further in such region. Revenue from the Asia Pacific region accounted for 3.9% of our total revenue for the fiscal year ended January 31, 2006.

Pursue Strategic Acquisition Opportunities. We have completed a number of strategic transactions in our history, which have enabled us to broaden our product portfolio and expand into new geographies. To supplement our internal development efforts and capitalize on growth opportunities, we intend to continue to employ a disciplined and focused acquisition strategy. We seek to opportunistically acquire businesses, products and technologies in our existing or complementary vertical markets at attractive valuations.

Our Products

We develop, market and support an integrated, cross-platform suite of software products for managing and controlling change across both distributed systems and mainframe platforms. A distributed system platform allows applications to share resources over a distributed network using operating systems such as UNIX, Linux and Windows. A mainframe platform uses a centralized system with high processing power to support high-volume applications. Our solutions improve process consistency and enhance the integrity of software our customers create or modify. This helps protect our customers’ valuable application assets and improve software developer productivity, operational efficiency, application availability and customers’ return on IT investments, all of which ultimately reduces the costs of managing their IT environment. Our products serve a variety of market and customer needs and are grouped as follows:

•	ChangeMan: Software change management solution for many platform types and operating systems. Our ChangeMan product family includes a broad array of products that manage change on distributed system and mainframe platforms using operating systems such as z/OS, UNIX, LINUX, Windows and AS/400. ChangeMan addresses the complexity of developing, deploying and maintaining software applications by providing software infrastructure to manage changes to IT applications in parallel, regardless of development methodology, geographic location or computing platform. ChangeMan also enables users to automate, control and synchronize those changes throughout the customer’s IT environment from a single point of control. Our ChangeMan solutions are flexible and can be tailored to individual customer specifications.

•	TeamTrack: Enterprise process management solution to map, track, and enforce IT requests and related operations processes. Our TeamTrack product allows customers to build and deploy integrated business processes that extend to all participants in a project, including departmental users, customers, suppliers and business partners. This Web-based, secure and highly configurable process and issue management solution creates repeatable, enforceable, auditable and predictable processes, giving our customers control, insight and predictability in their management of the application lifecycle and their business processes.

•	RTM: Requirements and traceability management solution for tracking and managing software requirements. RTM is a critical tool in the development of application software that enables multiple users to quickly and easily access and monitor the specifications necessary for a successful project.

•	ProcessView Composer: Defines and models customer application software requirements, including business processes, user interfaces, system connections and application data. Our ProcessView Composer solution provides users and IT professionals a shared, visual way to communicate, collaborate and prototype software application functions prior to coding. As a result, ProcessView enables users to more accurately understand and meet desired results, which in turn reduces the overall costs of projects.

•	Collage: Enterprise-class Web content management solution. Our Collage solution manages change implementation workflow across the content on an organization’s Internet, intranet or extranet sites. Collage increases Web team productivity, shortens the time to Web of new and changing content, and helps automate the process of maintaining Websites.

•	StarTool: Application testing, implementation and problem analysis for mainframe systems. Our StarTool solution improves mainframe application availability through file and data management, data comparison, fault analysis, application performance management, input/output optimization and application test debugging.

The following are our currently offered products:

	Year Product
Product Name	First Introduced	Last Introduced	Brief Description
Serena ChangeMan Dimensions	1987	2005	Process-driven change management for heterogeneous systems

Serena ChangeMan Professional Suite	1985	2005	Advanced SCM for team-based environments

Serena ChangeMan DS	1993	2005	Provides automated infrastructure to control and manage software change for distributed systems

Serena ChangeMan ZMF	1988	2005	Provides automated infrastructure to control and manage mainframe software change

Serena ChangeMan ZDD	2001	2005	Allows desktop developers working in their chosen graphical integrated development environment, or IDE, to develop mainframe application code under control of Serena ChangeMan ZMF

Serena ChangeMan M+R	1994	2001	Merges versions of programs to enable mainframe concurrent development

Serena ChangeMan SSM	1993	2005	Detects, tracks and synchronizes changes in multiple environments to improve system integrity and recoverability

Serena ChangeMan Version Manager	1985	2005	Version control across all platforms and standard IDEs

Serena ChangeMan Mover	2003	2005	Automates deployment of software assets into production

Serena ChangeMan Builder	2003	2005	Integrates with ChangeMan Dimensions and ChangeMan Professional to automate, accelerate, and simplify software builds

Serena ChangeMan Meritage	2003	2005	Enable version control and change management for Microsoft Office documents

Serena TeamTrack	1997	2005	Maps, tracks and enforces business processes. Manages issues throughout the entire life cycle

Serena RTM	1991	2005	Tracks and manages requirements throughout the development lifecycle

Serena ProcessView Composer	2005	2005	Defines and models customer application software requirements

	Year Product
Product Name	First Introduced	Last Introduced	Brief Description
Serena Collage	2001	2005	Automates and controls the process of updating and maintaining web content

Serena Comparex	1981	2004	Performs data comparison for mainframe application testing and software quality

Serena StarTool FDM	1989	2005	Facilitates complex mainframe file and data management tasks

Serena StarTool DA Batch and CICS	1995	2005	Automates mainframe dump and abend analysis and speeds application problem solving activities

Serena StarTool APM	2000	2005	Monitors and records information for mainframe application performance/tuning activities

Serena StarTool IOO	1987	2003	Automatically optimized mainframe application I/O operations

Serena StarTool RB VSAM	1999	2000	Perform record level backup and restore utility for mainframe VSAM data

Products Under Development

In the coming year, we will continue to execute on our mission to give enterprises control, predictability and insight over change from business planning to operations by enhancing existing products and releasing new solutions based on market needs and requirements. While each development project will be defined and scoped based on rigorous market analysis, taking into consideration the needs of our existing and prospective customers, the trends in the market, competitive moves and technological advancements, there are a number of overarching corporate goals that will be considered as well.

A major focus for us will be to continue to develop tight integrations between the various products within our portfolio, and with third-party vendor solutions, to ensure that our customers have the ability to track and manage change in a closed loop environment—ensuring that traceability and auditability for any change is maintained.

In addition, we continue to see significant opportunities to increase our presence in foreign markets, and as such will invest product development resources to internationalize and localize our products and solutions.

Our large and diverse customer base provides a great source for ideas on ways we can evolve our products to meet the needs of markets outside of SCM. Examples of markets in which our products already address identified customer problems include BPM and ITAM (Serena TeamTrack), requirements management (Serena RTM), and Web Content Management (Serena Collage). We will continue to develop our solutions to meet the needs of the markets we currently serve and those in which we can achieve a leadership position.

Professional Services and Customer Support

In connection with the licensing of our software products, we typically enter into annual maintenance contracts that provide customers the right to obtain available updates, bug fixes and telephone support for our applications. In addition, we provide professional services on a global basis to our customers to help them deploy best practices implementations and to facilitate the optimal installation and usage of our software. Our professional services offerings also include technical consulting and education services.

Consulting. We provide a comprehensive range of consulting services to our customers. Our consultants review customers’ existing IT systems and applications and make recommendations for changing those systems and applications and implementing our SCM products so that customers can fully realize their benefits. In addition to helping customers install and deploy our software products, our consulting services may also include process reengineering and developing interfaces with customers’ databases, third party proprietary software repositories or programming languages.

We also offer customers more specialized consulting services. These specialized consulting services include our best practices consulting services, which provide customers with expertise and assistance in defining and developing a best practice change and configuration management architecture and in identifying corresponding products, methods and procedures. Our consulting services are typically billed on a time and materials basis.

Education. We offer hands-on training courses for the implementation and administration of our products. Product training is provided on a periodic basis at our headquarters in San Mateo, California, at our offices in London and also at customer sites throughout the United States, Europe, and Asia. We also offer course development for certain of our products. We bill our education services on a per class basis.

Customer Support and Product Maintenance. We have a global staff of customer support personnel who provide technical support to customers. Our support centers are located in North America, the United Kingdom and Australia. We offer technical support services 24 hours a day, seven days a week via our Internet site, toll free telephone lines and electronic mail. Customers are notified about the availability of regular maintenance and enhancement releases via the Internet site or electronic mail. Customers can gain access to online services by registering on the SOS Internet web site. Customers are entitled to receive software updates, maintenance releases and technical support for an annual maintenance fee, which are typically priced between 17% and 21% of the license price.

Technology

Some of the key technological components of our products are summarized below:

Robust and flexible technology for managing processes across multiple sites. Our products contain workflow technology that facilitates the management and monitoring of software development activity and improves the efficiency of the development process. This is useful because a project to create a new software application might involve hundreds of developers working around the world on tens of thousands of software components, or pieces of code. Several developers might need to work on one component at the same time, or one developer might want to make a change to a single component that also requires changes to many other components. In this situation it is critical to coordinate and control what the developers are doing.

With our workflow technology:

•	workflows can be tailored to fit customers’ specific business processes (whereas competing products often impose a “one-size-fits-all” process on all customers);

•	developers are authenticated before they can make changes to components, and a detailed audit trail is maintained, which is useful for regulatory compliance;

•	managers can assign tasks to developers and track their progress; and

•	managers and developers can communicate and coordinate with one another using our products.

Technologies for managing and manipulating software components. Our technology also streamlines the software development process by indexing and tracking software components across multiple servers. Specifically, our technology can:

•	lock access to a file to prevent two developers from making competing changes to the same file;

•	compare two versions of the same file and detect differences, using a comparison engine;

•	process changes made to a single file by different developers, using a merge engine, which enables parallel development teams to apply changes concurrently; and

•	allow developers to determine which changes have led to errors, using a fingerprinting technology gives each file a unique token or “fingerprint” that changes if any bit is altered, which facilitates problem detection and resolution.

Leadership in open source standards for integration of software development tools. Our products comply with the Application Lifecycle Framework, or ALF, a set of open source standards which we have helped develop and whose purpose is to enable a diverse set of vendor tools, irrespective of architecture or platform, to exchange data and collaborate. This is useful because developers use a wide variety of tools to build software. They need tools to capture and define business requirements, to make designs, to write code components, to combine components into final applications, and to set up applications so that they are ready for use by end users. There are often many tools available for given purpose, and organizations and individuals have their own preferences in each area, which may include products from different vendors.

Research and Development

We plan to continue making substantial investments in research and development to maintain our leadership position in the software configuration management market. We believe that our success will continue to depend on our ability to enhance our current products and to develop new products that meet the needs of our customers and the market. Our commitment to research and development is reflected in our growing investments in this area, which were $14.0 million, $31.0 million and $34.5 million for fiscal years 2004, 2005 and 2006, respectively, representing 13%, 15% and 14% of our total revenue in those years.

We are committed to delivering products that consistently provide value to our customers. As part of our strategy for delivering on this commitment, we use our own products internally to automate much of our research and development operations. Our research and development staff also works very closely with our product marketing and support staff to ensure that everything we develop is mapped closely to customer and market requirements.

In the United States, research and development is primarily performed at our facilities in San Mateo, California; Hillsboro, Oregon; Colorado Springs, Colorado; and Woodland Hills, California. We also perform product development internationally in the United Kingdom, India and Ukraine.

Sales and Marketing

In the United States, Canada, the United Kingdom, Germany, Switzerland, France, Italy, the Benelux and Nordic regions, Australia, Singapore, Korea, Japan, China and India, we market our software primarily through our direct sales organization. We perform sales and marketing activities at 28 locations in 14 countries worldwide.

In addition to our direct sales and telesales efforts, we have established relationships with distributors, resellers and original equipment manufacturers, or OEMs, located in North America, Spain, Italy, Latin America, Belgium, Hong Kong, Israel, Australia, Japan, Korea and South Africa. These distributors, resellers and OEMs market and sell our software as well as provide technical support, educational and consulting services.

We market our products through seminars, industry conferences, trade shows, advertising, direct marketing efforts, third-party, and our own Internet sites. In addition, we have developed programs that promote an active exchange of information between our existing customers and us. These programs include customer meetings with our senior management at our Executive Briefing Center and focus group meetings with customers to evaluate product positioning.

Because our software license revenue in any quarter depends on orders booked and shipped in the last month, weeks or days of that quarter, at the end of each quarter, we typically have either minimal or no backlog of orders for the subsequent quarter.

Competition

The market for our products and services is highly competitive and diverse. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services that they offer.

Competition. We currently face competition from a number of sources, including:

•	Customers’ internal IT departments;

•	Providers of products that compete directly with the Serena ChangeMan ZMF and Comparex products, such as Computer Associates, IBM and smaller private companies;

•	Providers of application development programmer productivity and system management products, such as Compuware, IBM and smaller private companies.

•	Providers of mainframe application availability products that compete directly with Serena Comparex and the Serena StarTool product family, such as Compuware, IBM, Computer Associates and smaller private companies; and

•	Providers of web content management products that compete directly with Serena Collage, such as Interwoven, Vignette, and Documentum.

Competition in the Software Configuration Management (SCM) Distributed Systems Market. We face significant competition as we develop, market and sell our distributed systems products, including Serena ChangeMan DS, ChangeMan Professional, ChangeMan Dimensions, Serena TeamTrack and Version Manager products. Competitors in the distributed systems market include IBM, Computer Associates, Microsoft, Telelogic, and other smaller private companies. Measurable portions of the market also use freeware tools to address their basic needs for issue/defect tracking and source code control.

Future Competition. We may face competition in the future from established companies who have not previously entered the SCM market or from emerging software companies. Barriers to entry in the distributed systems software market are relatively low.

Intellectual Property

Our continued success depends upon proprietary technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such laws, procedures and contracts provide only limited protection. We submitted two patent applications for our technology in calendar year 1998, four more in calendar year 1999 and one in each of the calendar years 2001, 2002, 2004, 2005 and 2006. Of these patent applications, two patents were issued in calendar year 2001, two were issued in calendar year 2002 and one was issued in each of the calendar years 2003, 2004 and 2005. In addition, we filed three provisional patent applications in 2005. As part of our acquisition of Merant, we acquired three patents from Merant in calendar year 2004. The other applications are still pending and may never be issued.

Employees

As of April 30, 2006, we had 771 full-time employees, 196 of whom were engaged in research and development, 274 in sales and marketing, 188 in consulting, education and customer and document support, and 113 in finance, administration and operations. Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel. The loss of the services of one or more of our key employees could materially adversely affect our business, operating results and financial condition. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may not be able to retain our key personnel in the future. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Properties

Our principal administrative, sales, marketing, consulting, education, customer support and research and development facilities are located at our headquarters in San Mateo, California and in Hillsboro, Oregon. We currently occupy an aggregate of approximately 27,000 square feet of office space in the San Mateo facility, 64,000 square feet of office space in the Hillsboro facility, 20,000 square feet of office space in the St. Albans facility in the United Kingdom, 17,000 square feet of office space in the Colorado Springs facility, and 12,000 square feet of office space in the Woodland Hills facility under leases with terms running through March 2008, May 2011, July 2010, July 2006 and May 2009, respectively. Management believes its current facilities will be adequate to meet our needs for at least the next twelve months. We believe that suitable additional facilities will be available in the future as needed on commercially reasonable terms.

We also lease office space for sales and marketing in various locations throughout North America and have subsidiaries in Canada, the United Kingdom, Germany, France, Belgium, Sweden, the Netherlands, Italy, Switzerland, India, Australia, Korea, China, Japan and Singapore.

Legal Proceedings

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding to which we are a party is likely to have a material adverse effect on our business, results of operations, cash flows or financial condition.

MANAGEMENT

Our executive officers and directors are as follows:

Name	Age(1)	Position
Mark E. Woodward	48	President, Chief Executive Officer and Director
Robert I. Pender, Jr.	48	Senior Vice President, Finance and Administration, Chief Financial Officer
Carl Theobald	35	Senior Vice President, Research and Development
Edward Malysz	46	Senior Vice President, General Counsel and Secretary
Matthew DiMaria	45	Vice President, Marketing
David J. Roux	49	Chairman of the Board of Directors
John R. Joyce	52	Director
Hollie J. Moore	34	Director
Douglas D. Troxel	61	Director

(1)	As of July 1, 2006.

Mark E. Woodward has served as a member of Serena’s Board of Directors since June 2000 and as President, Chief Executive Officer since May 2000. Mr. Woodward also served as Serena’s Vice President, Worldwide Operations from February 2000 to May 2000 and as Vice President, Sales from November 1998 to February 2000. From August 1997 until November 1998, Mr. Woodward was Senior Vice President, Sales for Live Picture, Inc., a developer of Internet imaging technology. From August 1995 until August 1997, Mr. Woodward was Vice President, Sales for McAfee Associates, a network management firm. From March 1989 until August 1995, Mr. Woodward was Vice President, Sales for Legent, Inc., a developer of SCM products. Mr. Woodward currently serves as a member of the Board of Directors of Clear Technology, a company that provides software solutions to service organizations in the insurance, healthcare, financial services and telecommunications industries.

Robert I. Pender, Jr. has served as Serena’s Senior Vice President, Finance and Administration, Chief Financial Officer since December 1997. From December 1996 until August 1997, Mr. Pender was Vice President, Finance of Mosaix, Inc., a customer interaction software company. From April 1993 until December 1996, Mr. Pender served in a variety of positions, most recently as Chief Financial Officer, with ViewStar Corporation, a client/server workflow software company that was acquired by Mosaix, Inc. in December 1996.

Carl Theobald has served as Serena’s Senior Vice President, Research and Development since August 2004. From May 2002 to May 2004, Mr. Theobald was Vice President, Engineering for RubiconSoft, Inc., a demand management software company. From 1992 to 1994 and from 1997 to May 2002, Mr. Theobald served in a variety of roles at Oracle Corporation, most recently as Vice President of CRM Product Development. From 1994 to 1997, Mr. Theobald served in a variety of roles, most recently as Senior Development Manager, at Novasoft Inc., a document management and workflow software company.

Edward Malysz has served as Serena’s Senior Vice President and General Counsel since April 2006. Mr. Malysz served as Vice President, Legal of Symantec Corporation, a security and storage software company, from July 2005 to April 2006. From April 2002 to July 2005, Mr. Malysz served in various legal roles at VERITAS Software Corporation, a storage software company, including Vice President, Corporate Legal Services. From June 1999 through October 2001, Mr. Malysz served in a variety of roles with E-Stamp Corporation, an Internet postage provider, including Vice President, General Counsel, Secretary and Acting Chief Financial Officer. From July 1993 to June 1999, Mr. Malysz held various legal positions with Silicon Graphics, Inc., a computer manufacturer. Prior to July 1993, Mr. Malysz was employed as a transactional lawyer and a certified public accountant.

Matthew DiMaria has served as Serena’s Vice President, Marketing since February 2005. Mr. DiMaria was Senior Vice President of Marketing and Business Development for Everypath, a provider of mobile enterprise applications, from February 2001 to January 2005. From January 1998 to January 2001, Mr. DiMaria served as Vice President of Worldwide Marketing for Calico Commerce, a software provider. Mr. DiMaria also served as Vice President of Americas Marketing at Symantec Corporation from March 1995 to December 1997. Mr. DiMaria served in a variety of marketing and sales positions with Ingres Corporation and Applied Data Research between 1984 and 1995.

David J. Roux is a Managing Director and co-founder of Silver Lake. Mr. Roux was formerly Chairman and CEO of Liberate Technologies, a software platform provider. He also worked previously at Oracle Corporation and Lotus Development. He began his technology career as a co-founder and CEO of Datext, Inc., the first commercial CD-ROM publishing company. Mr. Roux currently serves on the boards of Thomson S.A., Symantec Corporation and UGS Corp.

John R. Joyce is a Managing Director of Silver Lake. Prior to joining Silver Lake in July 2005, he was the Senior Vice President and Group Executive of the IBM Global Services division. From 1999 through 2004, Mr. Joyce served as IBM’s Chief Financial Officer. Prior to 1999, Mr. Joyce was President of IBM Asia Pacific. In addition, he also served as Vice President and Controller for IBM’s global operations. Mr. Joyce also serves as a director of Avago Technologies Limited and Gartner, Inc. and is a member of the Bertelsmann AG Supervisory Board.

Hollie J. Moore is a Director of Silver Lake. Prior to joining Silver Lake in 1999, Ms. Moore was a principal at Hellman & Friedman L.L.C., a private equity firm. Prior to Hellman & Friedman, she worked as an investment banker in the Mergers & Acquisitions Department at Morgan Stanley & Co.

Douglas D. Troxel is the founder of Serena and has served on Serena’s Board of Directors since April 1980. He has also served as Serena’s Chief Technology Officer from April 1997 until the completion of the merger in March 2006. From June 1980 to April 1997, Mr. Troxel served as the President and Chief Executive Officer of Serena. Mr. Troxel served as a member of the Board of Directors of Penguin Computing Inc., a provider of Linux open standards hardware and software cluster solutions, from March 2001 to February 2005.

Board Composition

The composition of our board of directors is established by the terms of the stockholders agreement entered into by Spyglass, the Silver Lake investors, Mr. Troxel and the Troxel investors. Among other things, this stockholders agreement provides that, prior to any control event or initial public offering, and subject to additional terms and conditions, our board of directors will composed of the following persons:

•	our Chief Executive Officer,

•	Douglas D. Troxel and one other board member designated by the Troxel investors and their permitted transferees, and

•	the remaining board members designated by affiliates of Silver Lake.

Accordingly, we expect that one additional director designated by the Troxel investors (or their permitted transferees) will join our board of directors. See “Related Party Transactions—Agreements Related to the Merger—Stockholders Agreement.”

Committees of the Board

The standing committees of our board of directors currently consist of an audit committee, a compensation committee and a nominating committee. The audit committee is comprised of Mr. Joyce (chairperson) and Ms. Moore. The compensation committee is comprised of Mr. Roux (chairperson), Ms. Moore and Mr. Troxel. The nominating committee is comprised of Mr. Troxel (chairperson) and Mr. Roux.

Director Compensation

We do not currently compensate our management or non-management directors for their service on the board of directors or any committee of the board of directors. Members of the board are reimbursed for travel and other out-of-pocket expenses related to their board service.

Interlocks and Insider Participation

During fiscal year 2006 and prior to the consummation of the merger, the compensation committee consisted of former directors J. Hallam Dawson, Gregory J. Owens and Carl Bass. Our compensation committee is currently comprised of Mr. Roux, Ms. Moore and Mr. Troxel, who were each appointed to the compensation committee in May 2006. No interlocking relationship exists between any member of Serena’s compensation committee and any member of any other company’s board of directors or compensation committee.

Executive Compensation

The table below and footnotes thereto set forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to Serena by, our current President and Chief Executive Officer and our next four most highly compensated executive officers (Named Executive Officers), determined as of January 31, 2006 during the fiscal years ended January 31, 2006, 2005 and 2004. Other than as described in the table below, we did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of the lesser of $50,000 or 10% of such executive officer’s salary and bonus during fiscal year 2006, 2005 and 2004. Bonus and commission figures for each fiscal year presented represent bonuses and commissions earned and paid in that fiscal year as well as bonuses and commissions earned in that fiscal year but paid in the following fiscal year.

Summary Compensation Table

	Annual Compensation				Long-term Compensation Awards		All Other Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus	Restricted Stock Awards(#)	Securities Underlying Options (#)	Matching 401(k) Contributions	Group Life Insurance Premiums	Misc.
Mark E. Woodward Director, President and Chief Executive Officer	2006 2005 2004	$400,000 357,955 300,000		$483,920 504,438 243,117	315,000 — —	150,000 227,500 120,000	$14,104 10,911 8,000	$656 630 630	$	— — —

Robert I. Pender, Jr. Senior Vice President, Finance and Administration, Chief Financial Officer	2006 2005 2004	290,000 263,636 225,000		350,842 364,825 170,182	160,000 — —	100,000 127,500 80,000	14,075 10,716 8,000	844 409 315		— — —

L. Evan Ellis, Jr. Senior Vice President, Chief Operating Officer(1)	2006 2005 2004	257,500 240,455 208,000		271,786 301,064 143,252	— — —	100,000 65,000 225,000	18,038 8,502 8,000	1,294 408 284		— — —

Vita A. Strimaitis Senior Vice President, General Counsel and Secretary(1)	2006 2005 2004	231,750 225,417 203,125		140,186 137,373 38,974	— — —	50,000 55,000 20,000	14,028 8,664 8,000	773 250 179		— — 110	(2)

Carl Theobald Senior Vice President, Research and Development	2006 2005 2004	240,000 110,000 —	(3)	136,188 63,700 —	— — —	10,000 175,000 —	14,000 6,005 —	464 107 —		— — —

(1)	Mr. Ellis’ and Ms. Strimaitis’ employment with the company terminated on March 10, 2006, the closing date of the merger. In April 2006, Serena employed Ed Malysz as Senior Vice President and General Counsel.
(2)	Represents professional dues paid by Serena on behalf of the employee.
(3)	Mr. Theobald joined Serena in August 2004. This figure represents salary earned and paid during fiscal year 2005. Mr. Theobald’s annualized base salary for fiscal year 2005 was $240,000.

The following tables are required by SEC rules and set forth information regarding grants and exercises of stock options during fiscal year 2006, and set forth other information as of January 31, 2006. After January 31, 2006, however, in connection with the merger, all then outstanding options to acquire Serena common stock became fully vested and immediately exercisable (unless otherwise agreed between the holder of any such options and Serena). In addition, in connection with the merger, all options (other than certain options held by the management participants) were automatically cancelled immediately prior to the effective time of the merger (to the extent permissible under Serena’s stock plans) and were converted into a right to receive an amount in cash (without interest), less applicable withholding taxes, equal to the product of (1) the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by (2) the excess of $24.00 over the exercise price per share of our common stock subject to such option. To the extent the applicable Serena stock plan did not permit Serena to cancel outstanding options in connection with the merger without the consent of the option holder, Serena made an offer to such option holders (other than management participants) to cancel all of their options in exchange for the payment of the option consideration. In the case of options held by the management participants, the management participants were permitted (i) to “roll over” those options with an exercise price of less than $24.00 per share into new post-merger options to purchase Serena shares, subject to equitable adjustments to the exercise price and the number of shares subject to the options (the terms of these “roll over” options are described in greater detail below), (ii) to effect a “cashless exercise” of those options with an exercise price less than $24.00 per share in connection with the merger, or (iii) to cancel the options for the opportunity to receive future awards of options to purchase Serena shares. In the event that any of the options to acquire Serena common stock were not subject to the “roll over,” or otherwise exercised or cancelled prior to the merger, then such outstanding options remained outstanding and were subject to adjustment upon completion of the merger pursuant to the terms set forth in the applicable Serena stock plans.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during fiscal year 2006, including the potential realizable value over the ten-year term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of our future stock price. In fiscal year 2006, Serena granted options to acquire up to an aggregate of 1,054,000 shares to employees and directors, 994,000 shares of which were granted under the Amended and Restated 1997 Stock Option and Incentive Plan and 60,000 shares of which were granted under the Amended and Restated 1999 Director Option Plan. All grants under both plans were at an exercise price equal to not less than the fair market value of Serena’s common stock on the date of grant.

	Number of Securities Underlying Options Granted	Percentage of Total Options Granted in Fiscal Year 2006	Average Exercise Price Per Share	Expiration Date	Potential Realizable Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Mark E. Woodward	150,000	14.23%	$22.52	2/24/15	$2,124,406	$5,383,662
Robert I. Pender, Jr.	100,000	9.49%	$22.52	2/24/15	$1,416,271	$3,589,108
L. Evan Ellis, Jr.	100,000	9.49%	$22.52	2/24/15	$1,416,271	$3,589,108
Vita A. Strimaitis	50,000	4.74%	$22.52	2/24/15	$708,135	$1,794,554
Carl Theobald	10,000	0.95%	$22.52	2/24/15	$141,627	$358,911

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding stock options held as of January 31, 2006 by the Named Executive Officers. The “Value of Unexercised In-the-Money Options at January 31, 2006” is based upon the fair market value on January 31, 2006 of $23.61 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 31, 2006		Value of Unexercised In-the-Money Options at January 31, 2006
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark E. Woodward	—	$—	637,409	340,576	$4,167,988	$1,552,591
Robert I. Pender, Jr.	—	$—	429,882	217,244	$2,983,371	$992,519
L. Evan Ellis, Jr.	—	$—	505,415	232,711	$1,826,043	$729,059
Vita A. Strimaitis	—	$—	122,085	94,170	$341,037	$335,073
Carl Theobald	—	$—	61,979	123,021	$511,327	$943,323

Employment, Change in Control and Other Compensatory Arrangements

Executive Employment Agreements

Pursuant to the management agreements described in “Related Party Transactions—Agreements Related to the Merger,” each of Mr. Woodward and Mr. Pender entered into a definitive employment agreement with us effective as of the completion of the merger that governs the terms of his employment with Serena after the completion of the merger, and the terms and conditions relating to his equity investment and new stock option grants with respect to Serena. The terms include the following:

•	Mr. Woodward will serve as the President and Chief Executive Officer of Serena and Mr. Pender will serve as the Chief Financial Officer and Senior Vice President, Finance and Administration of Serena.

•	The new employment agreements are for an indefinite period. However, each of the executive or Serena may end the executive’s employment at any time.

•	Mr. Woodward will be paid a base salary of $400,000 per annum, and Mr. Pender will be paid a base salary of $290,000 per annum, subject to periodic reviews and possible increases as determined by the board or a committee thereof.

•	Each of Messrs. Woodward and Pender will be provided the opportunity to earn cash performance bonuses equal to up to 100% of base salary based upon the achievement of cumulative quarterly or annual performance targets established by our Board of Directors.

•	Each of Messrs. Woodward and Pender will be provided with employee benefits comparable to those provided to our other senior executives.

•	Each of Messrs. Woodward and Pender were granted stock options under our 2006 Stock Incentive Plan, a portion of which will vest based on the executive’s continuous service with Serena, while the rest of the options will vest over five years upon the achievement by Serena of certain performance targets. Mr. Woodward received time-based options covering 988,750 shares and performance-based options covering 1,836,250 shares. Mr. Pender received time-based options covering 595,000 shares and performance-based options covering 1,105,000 shares. The plan and the options granted thereunder are more fully described below under “—2006 Stock Incentive Plan.”

•

Subject to his execution of an effective release of claims in favor of Serena and certain related parties, and his continued compliance with the restrictive covenants described below, each of Messrs. Woodward and Pender will have the right to receive the following severance payments and benefits in the event that he is involuntarily terminated without “cause,” as defined in the agreement, or if he resigns for “good reason,” as defined in the agreement:

•	base salary through the date of termination, any earned but unpaid portion of the annual performance bonus award and any employee benefits to which the executive may be entitled under any employee benefit plans, such amount reduced by any amounts owed to Serena by the executive;

•	continuation of base salary for a period of 24 months following termination of employment;

•	continued health care coverage for a period of 24 months following termination of employment; and

•	six months of additional vesting credit for the time-based options.

•	In addition to the benefits described immediately above, in the event that Mr. Woodward or Mr. Pender is involuntarily terminated without “cause” or if he resigns for “good reason” in the one-month period prior to, or the thirteen-month period following, a change in control of Serena, then subject to his execution of an effective release of claims in favor of the surviving corporation and certain other parties and his continued compliance with the restrictive covenants described immediately below, he will have the right to a continuation of his target performance bonus for a period of 24 months following termination and the right to receive a pro-rata portion of any target performance bonus that he would have been entitled to receive for the quarter or year, as the case may be, in which such termination of employment occurs.

•	The employment agreements provide that during such time when Serena’s common stock is not publicly traded, each of Messrs. Woodward and Pender, Serena and Silver Lake Partners II, L.P. will use commercially reasonable best efforts to obtain stockholder approval in accordance with the terms of Section 280G of the Internal Revenue Code for any payments and benefits contingent upon the occurrence of a change in control. The executive’s employment agreement also contains a clause cutting back such payments and benefits for the purposes of Section 280G of the Internal Revenue Code in the event that such a cutback would allow the executive to obtain a higher after-tax value from such payments and benefits.

•	While employed by Serena and for a period of two years thereafter, except for the confidentiality covenant whose duration will be for an indefinite term, each of Messrs. Woodward and Pender will be subject to compliance with various restrictive covenants, including non-competition, confidentiality and non-solicitation/non-hire covenants, for the benefit of Serena and certain other parties.

Restricted Stock Purchase Agreements

In connection with the consummation of the merger, we have entered into restricted stock agreements, dated as of March 10, 2006, with each of Mr. Woodward and Mr. Pender. Pursuant to these agreements, Mr. Woodward was issued 604,800 shares of our common stock and Mr. Pender was issued 307,200 shares of our common stock. The awards are fully vested as to 60% of the shares as of the consummation of the merger, with the remaining 40% vesting on June 16, 2010, subject to the executive’s continued employment with us through that date. In addition, if Serena is subject to a “change in control” (as defined in the agreements) while the executive remains an employee of Serena, the remaining unvested shares will immediately vest in full. The restricted stock agreements also provide that each of Mr. Woodward and Mr. Pender has the right to receive “gross-up payments” from us for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code by reason of payments or benefits made or provided to Mr. Woodward and Mr. Pender as a result of any transaction consummated on or prior to April 1, 2006 under their restricted stock agreements and under any other plans, programs and arrangements of Serena.

2006 Stock Incentive Plan

Following the completion of the merger, we established a new stock incentive plan, the 2006 Stock Incentive Plan, which governs, among other things, the grant of options, restricted stock bonuses, and other equity-based awards, covering shares of Serena’s common stock to our employees (including officers), directors and consultants. Serena common stock representing 12% of outstanding common stock on a fully diluted basis as of the date of the merger (13,515,536 shares) is reserved for issuance under the plan. Each award under the plan will specify the applicable exercise or vesting period, the applicable exercise or purchase price, and such other terms and conditions as deemed appropriate. It is expected that stock options initially granted under the plan will be either “time options” that will vest and become exercisable over a four-year period or “time and performance options” that will vest based on the achievement of certain performance targets over a five-year period following the date of grant. All options granted under the plan will expire not later than ten years from the date of grant, but generally will terminate earlier upon termination of employment. In the event of a sale of substantially all of the assets of Serena, or a merger or acquisition of Serena, the board of directors may provide that awards granted under the plan will be cashed out, continued, replaced with new awards that substantially preserve the terms of the original awards, or terminated, with acceleration of vesting of the original awards determined at the discretion of the board of directors.

“Roll Over” Options

In connection with the merger, the management participants were permitted to elect to have the surviving company in the merger assume some or all of the Serena stock options that they held as of immediately prior to the merger and that had an exercise price of less than $24.00 per share. The number of shares subject to these “roll over” options was adjusted to be the number of shares equal to the product of (1) the difference between $24.00 and the exercise price of the option and (2) the quotient of the total number of shares of Serena’s common stock subject to such option, divided by $3.75. The exercise price of these “roll over” options was adjusted to $1.25 per share. The “roll over” options are subject to terms of the original option agreements with Serena, except that in the event of a “change in control” of Serena (as defined in the 2006 Stock Incentive Plan), the treatment of the “roll over” options upon such transaction will be determined in accordance with the terms of the 2006 Stock Incentive Plan.

SECURITY OWNERSHIP

The table below sets forth information regarding the estimated beneficial ownership of the shares of Serena Software, Inc. common stock as of July 1, 2006. The table sets forth the number of shares beneficially owned, and the percentage ownership, for:

•	each person that beneficially owns 5% or more of Serena’s common stock;

•	each of Serena’s directors;

•	each of Serena’s Named Executive Officers; and

•	all of the directors and executive officers of Serena as a group.

Following the merger, all of our issued and outstanding capital stock is held by the Silver Lake investors, the Troxel investors and the management participants. All members of our Board of Directors affiliated with Silver Lake may be deemed to beneficially own shares owned by the investment funds affiliated with Silver Lake. Each such individual disclaims beneficial ownership of any such shares in which such individual does not have a pecuniary interest.

Following completion of the merger, the Silver Lake funds (as defined in footnote (2) to the table below) are able to control all actions by our Board of Directors by virtue of their being able to appoint a majority of our directors, their rights under the stockholders agreement and their beneficial ownership of the only authorized and outstanding share of series A preferred stock to be issued in connection with the merger. See “Related Party Transactions—Agreements Related to the Merger.”

Silver Lake Partners II, L.P., one of the Silver Lake funds, holds one share of series A preferred stock, which ranks senior to the issuer’s common stock as to rights of payment upon liquidation, and which is the only outstanding share of series A preferred stock of the surviving corporation following the completion of the merger. The share of series A preferred stock is not entitled to receive or participate in any dividends. The holder of the series A preferred stock, voting as a separate class, has the right to elect one director of the issuer and the surviving corporation, and the director designated by the holder of the series A preferred stock is entitled at any meeting of the Board of Directors to exercise one vote more than all votes entitled to be cast by all other directors at such time.

Except as otherwise noted below, the address for each person listed on the table is c/o Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, California 94403. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial ownership is determined in accordance with the rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that were exercisable as of July 1, 2006 or will become exercisable within 60 days after such date are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
Silver Lake funds (2)	66,100,000	66.7%
Douglas D. Troxel (3) (director and former executive officer)	30,825,780	31.1%
L. Evan Ellis, Jr. (former executive officer)	—	*
John R. Joyce (4) (director)	66,100,000	66.7%
Hollie J. Moore (5) (director)	66,100,000	66.7%
Robert I. Pender, Jr. (6) (executive officer)	1,188,527	1.2%
David J. Roux (7) (director)	66,100,000	66.7%
Vita A. Strimaitis (former executive officer)	—	*
Carl Theobald (8) (executive officer)	250,000	*
Mark E. Woodward (9) (director and executive officer)	2,202,911	2.2%
All directors and executive officers as a group (ten persons)	100,674,776	98.8%

*	less than 1.0%
(1)	Percentage ownership is based on 99,113,930 shares of common stock outstanding as of July 1, 2006, including restricted stock.
(2)	Includes (i) 52,441,064 shares of common stock owned by Silver Lake Partners II, L.P. (“SLP II”), (ii) 158,936 shares of common stock held by Silver Lake Technology Investors II, L.P. (“SLTI II”) and (iii) 13,500,000 shares of common stock held by Serena Co-Invest Partners, L.P. (“Serena Co-Invest” and, together with SLP II and SLTI II, the “Silver Lake funds”). Silver Lake Technology Associates II, L.L.C. (“STLA II”) is the general partner of each of the Silver Lake funds. The address for each of the entities listed in this footnote is c/o Silver Lake Partners, 2725 Sand Hill Road, Suite 150, Menlo Park, California 94025.
(3)	Includes (i) 30,005,780 shares of common stock held by Mr. Troxel as trustee of the Douglas D. Troxel Living Trust and (ii) 820,000 shares of common stock held by Mr. Troxel as trustee of the Change Happens Foundation. Mr. Troxel has shared power to vote and dispose of the Change Happens Foundation shares. The address for each of the entities listed in this footnote is c/o Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, California 94403.
(4)	Mr. Joyce is a managing member of SLTA II. Amounts disclosed for Mr. Joyce are also included above in the amounts disclosed in the table next to “Silver Lake funds.” Mr. Joyce disclaims beneficial ownership in any shares owned directly or indirectly by the Silver Lake funds, except to the extent of any indirect pecuniary interest therein.
(5)	Ms. Moore is a senior officer of SLTA II. Amounts disclosed for Ms. Moore are also included above in the amounts disclosed in the table next to “Silver Lake funds.” Ms. Moore disclaims beneficial ownership in any shares owned directly or indirectly by the Silver Lake funds, except to the extent of any indirect pecuniary interest therein.
(6)	Includes 881,327 shares of common stock issuable pursuant to options that are exercisable or that will become exercisable within 60 days after July 1, 2006.
(7)	Mr. Roux is a managing member of SLTA II. Amounts disclosed for Mr. Roux are also included above in the amounts disclosed in the table next to “Silver Lake funds.” Mr. Roux disclaims beneficial ownership in any shares owned directly or indirectly by the Silver Lake funds, except to the extent of any indirect pecuniary interest therein.
(8)	Includes 250,000 shares of common stock issuable pursuant to options that are exercisable or that will become exercisable within 60 days after July 1, 2006.
(9)	Includes 1,598,111 shares of common stock issuable pursuant to options that are exercisable or that will become exercisable within 60 days after July 1, 2006.

RELATED PARTY TRANSACTIONS

Since February 1, 2003, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of such persons’ immediate families had or will have a direct or indirect material interest, other than agreements and transactions which are described under the caption “Management” or “The Merger and the Acquisition Transactions,” and the transactions described below.

Agreements Related to the Merger

Spyglass Merger Corp. entered into several related party agreements in contemplation of the merger, to which Serena succeeded by operation of law as a result of the merger.

Contribution and Voting Agreement

In connection with the merger, the Silver Lake investors, Douglas D. Troxel and the Douglas D. Troxel Living Trust, which is referred to as the “Troxel Trust,” entered into a contribution and voting agreement, dated as of November 11, 2005, as amended and restated as of March 9, 2006, pursuant to which the parties to the agreement agreed to make contributions to Spyglass immediately prior to the completion of the merger. In connection with the closing of the merger, the Troxel investors contributed 7,518,483 shares of Serena common stock to the issuer in exchange for 30,825,780 shares of issuer common stock, which shares were converted at the time of the merger into 30,825,780 shares, or 30.4%, of the outstanding common stock of the surviving corporation. The shares of Serena common stock contributed by the Troxel investors to Spyglass Merger Corp. were valued at $20.50 per share for the purpose of the contribution. Also pursuant to the contribution and voting agreement, the Silver Lake investors contributed an aggregate of $335.5 million of cash to the issuer in exchange for shares of issuer common stock and one share of series A preferred stock, which is held by Silver Lake Partners II, L.P. Each share of issuer common stock held by the Silver Lake investors was converted at the time of the merger into one share of common stock of the surviving corporation.

The one share of series A preferred stock, which ranks senior to the issuer’s common stock as to rights of payment upon liquidation, is the only outstanding share of series A preferred stock of the surviving corporation following the completion of the merger. The share of series A preferred stock is not entitled to receive or participate in any dividends. The holder of the series A preferred stock, voting as a separate class, has the right to elect one director of the issuer and the surviving corporation, and the director designated by the holder of the series A preferred stock is entitled at any meeting of the Board of Directors to exercise one vote more than all votes entitled to be cast by all other directors at such time.

The surviving corporation will be required to redeem the series A preferred stock for $1.00 upon the earliest of the following to occur:

•	the Silver Lake investors and their affiliates, in the aggregate, no longer hold at least 20% of our outstanding share equivalents (which are shares of common stock and the number of shares of common stock issuable, without payment to us of additional consideration, upon exercise, conversion or exchange of any other security);

•	the Silver Lake investors and their affiliates, in the aggregate, no longer beneficially own a number of outstanding share equivalents that is at least 20% more than the number of the outstanding share equivalents that the Troxel investors and their permitted transferees, in the aggregate, beneficially own; or

•	the consummation of an underwritten public offering of our common stock registered under the Securities Act.

Stockholders Agreement

In connection with the closing of the merger, Spyglass, the Silver Lake investors, Mr. Troxel and the Troxel investors entered into a stockholders agreement that contains the following provisions:

Board of Directors. The stockholders agreement requires that, until the earlier of a control event, which is defined below, or an initial public offering of shares of our common stock, the parties that beneficially own shares of our common stock will vote those shares to elect a board of directors having a specified composition. A “control event” means either (1) the Silver Lake investors and their affiliates no longer hold in the aggregate at least 20% of the outstanding share equivalents of Serena, or (2) the Silver Lake investors and their affiliates, in the aggregate, no longer beneficially own a number of outstanding share equivalents that is at least 20% more than the number of the outstanding share equivalents that the Troxel investors and their permitted transferees, in the aggregate, beneficially own. The stockholders agreement defines “share equivalents” as shares of Serena common stock and the number of shares of Serena common stock issuable, without payment to us of additional consideration, upon the exercise, conversion or exchange of any other security.

Pursuant to the stockholders agreement, prior to any control event or initial public offering, the board of directors of Serena will be composed of the following persons:

•	the Chief Executive Officer of Serena,

•	Douglas D. Troxel and one other member designated by the Troxel investors and their permitted transferees, and

•	the remaining board members designated by affiliates of Silver Lake.

The right of the Troxel investors to designate board members is subject to downward adjustments based on future reduction in their ownership of our common stock. The share of series A preferred stock held by Silver Lake Partners II, L.P. will entitle Silver Lake Partners II, L.P. to elect a director of Serena with the power to determine the outcome of all votes of the board of directors prior to the earlier of a control event and an initial public offering.

After an initial public offering of common stock of Serena, until the earlier of a control event and the third anniversary of such initial public offering, the Troxel investors and their permitted transferees will have the right to nominate one individual for election to the board of directors, provided the Troxel investors and their permitted transferees beneficially own at least 10% of all outstanding share equivalents of Serena. After an initial public offering, until the earlier of a control event and the third anniversary of such initial public offering, affiliates of Silver Lake will have the right to nominate the number of individuals for election to our board of directors that is equal to the product of the percentage of share equivalents of Serena held by specified affiliates of Silver Lake, multiplied by the number of directors then on the board, rounded up to the nearest whole number. For so long as the Troxel investors and/or specified affiliates of Silver Lake are entitled to nominate an individual for election to the board of directors, Serena is required to nominate such individual for election as a director as part of the management slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as it provides to any other individual standing for election as part of Serena’s management slate.

Voting and Consent Rights. Prior to a control event or an initial public offering of common stock of Serena, all parties to the stockholders agreement other than affiliates of Silver Lake that hold shares of common stock of Serena must vote their shares in the same manner as the Silver Lake affiliates vote their shares of common stock. However, the consent of a director designated by the Troxel investors and/or another stockholder that is party to the agreement would be required with respect to either of the following prior to a control event or initial public offering, unless the Troxel investors and their permitted transferees no longer beneficially own at least 10% of all outstanding share equivalents: (1) specified types of transactions between the Silver Lake affiliates, on the one hand, and Serena or any of its subsidiaries, on the other hand, and (2) amendments to the certificate of incorporation or bylaws of Serena that adversely affect the Troxel investors or such other stockholder and their permitted transferees relative to the Silver Lake affiliates.

Indemnification. Serena is required to indemnify and hold harmless each of the stockholders that is party to the stockholders agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:

•	the stockholder’s or its affiliate’s ownership of securities of Serena or its ability to control or influence Serena, and

•	the business, operations, properties, assets or other rights or liabilities of Serena or any of its subsidiaries.

Freedom to Pursue Opportunities. Subject to limited exceptions, neither the stockholders that are party to the stockholders agreement nor the Serena directors or board observers that they designate or nominate will be required to communicate any present or future corporate opportunities with respect to which such stockholder, director or observer may become aware to Serena and will not be liable to Serena or any of its affiliates or stockholders for breach of any contractual or other duty by reason of such stockholder, director or observer pursuing such opportunity for itself or directing such opportunity to another person.

Participation Rights. Subject to specified exceptions, until an initial public offering, Serena may not issue equity securities without permitting each stockholder party to the stockholders agreement to purchase a pro rata share of the securities being issued.

Transfer Provisions and Registration Rights. The stockholders agreement also contains (1) transfer restrictions applicable to the share equivalents held by the parties to the agreement, (2) tag-along rights in favor of parties to the agreement not affiliated with Silver Lake, (3) drag-along rights in favor of affiliates of Silver Lake, (4) a right of first offer applicable to certain transfers by the Troxel investors and their permitted transferees and (5) certain registration rights (including customary indemnification) and Rule 144 sale provisions applicable to specified parties to the agreement.

Management Agreements

In connection with entering into the merger agreement and in contemplation of the merger, as of November 11, 2005, Mark E. Woodward, a director and our Chief Executive Officer, and Robert I. Pender. Jr., our Chief Financial Officer, entered into substantially identical agreements, referred to as management agreements, with the issuer. Pursuant to the management agreements:

•	Upon the closing of the merger, Messrs. Woodward and Pender made an equity investment in the common stock of the surviving corporation equal to 66% and 60%, respectively, of the closing date value of such officer’s Serena stock as specified in his management agreement. For purposes of satisfying this minimum equity investment obligation, each share of Serena common stock they agree to retain was valued at $24.00 per share and each option to acquire shares of Serena common stock that they agree to retain was valued by the product of (1) the amount, if any, by which $24.00 exceeds the exercise price of such option prior to the merger and (2) the number of shares subject to such option prior to the merger.

•	After the closing of the merger, the surviving corporation granted new options to acquire the common stock of the surviving corporation under a new stock incentive plan. See “Management—Employment, Change in Control and Other Compensatory Arrangements—2006 Stock Incentive Plan.”

•	The common stock and options in the surviving corporation issued to Messrs. Woodward and Pender and the other management participants are subject to a management stockholders agreement, which generally contains the following provisions:

•	transfer restrictions,

•	repurchase rights in favor of the surviving corporation and certain of its affiliates,

•	piggyback registration rights in favor of Messrs. Woodward and Pender and the other management participants,

•	tag-along rights in favor of Messrs. Woodward and Pender and the other management participants with respect to sales by Silver Lake Partners II, L.P. and its affiliates, and

•	drag-along rights in favor of Silver Lake Partners II, L.P. and certain other entities.

•	The surviving corporation and each of Messrs. Woodward and Pender entered into a definitive employment agreement and related agreements to be effective as of the closing of the merger, which set forth the terms and conditions of each of their employment after the closing of the merger, and the terms and conditions relating to the each of their equity investment and new stock option grant. See “Management—Employment, Change in Control and Other Compensatory Arrangements—Executive Employment Agreements.”

Silver Lake Management Agreement

In connection with the signing of the merger agreement, Spyglass and Silver Lake Management Company, L.L.C., or the manager, entered into a management agreement pursuant to which the manager will provide consulting and management advisory services to us. Silver Lake Management Company, L.L.C. is an affiliate of the Silver Lake investors. Pursuant to this agreement, the manager received a transaction fee in the amount of $10.0 million payable at completion of the acquisition transactions, and will receive an annual fee thereafter of $1.0 million, payable quarterly in advance, and fees as mutually agreed between the manager and the company in connection with future financing, acquisition, disposition and change of control transactions involving the company or its subsidiaries. The manager or its affiliates also received reimbursement for their out-of-pocket expenses incurred by them in connection with the acquisition transactions prior to the completion of the acquisition transactions and will receive reimbursements for their out-of-pocket expenses in connection with the provision of services pursuant to the management agreement. The management agreement also contains customary exculpation and indemnification provisions in favor of the manager and its affiliates. This agreement has a term of seven years, but may be terminated by either party earlier upon certain events, including an initial public offering of our common stock. In connection with any such early termination, we are required to pay certain fees to the manager.

Indemnification of Directors and Officers

The surviving corporation has agreed, for a period of six years following the effective time of the merger, to indemnify each of the present and former directors and officers of our company to the fullest extent permitted by Delaware law against claims arising out of or pertaining to the fact that the person is or was an officer or director of our company or any of our subsidiaries prior to the merger. The certificate of incorporation of the surviving corporation provides that we will indemnify each of our directors and officers to the fullest extent permitted by law for claims arising by reason of the fact that he or she is a director, officer or employee of us or any of our subsidiaries.

Other Transactions with Management

In March 2005, Serena acquired a small privately held company, which developed application management software technology, in a cash merger transaction. Robert I. Pender, Jr., Serena’s Chief Financial Officer, owned some common stock in, and held a promissory note from, this technology company. Mr. Pender’s equity interest in this technology company represented less than 1% of its outstanding equity. As a result of the transaction, Mr. Pender received an aggregate of approximately $80,000, which represented payment of principal, interest and premium on his promissory note from the acquired company and consideration for his shares of common stock in the acquired company. In accordance with Serena’s code of conduct, Serena’s Board of Directors reviewed and approved the transaction in advance after disclosure of Mr. Pender’s interest in the acquired company.

We entered into employment agreements, and have entered into restricted stock purchase agreements, with Messrs. Woodward and Pender. See “Management—Employment, Change in Control and Other Compensatory Arrangements—Executive Employment Agreements” and “—Restricted Stock Purchase Agreements.”

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Agreement

In connection with the consummation of the merger, we entered into a senior secured credit agreement pursuant to a debt commitment we obtained from affiliates of the initial purchasers.

General. The borrower under the senior secured credit agreement is Serena. The senior secured credit agreement provides for (1) a seven-year term loan in the amount of $400.0 million, which amortizes at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date, with the balance paid at maturity, and (2) a six-year revolving credit facility that permits loans in an aggregate amount of up to $75.0 million, which includes a letter of credit facility and a swing line facility. In addition, subject to certain terms and conditions, the senior secured credit agreement provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $150.0 million. Proceeds of the term loan on the initial borrowing date were used to partially finance the merger, to refinance certain indebtedness of Serena and to pay fees and expenses incurred in connection with the merger. Proceeds of the revolving credit facility and any incremental facilities are being used for working capital and general corporate purposes of the borrower and its restricted subsidiaries.

Interest Rates and Fees. The loans under the senior secured credit agreement, at the option of the borrower, bear interest at the following:

•	a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin of (1) 2.25% with respect to the term loan and (2) 2.50% with respect to the revolving credit facility

•	the alternate base rate, which is the higher of (1) the corporate base rate of interest announced by the administrative agent and (2) the Federal Funds rate plus 0.50%, plus, in each case, an applicable margin of (a) 1.25% with respect to the term loan and (b) 1.50% with respect to the revolving credit facility.

The revolving credit facility bears an annual commitment fee of 0.50% on the undrawn portion of that facility commencing on the date of execution and delivery of the senior secured credit agreement.

After the borrower’s delivery of financial statements and a computation of the ratio of total debt (as defined in the senior secured credit agreement) to trailing four quarters of EBITDA (as defined in the senior secured credit agreement), or “total leverage ratio,” for the first full quarter ending after the closing date of the merger, the applicable margins and the commitment fee will be subject to a grid based on the most recent total leverage ratio and to be agreed upon by the issuer and the lenders.

Prepayments. At the option of the borrower (1) amounts outstanding under the term loan may be voluntarily prepaid and (2) the unutilized portion of the commitments under the revolving credit facility may be permanently reduced and the loans under such facility may be voluntarily repaid, in each case subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the term loan and under any incremental term loan facility are subject to mandatory prepayment with (a) 50% of annual excess cash flow with certain step downs to be based on the most recent total leverage ratio and agreed upon by the issuer and the lenders, (b) 100% of net cash proceeds of asset sales and other asset dispositions by the borrower or any of its restricted subsidiaries, subject to various reinvestment rights of borrower and other exceptions, and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the borrower or any of its restricted subsidiaries, subject to various baskets and exceptions.

Guarantors. All obligations under the senior secured credit agreement are to be guaranteed by each future direct and indirect restricted subsidiary of the borrower, other than foreign subsidiaries. As of the date of this prospectus, we do not have any domestic subsidiaries and, accordingly, there are no guarantors on such date.

Security. All obligations of the borrower and each guarantor (if any) under the senior secured credit agreement are secured by the following:

•	a perfected lien on and pledge of (1) the capital stock and intercompany notes of each existing and future direct and indirect domestic subsidiary of the borrower, (2) all the intercompany notes of the borrower and (3) 65% of the capital stock of each existing and future direct and indirect first-tier foreign subsidiary of the borrower, and

•	a perfected first priority lien, subject to agreed upon exceptions, on, and security interest in, substantially all of the tangible and intangible properties and assets of the borrower and each guarantor.

Covenants, Representations and Warranties. The senior secured credit agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, capital expenditures, sales of assets, mergers and acquisitions, liens and dividends and other distributions. There are no financial covenants included in the senior secured credit agreement, other than a minimum interest coverage ratio and a maximum total leverage ratio.

Events of Default. Events of default under the senior secured credit agreement include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the terms “we,” “our” and “us” each refer to (a) prior to the consummation of the Merger, Spyglass Merger Corp. and not any of its Affiliates and (b) from and after the consummation of the Merger, Serena Software, Inc. (“Serena”) and its consolidated Subsidiaries; and (2) the term “Issuer” refers only to (a) prior to the consummation of the Merger, Spyglass Merger Corp. and not any of its Affiliates and (b) from and after the consummation of the Merger, Serena Software, Inc. and not any of its Subsidiaries.

For purposes of this description, the “Notes” refers to the Issuer’s 10 3/8% senior subordinated notes due 2016, including the outstanding notes and the exchange notes. The outstanding notes were, and the exchange notes will be, issued under an indenture dated March 10, 2006 (the “Indenture”) among Spyglass Merger Corp., Serena and The Bank of New York, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions thereof, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as a Holder of the Notes. Copies of the Indenture are available as set forth under “Available Information.”

The outstanding notes and the exchange notes will constitute a single series of debt securities under the Indenture. If the exchange offer is consummated, holders of outstanding notes who do not exchange their outstanding notes in the exchange offer will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. Accordingly, when determining whether the required holders have given notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes. All references herein to specified percentages in aggregate principal amount of notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, percentages in aggregate principal amount of outstanding notes and exchange notes outstanding.

Brief Description of Notes

The Notes are:

•	unsecured senior subordinated obligations of the Issuer;

•	subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

•	effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facilities);

•	senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	initially guaranteed on an unsecured senior subordinated basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the

Indenture and the Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Restricted Subsidiaries (other than as detailed below) guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor, is subordinated in right of payment to all existing and future Senior Indebtedness of each such entity and is effectively subordinated to all secured Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries (subject to certain limited exceptions) or any Receivables Subsidiary guarantee the Notes. As of the date the Notes were issued, we did not have any domestic Subsidiaries and, accordingly, there are no Guarantors on such date. For the fiscal year ended January 31, 2006, on a pro forma basis, our Subsidiaries generated 31.4% of Serena’s total consolidated revenue. In addition, as of January 31, 2006, on a pro forma basis, our Subsidiaries held 31.0% of Serena’s consolidated assets.

The obligations of each Guarantor under its Guarantees will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payment on the notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee is subordinate in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Notes are subordinated in right of payment to all of the Issuer’s and the Guarantor’s existing and future Senior Indebtedness and effectively subordinated to all of the Issuer’s and the Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of April 30, 2006, Serena had $400.0 million of Senior Indebtedness (all of which would have been Secured Indebtedness under the Senior Credit Facilities).

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Subordination of the Notes

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness ranks senior to the Notes and the Guarantees in accordance with the provisions of the Indenture. The Notes and Guarantees in all respects rank pari passu with all other Indebtedness of the Issuer and the relevant Guarantor, respectively, other than indebtedness that is expressly subordinated to the Notes and/or the Guarantees, as applicable.

Pursuant to the Indenture, the Issuer and the Guarantors cannot incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture cannot treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Neither the Issuer nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Notes (or pay any other obligations relating to the Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuer is permitted to pay the Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer is not permitted to pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuer and related Guarantors are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In connection with the Notes, in the event of any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Issuer must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuer is outstanding, neither the Issuer nor any Guarantor may pay the Notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the Notes apply equally to the obligations of such Guarantor under its Guarantee.

A Holder, by its acceptance of Notes, agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $200,000,000 of Notes in the offering. The Notes mature on March 15, 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Interest on the Notes accrues at the rate of 10 3/8% per annum and is payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2006 to the Holders of Notes of record on the immediately preceding March 1 and September 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360 day year comprised of twelve 30 day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer is not entitled to redeem the Notes at its option prior to March 15, 2011.

At any time prior to March 15, 2011 the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after March 15, 2011 the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

Year	Percentage
2011	105.188%
2012	103.458%
2013	101.729%
2014 and thereafter	100.000%

In addition, until March 15, 2009 the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 110.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If the Issuer redeems less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or integral multiples of $1,000 in excess thereof; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities prohibit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of Notes under certain circumstances. The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Indebtedness, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary,

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities prohibit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Notes under certain circumstances.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the date of the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will no longer be applicable to the Notes:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “—Limitations on Layering”.

In addition, during any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenant described under “Repurchase at the Option of Holders—Change of Control” (the “Suspended Covenant”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b) the Existing Convertible Notes; or

(c) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on February 1, 2006, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment may exceed $20.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $25.0 million and (y) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $25.0 million or (y) 2.0% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made to effect the Acquisition Transactions or pay the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and any of them, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $50.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $625.0 million outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale or series of related Asset Sales that constitutes the sale, transfer, conveyance or other disposition of all or substantially all of a segment (as defined under GAAP) of the Issuer (other than any segment predominantly composed of assets acquired by the Issuer or its Restricted Subsidiaries subsequent to the Issue Date);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in a principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed $20.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4);

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $75.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary, of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under any Senior Indebtedness; and provided further that no Refinancing Indebtedness in respect of the Existing Convertible Notes may be incurred pursuant to this clause (13);

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Issuer or any Guarantor.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be greater than such Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses paid to, and indemnities provided for the benefit of, the Sponsor and its Affiliates pursuant to the Sponsor Management Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Acquisition Transactions and the payment of all fees and expenses related to the Acquisition Transactions, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith; and

(14) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b) the Indenture and the Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Layering

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Notes or such Guarantor’s Guarantee of the Notes, as the case may be; or

(2) expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee of the Notes, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Issuer would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit any similar and simultaneous deposit relating to other Indebtedness) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change in the subordination provisions thereof that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in a transaction that otherwise complies with the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes, borrowings under the Senior Credit Facilities as in effect on the Issue Date, the transactions contemplated by the Contribution and Voting Agreement and equity investments by members of Serena’s management in Spyglass Merger Corp. or Serena in connection with the foregoing.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at March 15, 2011 (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through March 15, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $7.5 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and;

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Additional Interest, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of (a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), (b) extraordinary, non-recurring or unusual expenses, (c) severance, (d) relocation costs, (e) curtailments or modifications to pension and post-retirement employee benefit plans and (f) other expenses relating to the Acquisition Transactions to the extent incurred on or prior to January 31, 2007, in each case shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) (a) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Acquisition Transactions in accordance with GAAP shall be excluded and (b) the effect of the adoption or modification of accounting policies within twelve months after the Issue Date shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution and Voting Agreement” means the Contribution and Voting Agreement, dated as of November 11, 2005, among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as an individual and as trustee of the Douglas D. Troxel Living Trust, and Spyglass Merger Corp., as the same may be amended prior to the Issue Date.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $50.0 million or more and that has been designated by the Issuer as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(i) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(j) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding the Existing Convertible Notes and any other debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Convertible Notes” means Serena’s 1.5% Convertible Subordinated Securities due 2023 and issued under the Indenture dated as of December 15, 2003, among Serena and U.S. Bank National Association, as trustee.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $20.0 million, such determination shall be made by the Board of Directors of the Issuer.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and UBS Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investors” means Silver Lake Partners II, L.P. and its Affiliates, but not including any portfolio companies of any of the foregoing.

“Issue Date” means March 10, 2006.

“Issuer” has the meaning set forth in the first paragraph under “—General”.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Merger” means the transactions contemplated by the Transaction Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means any direct or indirect parent company of the Issuer which directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer and which the Permitted Holders (other than such Parent Company) hold 50% or more of the total voting power of the Voting Stock of such parent company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its

Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date, any Parent Company and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments, the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $2.5 million outstanding at any one time, in the aggregate; and

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $15.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among Spyglass Merger Corp., Serena, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date by and among Spyglass Merger Corp., the lenders party thereto in their capacities as lenders thereunder, Lehman Commercial Paper Inc., as Administrative Agent, and the Joint Lead Arrangers and other Agents named therein, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, however that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have receive a certificate from an officer of the Issuer to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Senior Subordinated Indebtedness” means:

(1) with respect to the Issuer, Indebtedness which ranks equal in right of payment to the Notes issued by the Issuer; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor” means Silver Lake Management Company, L.L.C.

“Sponsor Management Agreement” means the management agreement between the Sponsor and the Issuer.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(3) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(4) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of November 11, 2005 between Spyglass Merger Corp. and Serena as the same may be amended prior to the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2011; provided, however, that if the period from the Redemption Date to March 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

Except as described in the next paragraph, the exchange notes initially will be represented by one or more permanent global certificates in definitive fully registered book-entry form (the “Global Notes”). The Global Notes will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of a nominee of DTC. The notes will only be issued in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No notes will be issued in bearer form.

Notes held by holders who elect to take physical delivery of their certificates instead of holding their interest through the Global Notes (and which are thus ineligible to trade through DTC) (collectively referred to herein as the “Non-Global Purchasers”) will be issued in registered form (the “Certificated Security”). Upon the transfer to a holder of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Certificates previously have been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

The Global Notes. We expect that pursuant to procedures established by DTC:

•	upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

•	ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Note directly through DTC if they are participants in such system or directly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest (including Additional Interest) (as defined) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest (including Additional Interest) in respect of the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended, if applicable, as required by the indenture and applicable law.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the Global Notes, which certificates will bear legends, if applicable, as required by the indenture and applicable law.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Serena has entered into a registration rights agreement with the initial purchasers of the outstanding notes in which it agreed, under certain circumstances, to use its reasonable best efforts to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 360 days following the closing date of the issuance of the outstanding notes. This registration statement is referred to in this prospectus as the “exchange offer registration statement,” and the related exchange offer is referred to as the “exchange offer.” The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on March 10, 2006.

Under the circumstances set forth below, Serena will use its reasonable best efforts to cause the SEC to declare effective a shelf registration statement, referred to as the “shelf registration statement,” with respect to the resale of the “registrable securities” (as defined in the registration rights agreement) within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law of SEC policy;

•	if the exchange offer is for any other reason not consummated within 360 days after the date of issuance of the outstanding notes;

•	if any holder of outstanding notes notifies us within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the exchange offer, (b) due to a change in law or policy it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resale by such holder or (c) it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours; or

•	the holders of a majority of the notes may not resell the exchange notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws.

Under the registration rights agreement, if (i) we fail to consummate the exchange offer or have a shelf registration statement declared effective within 360 days after the date the notes are issued, (ii) we are required to file a shelf registration statement and the shelf registration statement is not declared effective within 360 days after the date we learn we are required to file a shelf registration statement or (iii) the shelf registration statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the resale of outstanding notes, as the case may be, during the periods specified in the registration rights agreement (each such event referred to in clauses (i), (ii) and (iii) above, a “registration default”), then we will pay additional interest in cash to each holder of outstanding notes, with respect to the first 90-day period (or portion thereof) while any registration default is continuing, which will accrue beginning on the day following the occurrence of any registration default, in an amount equal to 0.25% per annum of the principal amount of the notes. The amount of additional interest will increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof) while a registration default is continuing until all registration defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate (or an affiliate of any guarantor, if applicable) within the meaning of Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate (or an affiliate of any guarantor, if applicable) within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate (or an affiliate of any guarantor, if applicable), or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Serena will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the applicable expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Serena will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be substantially identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon the occurrence of a registration default under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $200.0 million aggregate principal amount of the 10 3/8% Senior Subordinated Notes due 2016 are outstanding. This prospectus and the accompanying letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Serena intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement, except that we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

Serena will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Serena expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2006. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Serena reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes,” “—Acceptance of Exchange Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939, referred to in this prospectus as the “TIA.”

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to in this prospectus as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, Serena will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate (or an affiliate of any guarantor, if applicable) within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Serena, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, in order for the exchange agent to deliver exchange notes in exchange for outstanding notes tendered by book-entry delivery, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined “—Procedures for Tendering Outstanding Notes,” in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date, which means 5:00 p.m., New York City time, on                     , 2006.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount and, if applicable, the certificate numbers of the outstanding notes;

•	include a statement that such holder is withdrawing its election to have such outstanding notes exchanged;

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantee).

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, of notices of withdrawal, including time of receipt, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Mr. Randolph Holder Telephone: 212-815-5098	212-298-1915 To Confirm by Telephone: 212-815-5098	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Mr. Randolph Holder Telephone: 212-815-5098

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will also pay the reasonable fees and expenses of the exchange agent.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. As explained in the letter of transmittal, however, the tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	exchange notes are to be delivered to, or are to be issued or registered in the name of, any person other than the registered holder of the outstanding notes tendered;

•	outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued or registered in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

The outstanding notes and the exchange notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of outstanding notes who do not exchange their outstanding notes in the exchange offer will vote together with the holders of the exchange notes for all relevant purposes under the indenture. Accordingly, when determining whether the required holders have given notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes. All references herein to specified percentages in aggregate principal amount of notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, percentages in aggregate principal amount of outstanding notes and exchange notes outstanding.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period not to exceed 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers, who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period not to exceed 90 days after the consummation of the exchange offer we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of funds affiliated with Silver Lake Partners.

EXPERTS

The consolidated financial statements of Serena Software, Inc. as of January 31, 2005 and 2006, and for each of the years in the three-year period ended January 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2006, have been included in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The audit report covering the January 31, 2006 consolidated financial statements contains an emphasis paragraph which states that on March 10, 2006, Serena Software Inc. was acquired by an investment group that included members of management, as discussed in Note 1 to the consolidated financial statements.

AVAILABLE INFORMATION

Prior to consummation of the acquisition transactions, Serena Software, Inc. had historically been subject to, and as a result of the offering of the exchange notes, Serena Software, Inc. will become subject to, the informational requirements of the Exchange Act and in accordance therewith, will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we have filed or will file with the SEC at the SEC’s public website (http://www.sec.gov) or at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Until we recommence filing such reports and other information with the SEC, we will furnish to holders of outstanding notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

Under the indenture governing the outstanding notes and the exchange notes, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we are required to file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q and other information, documents and other reports which we would be required to file with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act. We are also required to make such filings and information available to the trustee and holders of the outstanding notes and exchange notes, without cost to any holder, within 15 days after we file them with the SEC. However, our reporting obligations under the indenture are not identical to the reporting obligations that we would have if we were subject to Section 13 or 15(d) of the Exchange Act. Among other differences, the indenture permits us to meet these periodic filing and information requirements within time frames that may be longer than those to which we would be subject if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. See “Description of Notes—Certain Covenants—Reports and Other Information.”

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	Predecessor	Successor
	January 31, 2006	April 30, 2006
	(Audited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$148,401	$121,261
Restricted cash	3,260	—
Short-term investments	60,837	12,171
Accounts receivable, net of allowance of $2,224 and $2,064 at January 31 and April 30, 2006, respectively	35,464	29,864
Deferred taxes, net	8,658	8,658
Prepaid expenses and other current assets	4,838	5,733

Total current assets	261,458	177,687
Long-term investments	13,626	—
Property and equipment, net	5,927	5,689
Goodwill	300,551	798,195
Other intangible assets, net	87,359	452,132
Other assets	2,689	12,375

TOTAL ASSETS	$671,610	$1,446,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$—	$57,143
Accounts payable	2,551	1,516
Income taxes payable	13,961	4,312
Accrued expenses	25,835	23,308
Accrued interest on term loan and subordinated notes	413	5,178
Deferred revenue	67,305	55,364

Total current liabilities	110,065	146,821
Deferred revenue, net of current portion	10,608	11,682
Long-term liabilities	1,953	1,061
Deferred taxes	27,976	169,784
Term loan	—	342,857
Senior subordinated notes	—	200,000
Convertible subordinated notes	220,000	70,768

Total liabilities	370,602	942,973

Commitments and contingencies:
Stockholder’s equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as at January 31, 2006; $0.01 par value, 10,000,000 shares authorized and no shares issued and outstanding at April 30, 2006	—	—
Series A Preferred stock, $0.01 par value; 1 share authorized, issued and outstanding at April 30, 2006	—	—
Common stock, $0.001 par value; 90,000,000 shares authorized; 41,380,171 shares issued and outstanding at January 31, 2006; $0.01 par value, 200,000,000 shares authorized and 99,113,930 shares issued and outstanding at April 30, 2006	41	991
Additional paid-in capital	153,411	509,109
Deferred stock-based compensation	(8,744)	—
Accumulated other comprehensive (loss) income	(4,529)	383
Retained earnings (deficit)	160,829	(7,378)

Total stockholders’ equity	301,008	503,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$671,610	$1,446,078

See accompanying notes to condensed consolidated financial statements.

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

Condensed Consolidated Statements of Operations

For the Three Months Ended April 30, 2005 and 2006

(In thousands)

(Unaudited)

	Predecessor		Successor
	For the three months ended April 30,	For the period from February 1 to March 9,	For the period from March 10 to April 30,
	2005	2006	2006
Revenue:
Software licenses	$22,178	$2,847	$12,401
Maintenance	32,996	13,989	17,420
Professional services	6,135	2,872	5,346

Total revenue	61,309	19,708	35,167

Cost of revenue:
Software licenses	603	238	452
Maintenance	3,419	1,375	1,807
Professional services	5,846	3,035	4,626
Amortization of acquired technology	4,167	1,786	4,882
Stock-based compensation (*)	14	—	—

Total cost of revenue	14,049	6,434	11,767

Gross profit	47,260	13,274	23,400

Operating expenses:
Sales and marketing	17,778	6,520	10,042
Research and development	8,856	3,555	5,110
General and administrative	4,630	1,806	3,652
Stock-based compensation (*)	215	—	—
Amortization of intangible assets	2,814	1,098	5,172
Acquired in-process research and development	—	—	4,100
Restructuring, acquisition and other charges (*)	—	41,916	106

Total operating expenses	34,293	54,895	28,182

Operating income (loss)	12,967	(41,621)	(4,782)
Interest income	1,112	856	1,587
Interest expense	(825)	(355)	(7,365)
Amortization of debt issuance costs	(335)	(1,931)	(282)

Income (loss) before income taxes	12,919	(43,051)	(10,842)
Income tax expense (benefit)	4,780	(8,335)	(3,464)

Net income (loss)	$8,139	$(34,716)	$(7,378)

(*) Stock-based compensation:

SFAS 123R compensation expense has been allocated to expense categories in all periods beginning on or after February 1, 2006 to coincide with the Company’s adoption of SFAS 123R.

Cost of maintenance	$7	$1	$43
Cost of professional services	7	2	36

Stock-based compensation in cost of revenue	14	3	79

Sales and marketing	121	27	691
Research and development	55	12	259
General and administrative	39	212	914
Restructuring, acquisition and other charges	—	18,457	—

Stock-based compensation in operating expenses	215	18,708	1,864

Total stock-based compensation	$229	$18,711	$1,943

See accompanying notes to condensed consolidated financial statements

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended April 30, 2005 and 2006

(In thousands) (Unaudited)

	Predecessor		Successor
	For the three months ended April 30,	For the period from February 1 to March 9,	For the period from March 10 to April 30,
	2005	2006	2006
Cash flows from operating activities:
Net income (loss)	$8,139	$(34,716)	$(7,378)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	693	319	448
Deferred income taxes	(2,591)	(1,450)	(3,629)
Provision (release) in allowance for bad debts	66	(17)	(24)
Accrued interest income, net of cash received	(31)	—	(677)
Accrued interest expense on term loan and subordinated notes, net of cash paid	825	355	4,950
Amortization of debt issuance costs	335	1,931	282
Amortization of deferred stock-based compensation	229	254	1,943
Amortization of acquired technology	4,167	1,786	4,882
Amortization of intangible assets	2,814	1,098	5,172
Acquired in-process research and development	—	—	4,100
Acquisition, restructure and other charges paid related to the Merger	—	40,931	106
Changes in operating assets and liabilities:
Accounts receivable	(6,213)	2,345	3,296
Prepaid expenses and other assets	(345)	116	163
Accounts payable	(2,481)	(430)	(605)
Income taxes payable	74	(6,886)	(2,763)
Accrued expenses	(478)	(1,322)	(1,859)
Deferred revenue	7,378	1,736	2,440

Net cash provided by operating activities	12,581	6,050	10,847

Cash flows used in investing activities:
Purchases of property and equipment	(704)	(221)	(311)
Cash paid in acquisition of Merant plc., net of cash received and acquisition related costs paid	(2,300)	(139)	(396)
Cash paid in acquisition of Apptero, Inc., net of cash received and acquisition related costs paid	(2,956)	(32)	(318)
Cash paid in acquisition of Data Scientific Corp., net of cash received and acquisition related costs paid	—	—	(3,014)
Acquisition and other related costs paid in the Merger	—	(30,281)	(106)
Cash paid in the Merger	—	—	(826,396)
(Purchases) sales of short-term and long-term investments	(17,899)	62,647	—
Restrictions removed on restricted cash and moved to cash & cash equivalents	—	—	3,260

Net cash used in investing activities	(23,859)	31,974	(827,281)

Cash flows (used in) provided by financing activities:
Common stock repurchased under the stock repurchase plan	(34,435)	—	—
Exercise of stock options under the employee stock option plan	5,848	1,067	—
Equity contributions from Silver Lake Partners and management	—	—	335,816
Debt issuance costs paid	—	—	(15,555)
Principal borrowings under the term Credit Facility	—	—	400,000
Principal borrowings under the senior subordinated notes	—	—	200,000
Payments made to the Employee Benefits Trusts	—	—	(3,238)
Payments on the convertible subordinated notes, including the conversion premium	—	—	(167,137)

Net cash (used in) provided by financing activities	(28,587)	1,067	749,886

Effect of exchange rate changes on cash	(181)	132	185

Net decrease in cash and cash equivalents	(40,046)	39,223	(66,363)
Cash and cash equivalents at beginning of period	133,330	148,401	187,624

Cash and cash equivalents at end of period	$93,284	$187,624	$121,261

Supplemental disclosures of cash flow information:
Income taxes paid	$6,736	$—	$2,683

Interest expense paid	$—	$—	$2,415

Non-cash investing and financing activity:
Unrealized loss on marketable securities	$(86)	$—	$(355)

Consideration payable to Apptero shareholders in the acquisition	$1,157	$—	$527

Common stock issued in the Merger, including estimated fair value of options assumed and fair value in excess of cash paid on the acceleration of options	$—	$—	$508,157

Consideration payable to Data Scientific Corp. shareholders in the acquisition	$—	$—	$525

Consideration payable (receivable) to Serena Software Inc. shareholders in the acquisition	$—	$—	$(299)

See accompanying notes to condensed consolidated financial statements

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended April 30, 2005 and 2006

(Unaudited)

(1)	Basis of Presentation and Significant Accounting Policies

Serena Software, Inc. (“Serena” or the “Company”) is the largest global independent software company in terms of revenue focused solely on managing change across information technology, or IT, environments. Its products and services are used to manage and control change in mission critical technology and business process applications. Its software configuration management, business process management, helpdesk and requirements management solutions enable its customers to improve process consistency, enhance software integrity, mitigate risks, support regulatory compliance and boost productivity. The Company’s revenue is generated by software licenses, maintenance contracts and professional services. The Company’s software products are typically embedded within its customers’ IT environment, and are generally accompanied by renewable annual maintenance contracts.

On November 11, 2005, Spyglass Merger Corp. (“Spyglass”) and Serena entered into an Agreement and Plan of Merger (the “Agreement and Plan of Merger”), pursuant to which, among other things, Spyglass merged with and into Serena (the “Merger”), and Serena was the surviving corporation. The Merger was completed on March 10, 2006. Accordingly, the condensed consolidated statements of operations and condensed consolidated statements of cash flows are presented for periods preceding the Merger and the period succeeding the Merger. During fiscal 2006, the Predecessor period is from February 1, 2005 to April 30, 2005. During fiscal 2007, the Predecessor period is from February 1, 2006 through March 9, 2006 and the Successor period is from March 10, 2006 through April 30, 2006.

The accompanying unaudited condensed consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, except as otherwise noted, necessary for their fair presentation. These unaudited condensed consolidated financial statements and the notes thereto have been prepared in accordance with the Instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all disclosures required by accounting principles generally accepted in the United States of America and Regulation S-X for annual financial statements. The interim results presented are not necessarily indicative of results for any subsequent quarter or for the fiscal year ending January 31, 2007.

Major Customers

In the current fiscal quarter ended April 30, 2006, no single customer accounted for 10% or more of total revenues. In the year-ago fiscal quarter ended April 30, 2005, a single large transaction with an international customer accounted for 10% of total revenues in the quarter.

Significant Accounting Policies

The Company’s significant accounting policies are described in the Company’s consolidated financial statements for the years ended January 31, 2004, 2005 and 2006 included herein. There have been no changes to the Company’s significant accounting policies except as described below.

Stock-Based Compensation

Effective February 1, 2006, we adopted the provisions of, and accounted for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Standards No. 123—revised 2004 (“SFAS 123R”), “Share-Based Payment” which replaced Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award over the requisite service period, which is the vesting period. We elected the modified-prospective method of adoption, under which prior periods are not revised for comparative purposes. The Company has elected the graded-vesting attribution method for recognizing stock-based compensation expense over the requisite service period for each separately vesting tranche of awards as though the awards were, in substance, multiple awards. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R had a material impact on our condensed consolidated financial statements. See Note 4 “Stock-Based Compensation” for further information regarding our stock-based compensation assumptions and expenses, including pro forma disclosures for prior periods as if we had recorded stock-based compensation expense.

(2)	Merger and Acquisitions

As discussed in Note 1 the Spyglass Merger was completed on March 10, 2006. Upon completion of the Merger, each share of Serena Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of Serena, owned by Spyglass or any direct or indirect wholly owned subsidiary of Spyglass or Serena that was not an employee benefit trust or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) was converted into the right to receive $24.00 in cash, without interest. In addition, in connection with the Merger, a certain stockholder, who is one of our directors and who prior to the Merger was also an executive officer of Serena, exchanged equity interests in Serena, which were valued for purposes of such exchange at approximately $154.1 million, for equity investments in the surviving corporation. Also in connection with the Merger, certain members of Serena’s management team made equity investments in the surviving corporation through retention of their stock options and restricted stock or the acquisition of common stock in the surviving corporation. None of Serena’s existing $220 million of convertible subordinated notes (“Notes”) converted to Serena common stock prior to completion of the Merger. In accordance with the indenture provisions and upon proper notice of conversion, $154.6 million of Serena’s existing $220 million of Notes were exchanged for cash in an amount of $24.00 for each share of Serena common stock into which the Notes were convertible prior to the consummation of the Merger.

Also on the closing date of the Merger, the Successor corporation borrowed $400.0 million under a new senior secured Credit Facility, and issued $200.0 million in principal amount of 10 3/8% senior subordinated notes due 2016.

The Merger has been accounted for as an acquisition, using the purchase method of accounting, from the date of completion, March 10, 2006. This change has created many differences between reporting for Serena post-Merger, as Successor, and Serena pre-Merger, as Predecessor. The Predecessor financial statements for periods ending on or before March 10, 2006, generally will not be comparable to the Successor financial statements for periods after that date. Under purchase accounting, Serena’s tangible assets and liabilities and intangible assets have been recorded at fair value which has resulted in a new carrying basis for those assets and liabilities. The Merger has resulted in Serena having an entirely new capital structure, which has resulted in

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

significant differences between the Predecessor’s and the Successor’s equity. In addition, in order to finance the acquisition, the Successor issued debt totaling $600 million and converted $154.6 million of pre-existing convertible notes.

In connection with the Merger, the Successor company recorded $798.2 million in goodwill. The goodwill is not expected to be fully deductible for tax purposes. The primary reason for the Merger and the factors that contributed to a purchase price that resulted in recognition of a significant amount of goodwill included the cash premium paid to public shareholders, the large installed base that generates a profitable and steady maintenance stream, allowing the company to leverage the new equity investment and it allows management to have a longer term outlook for business by taking the company private.

The total purchase price was $1,009.2 million and consisted of a combination of cash and stock as follows (in thousands):

Cash paid	$826,396
Shares assumed	155,510
Estimated fair value of options assumed	16,497
Estimated direct transaction costs	10,750

Total estimated purchase price of acquisition	$1,009,153

The total preliminary allocation of purchase price was as follows (in thousands):

Fair value of net liabilities assumed	$(71,051)
Acquired technology	165,800
Acquired in-process research and development	4,100
Trademark / Trade name portfolio	14,200
Customer relationships	276,200
Deferred tax liability	(178,291)
Goodwill	798,195

Total estimated purchase price of acquisition	$1,009,153

Net tangible assets—The Predecessor company’s tangible assets and liabilities as of March 10, 2006 were reviewed and adjusted to their fair value as necessary. Debt issuance costs totaling $3.7 million and accrued interest expense of $0.5 million both associated with the Predecessor company’s convertible subordinated notes that were converted in the Merger were written-off. The Predecessor company’s convertible subordinated notes were fair value adjusted to include the conversion premium totaling $17.9 million.

Deferred revenues—The Predecessor company’s deferred revenue was derived primarily from maintenance and support contracts. We estimated our obligation related to the deferred revenue using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligation plus a normal profit margin. The sum of the costs and operating profit approximates the amount that we would be required to pay a third party to assume the support obligation. The estimated costs to fulfill the support obligation were based on the historical direct costs related to providing the support. As a result, we recorded an adjustment to reduce the Predecessor company’s carrying value of deferred revenue by $15.0 million to $84.5 million, which represents our estimate of the fair value of the contractual obligations assumed by the Successor company.

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other intangible assets—Approximately $165.8 million, $276.2 million and $14.2 million has been allocated to acquired technology, customer contracts and relationships, and Trademarks and Trade names, respectively.

Acquired product rights include developed and core technology and patents. Developed technology relates to the Predecessor Company’s products across all of their product lines that have reached technological feasibility. Core technology and patents represent a combination of the Predecessor Company’s processes, patents and trade secrets developed through years of experience in design and development of its products. We will amortize the fair value of the acquired product rights based on the pattern in which the economic benefits of the intangible asset will be consumed.

Customer contracts and relationships represent existing contracts and the underlying customer relationships. We will amortize the fair value of these assets based on the pattern in which the economic benefits of the intangible asset will be consumed.

Trademarks and Trade Names primarily relate to the Serena trade name and Dimensions, TeamTrack, ZMF and PVCS product names, which will be amortized on a straight-line basis.

See Note 6 of our condensed consolidated financial statements for further information regarding other intangible assets.

Acquired in-process research and development—Approximately $4.1 million has been allocated to acquired in-process research and development. See Note 3 of our condensed consolidated financial statements for further information regarding acquired in-process research and development.

Goodwill—Approximately $798.2 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS 142, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). See Note 6 of our condensed consolidated financial statements for further information regarding goodwill.

Taxes—As part of our accounting for the Merger, a portion of the overall purchase price was allocated to goodwill and acquired intangible assets. Amortization expense associated with acquired intangible assets is not deductible for tax purposes. Thus, approximately $178.3 million was established as a deferred tax liability for the future amortization of the intangible assets. Approximately $33.8 million of the deferred tax liabilities associated with the previous acquisitions were written off as a result. Any future adjustments to the valuation allowance will be reflected in goodwill.

Any impairment charges made in the future associated with goodwill will not be tax deductible and will result in an increased effective income tax rate in the quarter the impairment is recorded.

Pro Forma Results

The unaudited financial information in the table below summarizes the results of operations of the Predecessor and Successor companies, on a pro forma basis, as though the Merger had occurred as of February 1, 2005. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Merger had taken place on February 1, 2005 or of

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results that may occur in the future. The pro forma financial information for the three months ended April 30, 2006 includes amortization of acquired technologies, amortization of other intangible assets and amortization of stock-based compensation related to the Merger of $8.3 million, 9.1 million, and $3.4 million, respectively. Restructuring costs and acquired in-process research and development costs have been excluded as they would not have been part of the results of operations for the quarter ended April 30, 2006 that would have been achieved if the Merger had taken place on February 1, 2005.

The unaudited pro forma financial information for the three months ended April 30, 2006 is as follows (in thousands):

Three Months Ended April 30, 2006
Total revenue	$54,875
Operating loss	$(6,208)
Net loss	$(11,511)

(3)	Acquired In-process Research and Development

As a result of the merger on March 10, 2006, the Successor company recorded acquired in-process research and development totaling $4.1 million. For this transaction, the premise of value was fair market value in continued use.

Among the assets that were valued by the Successor company were ChangeMan ZMF, ChangeMan DS/Dimensions, and RTM, new versions of which were under development at the acquisition date. These technologies then under development were valued on the premise of fair market value in continued use employing the income approach. This methodology is based on discounting to present value, at an appropriate risk-adjusted discount rate, both the expenditures to be made to complete the development efforts (excluding the efforts to be completed on the development efforts underway) and the operating cash flows which the applications are projected to generate, less a return on the assets necessary to generate the operating cash flows.

From these projected revenues, the Successor company deducted costs of sales, operating costs (excluding costs associated with the efforts to be completed on the development efforts underway), royalties and taxes to determine net cash flows. The Successor company estimated the percentage of completion of the development efforts for each application by comparing the estimated costs incurred and portions of the development accomplished through the acquisition date by the total estimated cost and total development effort of developing these same applications. This percentage was calculated for each application and was then applied to the net cash flows for which each application was projected to generate. These net cash flows were then discounted to present values using appropriate risk-adjusted discount rates in order to arrive at discounted fair values for each application.

The percentage complete and the appropriate risk-adjusted discount rate for each application were as follows:

Application Under Development	Percentage Complete	Discount Rate
ChangeMan ZMF	95%	16%
ChangeMan DS/Dimensions	89%	16%
RTM	86%	16%

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The rates used to discount the net cash flows to present value were initially based on the weighted average cost of capital (“WACC”). The Company used a discount rate of 16% for valuing the acquired in-process research and development. The discount rate is higher than the implied WACC due to the inherent uncertainties surrounding the successful development of the acquired in-process research and development, the useful life of such in-process research and development, the profitability levels of such in-process research and development, and the uncertainty of technological advances that were unknown at the time.

(4)	Stock-Based Compensation

Effective February 1, 2006, the Company adopted the provisions of SFAS 123R. See Note 1 of our condensed consolidated financial statements for a description of Serena’s adoption of SFAS 123R.

Restricted Stock Purchase Agreements

In connection with the consummation of the Merger, the Company has entered into restricted stock agreements, dated as of March 10, 2006, with each of Mr. Woodward, the Company’s CEO, and Mr. Pender, the Company’s CFO. Pursuant to these agreements, Mr. Woodward was issued 604,800 shares of the Company’s common stock and Mr. Pender was issued 307,200 shares of the Company’s common stock. The awards are fully vested as to 60% of the shares as of the consummation of the merger, with the remaining 40% vesting on June 16, 2010, subject to the executive’s continued employment with Serena through that date. In addition, if Serena is subject to a “change in control” (as defined in the agreements) while the executive remains an employee of Serena, the remaining unvested shares will immediately vest in full. The restricted stock agreements also provide that each of Mr. Woodward and Mr. Pender has the right to receive “gross-up payments” from Serena for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code by reason of payments or benefits made or provided to Mr. Woodward and Mr. Pender as a result of any transaction consummated on or prior to April 1, 2006 under their restricted stock agreements and under any other plans, programs and arrangements of Serena.

2006 Stock Incentive Plan (the “2006 Plan”)

Following the completion of the Merger, Serena established a new stock incentive plan, the 2006 Stock Incentive Plan (the “2006 Plan”), which governs, among other things, the grant of options, restricted stock bonuses, and other forms of share-based payments, covering shares of Serena’s common stock to our employees (including officers), directors and consultants. Serena common stock representing 12% of outstanding common stock on a fully diluted basis as of the date of the Merger is reserved for issuance under the 2006 Plan. Each award under the 2006 Plan will specify the applicable exercise or vesting period, the applicable exercise or purchase price, and such other terms and conditions as deemed appropriate. It is expected that stock options initially granted under the 2006 Plan will be either “time options” that will vest and become exercisable over a four-year period or “time and performance options” that will vest based on the achievement of certain performance targets over a five-year period following the date of grant. All options granted under the 2006 Plan will expire not later than ten years from the date of grant, but generally will terminate earlier upon termination of employment. In the event of a sale of substantially all of the assets of Serena, or a merger or acquisition of Serena, the board of directors may provide that awards granted under the 2006 Plan will be cashed out, continued, replaced with new awards that substantially preserve the terms of the original awards, or terminated, with acceleration of vesting of the original awards determined at the discretion of the board of directors.

As of April 30, 2006, a total of 13,515,536 shares of common stock were reserved for issuance upon the exercise of stock options and for the future grant of stock options or awards under the 2006 Plan.

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2006 Plan does not include an evergreen provision to provide for automatic increases in the number of shares available for grant. Any increase in the number of shares available for grant under the 2006 Plan would require approval from the Company’s Board of Directors.

The Predecessor company’s Amended and Restated 1997 Stock Option and Incentive Plan (the “1997 Plan”), Amended and Restated 1999 Director Option Plan (the “1999 Director Plan”), and 1999 Employee Stock Purchase Plan (the “1999 Plan”) were all terminated concurrent with the completion of the merger. All shares that remained available for future issuance under the 1997 Plan, the 1999 Director Plan and the 1999 Plan at the time of their termination were cancelled. No further options can be granted under the 1997 Plan, the 1999 Director Plan or the 1999 Plan.

“Roll Over” Options

In connection with the merger, the management participants were permitted to elect to have the surviving company in the merger assume some or all of the Serena stock options that they held immediately prior to the merger and that had an exercise price of less than $24.00 per share. The number of shares subject to these “roll over” options was adjusted to be the number of shares equal to the product of (1) the difference between $24.00 and the exercise price of the option and (2) the quotient of the total number of shares of Serena’s common stock subject to such option, divided by $3.75. The exercise price of these “roll over” options was adjusted to $1.25 per share. The “roll over” options are subject to terms of the original option agreements with Serena, except that in the event of a “change in control” of Serena (as defined in the 2006 Stock Incentive Plan), the treatment of the “roll over” options upon such transaction will be determined in accordance with the terms of the 2006 Stock Incentive Plan.

Employee Stock Purchase Plan

In connection with the Merger, Serena’s 1999 Employee Stock Purchase Plan was terminated, and there were no offering periods under the plan on or after November 30, 2005.

Prior to February 1, 2006, Serena accounted for employee stock-based compensation using the intrinsic value method in accordance with APB 25, and related interpretations. The Company amortized deferred stock-based compensation on an accelerated basis in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Since the exercise price of options granted under such plans was equal to the market value on the date of grant, no compensation cost had been recognized for grants under its stock option plans and stock purchase plans. In accordance with APB No. 25, the Company did not recognize compensation cost related to its employee stock purchase plan. If compensation cost for the Company’s stock-based compensation plans had been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company’s net income (loss) would have been reduced to the pro forma amounts indicated in the table below.

Effective February 1, 2006, the Company adopted the provisions of SFAS 123R which replaced SFAS 123 and superseded APB 25.

Prior to the adoption of SFAS 123R, the Company provided the disclosures required under SFAS 123. The Company generally did not recognize stock-based compensation expense for option grants to its employees in its consolidated statement of operations for periods prior to the adoption of SFAS 123R as most options granted had

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an exercise price equal to the market value of the underlying common stock on the date of the grant. Prior to February 1, 2006, unearned compensation resulted primarily from vested stock options assumed in acquisitions and restricted stock awarded to employees. The following table illustrates the effect on net income for the three months ended April 30, 2005, if Serena applied the fair value recognition provisions of SFAS 123R to stock–based employee compensation (in thousands):

Predecessor
Three Months Ended April 30,
2005
Net income as reported	$8,139
Add: stock-based employee compensation expense included in reported net income, net of tax	144
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(2,945)

Pro forma net income	$5,338

Prior to the adoption of SFAS 123R, the Company presented unearned compensation as a separate component of stockholders’ equity. In accordance with the provisions of SFAS 123R, on February 1, 2006, the Predecessor company reclassified the balance in unearned compensation to additional paid-in capital on its balance sheet.

Prior to the adoption of SFAS 123R, the Company presented all tax benefits for deductions resulting from the exercise of stock options as operating cash flows on its statement of cash flows. SFAS 123R requires the cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense recorded for those options (excess tax benefits) to be classified as financing cash flows. The Company did not record any excess tax benefits as financing cash inflows rather than as operating cash inflows on its statements of cash flows for either the Predecessor or Successor periods in the three months ended April 30, 2006, or the same period a year ago. Compensation costs capitalized as part of property and equipment was not material for all periods presented.

As of April 30, 2006, total unrecognized compensation costs related to unvested stock options and restricted stock awards was $41.8 million. Unvested stock options are expected to be recognized over a period of 6 to 6.5 years and restricted stock awards are expected to be recognized over a period of 4 years.

The fair value of each stock option grant under the stock option plans and the fair value of the employees’ purchase rights under the employee stock purchase plan (“ESPP”) are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the three months ended April 30, 2006 and 2005.

	Stock Option Plans			ESPP
	Three Months Ended April 30,
	Predecessor 2006	Successor 2006	Predecessor 2005	Successor 2006	Predecessor 2005
Expected life (in years)	3.75	6.0 to 6.5	4.5	N/A	0.5
Risk-free interest rate	4.8%	4.8%	3.8%	N/A	3.1%
Volatility	50%	69%	82%	N/A	37%

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. We used historical volatility rates. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our options.

Under SFAS 123R, Serena’s expected volatility is based on the combination of historical volatility of the Company’s common stock and the Company’s peer group’s common stock over the period commensurate with the expected life of the options and the mean historical implied volatility from traded options. The risk-free interest rates are derived from the average U.S. Treasury constant maturity rates during the period, which approximate the rate in effect at the time of grant for the respective expected term. The expected terms are based on the observed and expected time to post-vesting exercise and/or cancellation of options. Serena does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero. Under SFAS 123R, Serena estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses forecasted projections to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

General Stock Option Information

The following table sets forth the summary of option activity under our stock option programs for the Predecessor period from February 1, 2006 through March 9, 2006 and Successor period from March 10, 2006 through April 30, 2006:

	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Predecessor company balances as of January 31, 2006	660,795	6,159,492	$19.16
Activity during the Predecessor period from February 1, 2006 through March 9, 2006:
Granted with an exercise price equal to the fair value of common stock	—	—
Exercised	—	(71,461)	$14.93
Cancelled	—	(32,032)	$22.67

Predecessor company balances as of March 9, 2006	660,795	6,055,999	$19.19

Successor company balances as of March 9, 2006	—	—	—
Activity during the Successor period from March 10, 2006 through April 30, 2006:
Authorized, including options assumed from the Predecessor	13,515,536	—	—
Options assumed in the merger		3,940,574	$1.25
Granted	(10,532,500)	10,532,500	$5.00
Exercised	—	—	—
Cancelled	—	—	—

Successor company balances as of April 30, 2006	2,983,036	14,473,074	$3.98

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information regarding the stock options outstanding at April 30, 2006 is summarized as follows:

Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.25 - $1.25	3,940,574	6.51 years	$1.25	3,940,574	$1.25
$5.00 - $5.00	10,532,500	9.91 years	$5.00	—	—

	14,473,074	8.98 years	$3.98	3,940,574	$1.25

The aggregate intrinsic value of options outstanding and options exercisable as of April 30, 2006 was $55.8 million and $16.5 million, respectively.

General Restricted Stock Information

	Non-Vested Shares	Weighted Average Grant Date Fair Value
Predecessor company balances as of January 31, 2006	475,000	$19.85
Activity during the Predecessor period from February 1, 2006 through March 9, 2006:
Awarded	—	—
Released	—	—
Forfeited	—	—

Predecessor company balances as of March 9, 2006	475,000	$19.85

Successor company balances as of March 9, 2006	—	—
Activity during the Successor period from March 10, 2006 through April 30, 2006:
Restricted stock assumed in the merger	190,000	$5.00
Awarded	—	—
Released	—	—
Forfeited	—	—

Successor company balances as of April 30, 2006	190,000	$5.00

(5)	Acquisition-Related and Restructuring Charges and Accruals

The Successor company’s total acquisition-related and restructuring accrual is predominantly associated with the Merger in March 2006 and the Predecessor company’s acquisition of Merant in April 2004, and to a lesser extent, two smaller technology acquisitions in March 2005 and March 2006.

With respect to the Merger in March 2006, the Company recorded acquisition-related costs totaling $47.9 million, and employee severance and other restructuring costs totaling $0.6 million, accrued through purchase accounting. With the Merger, the major actions that comprised the employee severance plan included a company-wide review of the organization’s workforce and a notification to affected employees of the acquired entity. All such notifications occurred prior to the consummation of the Merger and the employee severance plan was essentially completed upon notification. All affected employees were terminated.

With respect to the Predecessor company’s acquisition of Merant in April 2004, acquisition-related costs totaling $7.6 million were recorded, and employee severance and other restructuring costs totaling $13.4 million,

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrued through purchase accounting. With the Merant acquisition, the major actions that comprised the employee severance plan included a company-wide review of the combined organization to identify redundancies, and a notification to affected employees of the acquired entity. Affected employees from the sales organization were notified in early May 2004, with the remaining affected North America employees being notified in late May 2004, and all affected international employees being notified by the end of our second quarter of fiscal 2005 on July 31, 2004. The employee severance plan was essentially completed upon notification and employees from all employee groups across the organization were terminated.

With respect to the Predecessor company’s smaller technology acquisition in March 2005 and the Successor company’s smaller technology acquisition in March 2006, the companies recorded $0.1 million and $0.1 million in legal and other acquisition-related costs, respectively.

In aggregate, the Company accrued $42.1 million and paid $42.1 million in acquisition-related and restructuring charges in the current fiscal quarter ended April 30, 2006. The nature of the acquisition-related and restructuring charges and the amounts paid and accrued as of April 30, 2005 and 2006 are summarized as follows (in thousands):

	Severance, payroll taxes and other employee benefits	Facilities closures	Legal and other acquisition- related costs	Total acquisition- related and restructuring charges and accruals
Predecessor company balances as of January 31, 2005	$5,066	$637	$940	$6,643
Activity during the three months ended April 30, 2005:
Accrued	—	—	100	100
Paid	(1,581)	(333)	(385)	(2,299)
Adjustments	(1,428)	(143)	(665)	(2,236)

Predecessor company balances as of April 30, 2005	$2,057	$161	$(10)	$2,208

Predecessor company balances as of January 31, 2006	$500	$155	$2,739	$3,394
Activity during the Predecessor period from February 1, 2006 through March 9, 2006:
Accrued	553	—	41,463	42,016
Paid	(172)	(2)	(885)	(1,059)

Predecessor company balances as of March 9, 2006	$881	$153	$43,317	$44,351

Successor company balances as of March 9, 2006	$—	$—	$—	$—
Activity during the Successor period from March 10, 2006 through April 30, 2006:
Balances assumed from the Predecessor	881	153	43,317	44,351
Accrued	10	—	96	106
Paid	(297)	(5)	(40,740)	(41,042)

Successor company balances as of April 30, 2006	$594	$148	$2,673	$3,415

Acquisition-related and restructuring accruals at April 30, 2005 and 2006 totaling $2.2 million and $3.4 million, respectively, are reflected in accrued expenses in the Company’s condensed consolidated balance sheets.

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Goodwill and Other Intangible Assets

(a) Goodwill:

The Company accounts for goodwill and certain intangible assets after an acquisition is completed in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. As such, goodwill and other indefinite life intangible assets are not amortized but instead are periodically tested for impairment. The annual impairment test required by SFAS No. 142 is performed in the fourth fiscal quarter each year and has been performed in each of the fourth quarters of fiscal 2004, 2005 and 2006. The Company has concluded that there were no indicators of impairment of goodwill as of April 30, 2006.

The change in the carrying amount of goodwill for the three months ended April 30, 2006 is as follows (in thousands):

Predecessor company balance as of January 31, 2006	$300,551
Activity during the Predecessor period February 1, 2006 through March 9, 2006:
Purchase accounting adjustments to eliminate Predecessor goodwill	(300,551)

Successor company balance as of March 9, 2006	—
Goodwill recorded in the Merger	798,195

Successor company balance as of April 30, 2006	$798,195

Goodwill and other intangible assets consisted of the following (in thousands):

	Predecessor	Successor
	January 31, 2006	April 30, 2006
Goodwill	$300,551	$798,195

Non-compete agreement	$10,933	$—
Acquired technology	93,755	171,786
Customer relationships	51,810	276,200
Trademark / Trade name portfolio	2,600	14,200

	159,098	462,186
Less: accumulated amortization	71,739	10,054

	$87,359	$452,132

(b) Other Intangible Assets:

Other intangible assets are comprised of the following (in thousands):

	Predecessor As of January 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Non-compete agreements	$10,933	$(4,925)	$6,008
Acquired technology	93,755	(48,636)	45,119
Customer relationships	51,810	(16,036)	35,774
Trademark / Trade name portfolio	2,600	(2,142)	458

Total	$159,098	$(71,739)	$87,359

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor As of April 30, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Non-compete agreements	$—	$—	$—
Acquired technology	171,786	(4,882)	166,904
Customer relationships	276,200	(4,919)	271,281
Trademark / Trade name portfolio	14,200	(253)	13,947

Total	$462,186	$(10,054)	$452,132

Aggregate amortization expense:
For the remaining nine months of year ending January 31, 2007			$52,993
Estimated amortization expense:
For year ended January 31, 2008			70,657
For year ended January 31, 2009			70,657
For year ended January 31, 2010			70,657
For year ended January 31, 2011			70,657
For year ended January 31, 2012			40,007
Thereafter			76,504

Total			$452,132

As of April 30, 2006, the weighted average remaining amortization period for acquired technology is 58 months; trademark/trade name portfolio is 94 months; and customer relationships is 94 months. The total weighted average remaining amortization period for all identifiable intangible assets is 81 months. The aggregate amortization expense of acquired technology and other intangible assets was $7.0 million and $12.9 million in the three months ended April 30, 2005 and 2006, respectively. There were no impairment charges in the three month periods ended April 30, 2005 and 2006

(7)	Comprehensive Income (Loss)

We report components of comprehensive income (loss) in our annual consolidated statements of shareholders’ equity. Comprehensive income (loss) consists of net income, foreign currency translation adjustments, and unrealized losses on marketable equity securities. Total comprehensive income (loss) for the three months ended April 30, 2005 and 2006 is as follows (in thousands):

	Predecessor		Successor
	Three Months Ended April 30,	For the period from February 1 to March 9,	For the period from March 10 to April 30,
	2005	2006	2006
Comprehensive income (loss):
Net income (loss)	$8,139	$(34,716)	$(7,378)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(181)	132	185
Unrealized loss on marketable securities, net of tax	(86)	—	(355)

Other comprehensive (loss) income	(267)	132	(170)

Total comprehensive income (loss)	$7,872	$(34,584)	$(7,548)

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this standard on our Consolidated Financial Statements.

(9)	Debt

Debt as of April 30, 2006 consists of the following (in thousands):

Successor
Senior Secured term loan, due March 10, 2013, LIBOR plus 2.25%	$400,000
Senior subordinated notes, due March 15, 2016, 10.375%	200,000
Convertible subordinated notes due December 15, 2023, 1.5%	70,768

Total long-term debt	670,768
Less current portion	(57,143)

Total long-term debt, less current portion	$613,625

Senior Secured Credit Agreement

In connection with the consummation of the Merger, the Successor Company entered into a senior secured credit agreement pursuant to a debt commitment we obtained from affiliates of the initial purchasers of our senior subordinated notes (“the Credit Facility”).

General. The borrower under the Credit Facility initially was Spyglass Merger Corp. and immediately following completion of the Merger became Serena. The Credit Facility provides for (1) a seven-year term loan in the amount of $400.0 million, which will amortize at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date of the acquisition transactions, with the balance paid at maturity, and (2) a six-year revolving Credit Facility that permits loans in an aggregate amount of up to $75.0 million, which includes a letter of Credit Facility and a swing line facility. In addition, subject to certain terms and conditions, the Credit Facility provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $150.0 million. Proceeds of the term loan on the initial borrowing date were used to partially finance the Merger, to refinance certain indebtedness of Serena and to pay fees and expenses incurred in connection with the Merger. Proceeds of the revolving Credit Facility and any incremental facilities will be used for working capital and general corporate purposes of the Predecessor Company and its restricted subsidiaries.

Senior Subordinated Notes

We have outstanding $200.0 million principal amount of senior subordinated notes, which bear interest at a rate of 10.375%, payable semi-annually on March 15 and September 15, and which mature on March 15, 2016. Each of our domestic subsidiaries that guarantees the obligations under our senior secured credit agreement will jointly, severally and unconditionally guarantee the notes on an unsecured senior subordinated basis. We do not have any domestic subsidiaries and, accordingly, there are no guarantors. The notes are our unsecured, senior subordinated obligations, and the guarantees, if any, will be unsecured, senior subordinated obligations of the guarantors. The notes are subject to redemption at our option under terms and conditions specified in the

SERENA SOFTWARE, INC.

PREDECESSOR/SUCCESSOR (SEE NOTE 1)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indenture related to the notes, and may be redeemed at the option of the holders at 101% of their face amount, plus accrued and unpaid interest, upon certain change of control events.

Subordinated Convertible Notes

On December 15, 2003, we issued an aggregate principal amount of $220.0 million of our 1.5% Convertible Subordinated Securities due 2023, or the convertible subordinated notes, in a private placement. We pay interest on June 15 and December 15 of each year. The first interest payment was made on June 15, 2004. Prior to the consummation of the Merger, the convertible subordinated notes were convertible under certain conditions into shares of Serena common stock at an initial conversion rate of 45.0577 shares per $1,000 principal (representing an initial conversion price of approximately $22.194 per share), subject to certain adjustments. Upon the consummation of the Merger, the convertible subordinated notes became convertible into $24.00 per share of Serena common stock into which such notes were convertible prior to the Merger. Approximately $65.4 million of the convertible subordinated notes and an additional $5.4 million in conversion premium remained outstanding on April 30, 2006. We expect to repurchase any such notes requested to be repurchased in the future.

Debt Covenants

The subordinated notes and the Credit Facility contain various covenants including limitations on additional indebtedness, capital expenditures, restricted payments, the incurrence of liens, transactions with affiliates and sales of assets. In addition, the Credit Facility requires the Company to comply with certain financial covenants, including leverage and interest coverage ratios and capital expenditure limitations. The Company was in compliance with all of the covenants of the Credit Facility as of April 30, 2006.

(10)	Litigation Related to the Merger

On November 11, 2005, Serena entered into and Agreement and Plan of Merger with Spyglass. As a result of the announcement of the acquisition and beginning on November 11, 2005, several purported class action complaints were filed in the Delaware Chancery Court and the Superior Court of the State of California for the County of San Mateo naming Serena and the then members of our board of directors as defendants. In pursuing these actions, plaintiffs purported to represent stockholders of Serena who were similarly situated with the plaintiffs. Among other things, the complaints alleged that Serena’s then directors breached the fiduciary duties owed to the stockholders in approving the Merger with Spyglass Merger Corp. because they failed to take steps to maximize the value to Serena’s public stockholders.

On February 27, 2006, Serena and the other defendants reached an agreement in principle with the plaintiffs providing for the settlement of the actions. In connection with the settlement, Serena agreed to make available additional information to its stockholders. Some of that information was included in the Merger proxy statement. The remaining additional information was contained in a press release Serena issued on February 28, 2006. In return, the plaintiffs agreed to the dismissal of the actions and to withdraw all motions filed in connection with such actions. In addition, Serena agreed to pay the legal fees and expenses of plaintiffs’ counsel, subject to the approval by the respective courts. This payment did not affect the amount of Merger consideration that was paid to Serena’s stockholders in the Merger. The details of the settlement were set forth in a notice sent to Serena’s former stockholders, and the Superior Court has scheduled a hearing to consider the settlement on July 31, 2006. There is no assurance that the court will approve the settlement. Defendants continue to deny plaintiffs’ allegations in the actions and agreed to settle the purported class actions in order to avoid costly litigation and eliminate the risk of any delay to the closing of the Merger. The settlement amount, including legal fees associated with the litigation settlement, has been accrued at January 31, 2006, and is included in acquisition-related and restructuring charges and accruals.

Management’s Report on Internal Control over Financial Reporting

The management of Serena Software, Inc., (“the Company”), is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended). Under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting as of January 31, 2006. In making this assessment, management used criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, (“COSO”). Based on this evaluation under the COSO framework, management concluded that the Company’s internal control over financial reporting was effective as of January 31, 2006.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 31, 2006 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report that is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Serena Software, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Serena Software, Inc. (Predecessor) maintained effective internal control over financial reporting as of January 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management of Serena Software, Inc. (Predecessor) is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the internal control over financial reporting of Serena Software, Inc. (Predecessor) based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Serena Software, Inc. (Predecessor) maintained effective internal control over financial reporting as of January 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by COSO. Also, in our opinion, Serena Software, Inc. (Predecessor) maintained, in all material respects, effective internal control over financial reporting as of January 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Serena Software, Inc. (Predecessor) and subsidiaries, as of January 31, 2005 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2006, and our report dated April 27, 2006 expressed an unqualified opinion on those consolidated financial statements. That report dated April 27, 2006, contains an emphasis paragraph which states that on March 10, 2006, Serena Software, Inc. (Predecessor) was

acquired by an investment group that included members of management, as discussed in Note 1 to the consolidated financial statements.

/s/ KPMG LLP

Mountain View, California

April 27, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Serena Software, Inc.:

We have audited the accompanying consolidated balance sheets of Serena Software, Inc. (Predecessor) and subsidiaries, (“the Company”), as of January 31, 2005 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Serena Software, Inc. (Predecessor) and subsidiaries as of January 31, 2005 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2006, in conformity with U.S. generally accepted accounting principles.

As more fully discussed in Note 1 to the consolidated financial statements, on March 10, 2006, the Company was acquired by an investment group that included members of management.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Serena Software, Inc.’s (Predecessor’s) internal control over financial reporting as of January 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated April 27, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Mountain View, California

April 27, 2006

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	January 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$133,330	$148,401
Restricted cash	3,300	3,260
Short-term investments	16,778	60,837
Accounts receivable, net of allowance of $1,700 and $2,224 at January 31, 2005 and 2006, respectively	40,988	35,464
Deferred taxes	12,267	8,658
Prepaid expenses and other current assets	4,964	4,838

Total current assets	211,627	261,458
Long-term investments	39,095	13,626
Restricted cash, non-current	3,157	—
Property and equipment, net	5,722	5,927
Goodwill	323,671	300,551
Other intangible assets, net	107,790	87,359
Other assets	4,057	2,689

Total assets	$695,119	$671,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,415	$2,551
Income taxes payable	27,667	13,961
Accrued expenses	26,103	25,835
Accrued interest on subordinated notes	413	413
Deferred revenue	63,152	67,305

Total current liabilities	120,750	110,065
Deferred revenue, net of current portion	13,110	10,608
Long-term liabilities	2,660	1,953
Deferred taxes	40,983	27,976
Subordinated notes	220,000	220,000

Total liabilities	397,503	370,602

Commitments and contingencies:
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 90,000,000 shares authorized; 42,266,206 and 41,380,171 shares issued and outstanding at January 31, 2005 and 2006, respectively	42	41
Additional paid-in capital	177,750	153,411
Deferred stock-based compensation	(1,092)	(8,744)
Accumulated other comprehensive loss	(4,646)	(4,529)
Retained earnings	125,562	160,829

Total stockholders’ equity	297,616	301,008

Total liabilities and stockholders’ equity	$695,119	$671,610

See accompanying notes to consolidated financial statements

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Fiscal Year Ended January 31,
	2004	2005	2006
Revenue:
Software licenses	$45,469	$85,350	$90,554
Maintenance	51,050	98,558	136,009
Professional services	9,037	24,197	29,209

Total revenue	105,556	208,105	255,772

Cost of revenue:
Software licenses	668	3,149	3,211
Maintenance	6,378	11,420	13,208
Professional services	8,730	21,466	26,609
Amortization of acquired technology	6,513	14,051	16,921
Stock-based compensation (*)	—	44	36

Total cost of revenue	22,289	50,130	59,985

Gross profit	83,267	157,975	195,787

Operating expenses:
Sales and marketing	29,158	64,343	73,880
Research and development	14,025	31,043	34,534
General and administrative	7,342	18,587	17,587
Stock-based compensation (*)	—	686	1,741
Amortization of intangible assets	2,032	9,608	10,516
Acquired in-process research and development	—	10,400	—
Restructuring, acquisition and other charges	—	2,351	6,462

Total operating expenses	52,557	137,018	144,720

Operating income	30,710	20,957	51,067
Interest income	3,399	3,868	6,203
Interest expense	(413)	(3,300)	(3,300)
Amortization of debt issuance costs	(42)	(1,466)	(1,340)

Income before income taxes	33,654	20,059	52,630
Income taxes	12,303	10,573	17,363

Net income	$21,351	$9,486	$35,267

Net income per share:
Basic	$0.54	$0.23	$0.85

Diluted	$0.52	$0.23	$0.72

Weighted average shares used in per share calculations:
Basic	39,707	42,074	41,338

Diluted	41,637	52,713	52,502

Net income	$21,351	$9,486	$35,267
Plus: Income impact of assumed conversions:
Tax effected interest, including amortization of debt issuance costs, on 1.5% convertible debentures	272	2,852	2,788

Adjusted net income for diluted net income per share calculation	$21,623	$12,338	$38,055

(*) Stock-based compensation:
Cost of maintenance	$—	$21	$17
Cost of professional services	—	23	19

Stock-based compensation in cost of revenue	—	44	36

Sales and marketing	—	386	316
Research and development	—	176	144
General and administrative	—	124	1,281

Stock-based compensation in operating expenses	—	686	1,741

Total stock-based compensation	$—	$730	$1,777

See accompanying notes to consolidated financial statements

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Deferred Stock-based Compensation	Notes Receivable from Stockholders	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 31, 2003	40,645,508	41	126,006	—	(8,519)	709	94,725	212,962
Issuance of common stock under the employee stock purchase plan	124,726	—	1,554	—	—	—	—	1,554
Repurchase of common stock	(3,025,100)	(3)	(54,682)	—	—	—	—	(54,685)
Common stock options exercised	532,686	—	4,821	—	—	—	—	4,821
Payments of accrued interest and principal on restricted common stock	—	—	—	—	8,714	—	—	8,714
Accrued interest on note receivable	—	—	—	—	(195)	—	—	(195)
Tax benefit from employee stock plans	—	—	1,193	—	—	—	—	1,193
Net income	—	—	—	—	—	—	21,351	21,351
Changes in accumulated other comprehensive loss	—	—	—	—	—	(437)	—	(437)

Balance as of January 31, 2004	38,277,820	38	78,892	—	—	272	116,076	195,278
Issuance of common stock under the employee stock purchase plan	207,661	—	2,952	—	—	—	—	2,952
Repurchase of common stock	(2,410,500)	(2)	(43,100)	—	—	—	—	(43,102)
Common stock options exercised	717,685	1	9,515	—	—	—	—	9,516
Issuance of common stock in connection with the Merant acquisition	5,473,540	5	127,676	(1,822)	—	—	—	125,859
Amortization of stock-based compensation	—	—	—	730	—	—	—	730
Tax benefit from employee stock plans	—	—	1,815	—	—	—	—	1,815
Net income	—	—	—	—	—	—	9,486	9,486
Changes in accumulated other comprehensive loss	—	—	—	—	—	(4,918)	—	(4,918)

Balance as of January 31, 2005	42,266,206	$42	$177,750	$(1,092)	$—	$(4,646)	$125,562	$297,616
Issuance of common stock under the employee stock purchase plan	204,691	—	3,374	—	—	—	—	3,374
Repurchase of common stock	(2,187,500)	(2)	(48,599)	—	—	—	—	(48,601)
Common stock options exercised	621,774	1	9,296	—	—	—	—	9,297
Issuance of restricted common stock	475,000	—	9,429	(9,429)	—	—	—	—
Amortization of stock-based compensation	—	—	—	1,777	—	—	—	1,777
Tax benefit from employee stock plans	—	—	2,161	—	—	—	—	2,161
Net income	—	—	—	—	—	—	35,267	35,267
Changes in accumulated other comprehensive loss	—	—	—	—	—	117	—	117

Balance as of January 31, 2006	41,380,171	$41	$153,411	$(8,744)	$—	$(4,529)	$160,829	$301,008

See accompanying notes to consolidated financial statements

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended January 31,
	2004	2005	2006
Cash flows from operating activities:
Net income	$21,351	$9,486	$35,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,590	2,771	2,799
Deferred income taxes	(2,674)	(9,699)	2,027
Tax benefit from employee stock plans	1,193	1,815	2,161
Provision for doubtful accounts	475	1,547	524
Loss (gain) on disposal of property and equipment	(4)	2	35
Accrued interest on pledged securities, net of cash received	—	(145)	(103)
Accrued interest income, net of cash received	—	209	—
Accrued interest on notes receivable from stockholders, net of cash received	1,536	—	—
Accrued interest expense on subordinated notes	413	3,300	3,300
Amortization of debt issuance costs	42	1,466	1,340
Amortization of deferred stock-based compensation	—	730	1,777
Amortization of acquired technology	6,513	14,051	16,921
Amortization of intangible assets	2,032	9,608	10,516
Acquired in-process research and development	—	10,400	—
Change in the fair market value of consideration in the acquisition of Merant Plc	—	—	(4,915)
Changes in operating assets and liabilities:
Accounts receivable	2,822	(5,322)	5,000
Prepaid expenses and other assets	(42)	1,385	154
Accounts payable	548	1,183	(864)
Income taxes payable	(1,676)	9,425	(2,124)
Accrued expenses	(1,480)	8,042	8,589
Deferred revenue	1,799	2,917	1,651

Net cash provided by operating activities	34,438	63,171	84,055

Cash flows used in investing activities:
Purchases of property and equipment	(1,199)	(1,970)	(3,039)
(Purchases) sales of short-term and long-term investments	(24,257)	53,660	(18,943)
Cash paid in acquisition of TeamShare, net of cash received	(19,425)	—	—
Cash paid in acquisition of Merant plc, net of cash received and acquisition related costs paid	—	(199,201)	(4,930)
Cash paid in acquisition of selected net assets from Integrated Chipware	—	(4,431)	491
Cash paid in acquisition of Apptero, Inc. net of cash received and acquisition related costs paid	—	—	(3,293)

Net cash used in investing activities	(44,881)	(151,942)	(29,714)

Cash flows from financing activities:
Common stock repurchased under the stock repurchase plan	(54,685)	(43,102)	(48,601)
Sale of common stock under the employee stock purchase plan	1,554	2,952	3,374
Acquisition and other related costs paid associated with the Silver Lake Partners transaction	—	—	(3,810)
Exercise of stock options under the employee stock option plan	4,821	9,516	9,297
Proceeds from issuance of subordinated notes, net of costs and restricted cash	203,688	—	—
Proceeds from principal on notes receivable from stockholders	6,984	—	—

Net cash provided by (used in) financing activities	162,362	(30,634)	(39,740)

Effect of exchange rate changes on cash	(40)	(4,546)	470

Net increase (decrease) in cash and cash equivalents	151,879	(123,951)	15,071
Cash and cash equivalents at beginning of year	105,402	257,281	133,330

Cash and cash equivalents at end of year	$257,281	$133,330	$148,401

Supplemental disclosures of cash flow information:
Income taxes paid	$15,687	$11,784	$16,559

Non-cash investing and financing activities:
Unrealized loss on marketable securities	$(397)	$(372)	$(354)

Consideration payable to Apptero shareholders in the acquisition	$—	$—	$865

Common stock issued in acquisition of Merant plc, including estimated fair value of options assumed	$—	$127,682	—

Change in deferred taxes and other purchase accounting adjustments associated with the Merant and TeamShare acquisitions credited to goodwill	$—	$—	$23,120

See accompanying notes to consolidated financial statements

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended January 31, 2004, 2005, and 2006

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Serena Software, Inc. (“Serena” or the “Company”) is the largest global independent software company in terms of revenue focused solely on managing change across information technology, or IT, environments. Its products and services are used to manage and control change in mission critical technology and business process applications. Its software configuration management, business process management, helpdesk and requirements management solutions enable its customers to improve process consistency, enhance software integrity, mitigate risks, support regulatory compliance and boost productivity. The Company’s revenue is generated by software licenses, maintenance contracts and professional services. The Company’s software products are typically embedded within its customers’ IT environment, and are generally accompanied by renewable annual maintenance contracts.

(b)	Merger and Change in Basis of Accounting

On November 11, 2005, Spyglass Merger Corp. (“Spyglass”) and Serena entered into an Agreement and Plan of Merger (the “Agreement and Plan of Merger”), pursuant to which, among other things, Spyglass merged with and into Serena (the “Merger”), and Serena was the surviving corporation. The Merger was completed on March 10, 2006. Upon completion of the Merger, each share of Serena Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of Serena, owned by Spyglass or any direct or indirect wholly owned subsidiary of Spyglass or Serena that was not an employee benefit trust or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) was converted into the right to receive $24.00 in cash, without interest. In addition, in connection with the Merger, a certain stockholder, who is one of our directors and who prior to the Merger was also an executive officer of Serena, exchanged equity interests in Serena, which were valued for purposes of such exchange at approximately $154.1 million, for equity investments in the surviving corporation. Also in connection with the Merger, certain members of Serena’s management team made equity investments in the surviving corporation through retention of their stock options and restricted stock or the acquisition of common stock in the surviving corporation. None of Serena’s existing $220 million of Notes converted to Serena common stock prior to completion of the transaction. In accordance with the indenture provisions and upon proper notice of conversion, $154.6 million of Serena’s existing $220 million of Notes have been exchanged for cash in an amount of $24.00 for each share of Serena common stock into which the Notes were convertible prior to the consummation of the Merger.

Also on the closing date of the Merger, the surviving corporation borrowed $400.0 million under a new senior secured credit facility, and issued $200.0 million in principal amount of 10 3/8% senior subordinated notes due 2016.

The Merger will be accounted for as an acquisition, using the purchase method of accounting, from the date of completion, March 10, 2006. This change will create many differences between reporting for Serena post-Merger, as successor, and Serena pre-Merger, as predecessor. The predecessor financial statements for periods ending on or before March 10, 2006, generally will not be comparable to the successor financial statements for periods after that date. Under purchase accounting, Serena’s tangible assets and liabilities and intangible assets will be recorded at fair value which will generally result in a new carrying basis for those assets and liabilities. The Merger will result in Serena having an entirely new capital structure, which will result in significant differences between the predecessor’s and the successor’s equity. In addition, in order to finance the acquisition, the successor issued debt totaling $600 million and converted $154.6 million of pre-existing convertible notes.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the January 31, 2006 presentation.

(d)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Serena has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.

(e)	Foreign Currency Translation

The functional currencies of the Company’s foreign subsidiaries are for the most part the British Pound in the UK and the Euro in Europe, and to a lesser extent, other currencies including the Swiss Franc, Swedish Krona and Danish Krone in Europe, and the Singapore Dollar, Australian Dollar, Japanese Yen, Indian Rupee and South-Korean Won in Asia and the Pacific Rim. These foreign subsidiaries’ financial statements are translated using current exchange rates for balance sheet accounts and average rates for income statement accounts. Translation adjustments are recorded as other comprehensive income or loss in the consolidated statements of income and comprehensive income. Foreign currency transaction gains and losses are included in operating expenses, and have not been material to date.

(f)	Cash, Cash Equivalents, Restricted Cash and Investments

The Company considers all highly liquid investments purchased with original remaining maturities of three months or less to be cash equivalents. As of January 31, 2005 and 2006, cash equivalents consisted of commercial paper and money market funds.

The Company has classified its investments as “available-for-sale.” These investments are carried at fair value, based on quoted market prices, and unrealized gains and losses are recorded as other comprehensive income or loss in the consolidated statements of income and comprehensive income. Investments deemed to be other-than-temporarily impaired would be recorded as other losses in the consolidated statements of income and comprehensive income. To date and as of January 31, 2006, unrealized losses have been insignificant and the Company has not characterized any of its investments as other-than-temporarily impaired. Realized gains and losses upon sale or maturity of these investments are determined using the specific identification method and are recorded as other income or loss in the consolidated statements of income and comprehensive income.

Interest income consists principally of earnings generated from interest-bearing accounts held by the Company and, to a lesser extent, interest accrued on pledged securities.

Cash equivalents consist of securities with original remaining maturities of three months or less. Current restricted cash and short-term investments are securities which mature in less than one year and non-current restricted cash and investments are securities which mature in one year or more.

With respect to the Company’s restricted cash balances, on December 15, 2003, the Company issued 1.5% Convertible Subordinated Notes due 2023 (the “Notes”) in a private placement. The Company pays interest on the Notes on June 15 and December 15 of each year. The first interest payment was made on June 15, 2004. Under certain conditions, the Notes are convertible into shares of the Company’s common stock at an initial

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion rate of 45.0577 shares per $1,000 principal (representing an initial conversion price of approximately $22.194 per share), subject to certain adjustments. Upon conversion of 100% of the Notes, the Company’s common stock issued would be 9,912,694.

The Company has pledged a portfolio of U.S. government securities to secure the first six scheduled interest payments on the Notes. Accordingly, as of January 31, 2006, the Company has approximately $3.3 million in restricted cash against this pledge. Other than this pledge of U.S. government securities, the Notes are subordinated unsecured obligations and rank junior in right of payment to the Company’s existing and future senior indebtedness and structurally subordinated to all indebtedness and other liabilities of the Company’s subsidiaries. The Notes are not listed on any securities exchange.

Cash and cash equivalents, restricted cash, and investments consisted of the following as of January 31, 2005 and 2006 (in thousands):

	As of January 31, 2005			As of January 31, 2006
	Cost	Unrealized Losses	Market	Cost	Unrealized Losses	Market
Cash and Cash Equivalents:
Cash	$36,033	$—	$36,033	$69,892	$—	$69,892
CD’s/Bonds	—	—	—	4,000	—	4,000
Money Market Funds	48,656	—	48,656	55,408	—	55,408
Corporate Notes	48,661	(20)	48,641	19,102	(1)	19,101

	$133,350	$(20)	$133,330	$148,402	$(1)	$148,401

Restricted Cash:
Corporate Notes—current	$3,300	$—	$3,300	$3,260	$—	$3,260
Corporate Notes—non-current	3,157	—	3,157	—	—	—

	$6,457	$—	$6,457	$3,260	$—	$3,260

Short-term Investments:
CD’s/Bonds	$—	$—	$—	$17,100	$(62)	$17,038
Corporate Notes	16,853	(75)	16,778	44,139	(340)	43,799

	$16,853	$(75)	$16,778	$61,239	$(402)	$60,837

Long-term Investments:
Corporate Notes	$39,125	$(30)	$39,095	$13,701	$(75)	$13,626

In accordance with EITF 03-1, the following table summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at January 31, 2006:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized loss	Fair Value	Gross Unrealized loss	Fair Value	Gross Unrealized loss
Corporate notes	$66,160	$(341)	$13,626	$(75)	$79,986	$(416)
CDs/Bonds	21,038	(62)	—	—	21,038	(62)

Total	$87,198	$(403)	$13,626	$(75)	$100,824	$(478)

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Market values were determined for each individual security in the investment portfolio. The declines in values of these investments are primarily related to changes in interest rates and are considered to be temporary in nature.

(g)	Allowance for doubtful accounts

We maintain an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. We review our trade receivables by aging category to identify significant customers with known disputes or collection issues. For accounts not specifically identified, we provide reserves based on the age of the receivable. In determining the reserve, we make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. We also consider our historical level of credit losses and current economic trends that might impact the level of future credit losses.

	Balance at Beginning of Period	Additions- Charges to Expenses	(a) Deductions & Write-offs	Balance at End of Period
Year Ended January 31, 2004:
Allowance for doubtful accounts	$869	$475	$(393)	$951
Year Ended January 31, 2005:
Allowance for doubtful accounts	$951	$1,861	$(1,112)	$1,700
Year Ended January 31, 2006:
Allowance for doubtful accounts	$1,700	$524	$—	$2,224

(a)	Deductions related to the allowance for doubtful accounts represent amounts written off against the allowance.

(h)	Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

(i)	Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over fair value of assets of a business acquired. The Company accounts for goodwill and certain intangible assets after an acquisition is completed in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets.” Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with FASB Statement No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Acquired technologies are being amortized over periods ranging from 3 years to 7 years and the amortization expense associated with acquired technologies is reflected in cost of revenue in the consolidated statements of income. Other intangible assets are being amortized over periods ranging from 1 year to 7 years and the amortization expense associated with other intangible assets is reflected in operating expenses in the consolidated statements of income.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j)	Impairment or Disposal of Long-lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment in the fourth quarter of each fiscal year, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, “Business Combinations.” The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

(k)	Software Development Costs

Development costs related to software products to be sold are expensed as incurred until technological feasibility of the product has been established. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been significant. Accordingly, no costs have been capitalized to date.

The Company has, however, capitalized certain costs totaling $127,000 and $185,000 in fiscal 2005 and 2006, respectively, associated with computer software it has acquired for internal use. The capitalization and amortization of these costs are in accordance with AICPA Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These costs are being amortized over periods of three to five years.

(l)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances are established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m)	Concentrations of Credit Risk

Financial instruments, potentially subjecting the Company to concentrations of credit risk, consist primarily of temporary cash investments. The Company places its temporary cash investments with two major financial institutions. The Company maintains an allowance for potential credit losses on customer trade accounts receivable.

(n)	Fair Value of Financial Instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and subordinated notes approximate their respective carrying amounts.

(o)	Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(p)	Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, and recognizes revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collectibility is probable. Serena defines each of these four criteria as follows:

Persuasive evidence of an arrangement exists. It is Serena’s customary practice to have a written contract, which is signed by both the customer and Serena, or a purchase order or purchase authorization from those customers whose standard practice is to employ such instruments.

Delivery has occurred. Serena’s software is physically or electronically delivered to the customer. If an arrangement includes undelivered products or services that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered.

The fee is fixed or determinable. Serena’s policy is to not provide customers the right to a refund of any portion of their license fees paid. The Company’s customary payment terms require customers to pay 80% of the license fee within one year or less. With respect to these arrangements where 20% or less of the arrangement fee is due beyond one year, the Company considers these arrangements to be fixed and determinable since such arrangements are standard business practice and the Company has a history of successful collections without making concessions. Arrangements with payment terms extending beyond these customary payment terms are considered not to be fixed or determinable, and revenues from such arrangements are recognized as payments become due and payable.

Collectibility is probable. Collectibility is assessed on a customer-by-customer basis. Serena typically sells to customers for whom there is a history of successful collection. If it is determined from the outset of an arrangement that collectibility is not probable, revenues are recognized as cash is collected.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For contracts with multiple elements (e.g., license and maintenance), revenue is allocated to each component of the contract based on vendor specific objective evidence (“VSOE”) of its fair value, which is the price charged when the elements are sold separately. Since VSOE has not been established for license transactions, the residual method is used to allocate revenue to the license portion of multiple-element transactions.

The Company sells its products to its end users and distributors under license agreements or purchase orders. Each new mainframe license includes maintenance, which includes the right to receive telephone support, “bug fixes” and unspecified upgrades and enhancements, for a specified duration of time, usually one year. The fee associated with such agreements is allocated between software license revenue and maintenance revenue based on the residual method. Software license revenue from these agreements or purchase orders is recognized upon receipt and acceptance of a signed contract or purchase order and delivery of the software, provided the related fee is fixed or determinable and collectibility of the revenue is probable. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period, as defined in the applicable software license agreement.

The Company recognizes maintenance revenue ratably over the life of the related maintenance contract. Maintenance contracts on perpetual licenses generally renew annually. The Company typically invoices and collects maintenance fees on an annual basis at the anniversary date of the license. Deferred revenue represents amounts received by the Company in advance of performance of the maintenance obligation. Professional services revenue includes fees derived from the delivery of training, installation, and consulting services. Revenue from training, installation, and consulting services is recognized on a time and materials basis as the related services are performed. These services do not involve significant production, modification or customization of the software and the services are not essential to the functionality of the software.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(q)	Stock-Based Compensation

The Company uses the intrinsic value method to account for stock-based compensation. The Company amortizes deferred stock-based compensation on an accelerated basis in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Since the exercise price of options granted under such plans is generally equal to the market value on the date of grant, no compensation cost has been recognized for grants under its stock option plans and stock purchase plans. In accordance with APB No. 25, the Company does not recognize compensation cost related to its employee stock purchase plan. If compensation cost for the Company’s stock-based compensation plans had been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

	Fiscal Year Ended January 31,
	2004	2005	2006
Net income, as reported	$21,351	$9,486	$35,267
Add: stock-based employee compensation expense included in reported net income, net of tax	—	477	1,120
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(10,103)	(11,835)	(12,481)

Pro forma net income (loss)	$11,248	$(1,872)	$23,906

Basic net income (loss) per share:
As reported	$0.54	$0.23	$0.85

Pro forma	$0.28	$(0.04)	$0.58

Diluted net income (loss) per share:
As reported	$0.52	$0.23	$0.72

Pro forma	$0.27	$(0.04)	$0.51

For the pro forma amounts determined under SFAS No. 123, as set forth above, the fair value of each stock option grant under the stock option plans and the fair value of the employees’ purchase rights under the employee stock purchase plan (“ESPP”) are estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions used for grants in each of the fiscal years ended January 31, 2004. 2005 and 2006.

	Stock Option Plans			ESPP
	Fiscal Year Ended January 31,			Fiscal Year Ended January 31,
	2004	2005	2006	2004	2005	2006
Expected life (in years)	4.5	4.5	4.5	0.5	0.5	0.5
Risk-free interest rate	2.8%	4.0%	4.8%	1.0%	3.1%	4.8%
Volatility	100%	85%	58%	46%	39%	22%
Dividend yield	0%	0%	0%	0%	0%	0%

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. We use historical volatility rates, which are based upon historical volatility rates trended into future years. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our options. Based upon the above assumptions, the weighted average fair value per share of options granted under the option plans during the years ended January 31, 2004, 2005 and 2006 was $12.36, $12.65 and $14.00, respectively. The weighted average fair value per share of stock granted under the 1999 ESPP during the years ended January 31, 2004, 2005 and 2006 was $5.10, $5.64 and $5.17, respectively.

(r)	Net Income Per Share

Basic net income per share is computed using the weighted-average number of shares of common stock outstanding, excluding unvested restricted stock. Diluted net income per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from unvested restricted stock, options and warrants to purchase common stock using the treasury stock method.

In accordance with EITF Issue 04-8, potential common shares issuable under contingently convertible securities with a market price trigger are accounted for in the diluted earnings per share computation using the “if-converted” method. Under that method, the Notes are assumed to be converted to shares (weighted for the number of days outstanding in the period) at a conversion price of $22.194, and interest and amortization of the debt issuance costs, net of taxes, related to the Notes are added back to net income. See Note 5 to the Consolidated Financial Statements for additional information regarding our subordinated notes. These common shares will continue to be considered in our diluted earnings per share calculation until the Notes are redeemed, retired or, under certain circumstances, amended.

(s)	Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists entirely of cumulative translation adjustments resulting from the Company’s application of its foreign currency translation policy and unrealized gains (losses) on marketable securities. The tax effects on the unrealized gains (losses) were not significant during any of the periods presented. Total comprehensive income for each of the fiscal years ended January 31, 2004, 2005 and 2006 is as follows:

	Fiscal Year Ended January 31,
	2004	2005	2006
	(In thousands)
Comprehensive income:
Net income	$21,351	$9,486	$35,267
Other comprehensive (loss) income:
Foreign currency translation adjustments	(40)	(4,546)	470
Unrealized loss on marketable securities, net of tax	(397)	(372)	(353)

Other comprehensive (loss) income	(437)	(4,918)	117

Total comprehensive income	$20,914	$4,568	$35,384

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the components of other comprehensive income for each of the fiscal years ended January 31, 2004, 2005 and 2006:

	Unrealized gain (loss) on marketable securities	Foreign currency translation	Total
	(In thousands)
Balance at February 1, 2003	$644	$65	$709
Unrealized loss on marketable securities, net of tax	(397)		(397)
Foreign currency translation adjustments		(40)	(40)

Balance at January 31, 2004	247	25	272
Unrealized loss on marketable securities, net of tax	(372)		(372)
Foreign currency translation adjustments		(4,546)	(4,546)

Balance at January 31, 2005	(125)	(4,521)	(4,646)
Unrealized loss on marketable securities, net of tax	(353)		(353)
Foreign currency translation adjustments		470	470

Balance at January 31, 2006	$(478)	$(4,051)	$(4,529)

(t)	Segment Reporting

Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company’s chief operating decision-maker is considered to be the Company’s chief executive officer (“CEO”). The CEO reviews financial information presented on an entity level basis accompanied by disaggregated information about revenues by product type and certain information about geographic regions for purposes of making operating decisions and assessing financial performance. The entity level financial information is identical to the information presented in the accompanying statements of operations. All of the Company’s products perform similar functions, and therefore the Company only has one group of similar products and services. Therefore, the Company has determined that it operates in a single operating segment: enterprise change management software.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic information

	Year Ended January 31,
	2004	2005	2006
	(In thousands)
Revenues:
United States of America:
Software license	$29,604	$57,004	$57,953
Maintenance and professional services	45,118	87,382	110,431

Total United States of America	$74,722	$144,386	$168,384

Europe and Asia Pacific
Software license	$15,866	$28,346	$32,601
Maintenance and professional services	14,968	35,373	54,787

Total Europe and Asia Pacific	$30,834	$63,719	$87,388

Total	$105,556	$208,105	$255,772

The Company operates in the United States of America, Europe and the Asia Pacific region. In general, revenues are attributed to the country in which the contract originates.

	January 31,
	2005	2006
	(In thousands)
Property and equipment:
United States of America	$4,639	$4,831
Europe	1,083	1,096

Total	$5,722	$5,927

Major customers

No customer accounted for 10% or more of consolidated revenues in fiscal 2004, 2005 or 2006.

(u)	Advertising

Advertising costs are expensed as incurred. Advertising expense is included in sales and marketing expense and amounted to $1.4 million, $3.6 million, and $4.8 million in fiscal 2004, 2005, and 2006, respectively.

(v)	Recently Issued Accounting Standards

In June 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 will require companies to account for and apply changes in accounting principles retrospectively to prior periods’ financial statements, instead of recording a cumulative effect adjustment within the period of the change, unless it is impracticable to determine the effects of the change to each period being presented. SFAS 154 is effective for accounting changes made in annual periods beginning after December 15, 2005 and, accordingly, the Company must adopt the new accounting provisions effective February 1, 2006.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2005, the Securities and Exchange Commission (“SEC”) amended the compliance dates for SFAS No. 123R, “Shared-Based Payment”. The new rule allows public companies to implement SFAS No. 123R at the beginning of their next fiscal year that begins after June 15, 2005. We will be required to adopt SFAS No. 123R in the first quarter of fiscal 2007 and begin to recognize stock-based compensation related to employee equity awards in our consolidated statements of operations using a fair value-based method on a prospective basis. Since we currently account for equity awards granted to our employees using the intrinsic value method under APB No. 25, we expect the adoption of SFAS No. 123R will have a significant adverse impact on our financial position and results of operations.

In December 2004 the FASB issued two FASB Staff Positions (“FSP”) related to the American Jobs Creation Act (“AJCA”). FSP No. 109-1 “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act” (“FSP 109-1”) requires companies that qualify for a deduction for domestic production activities under the AJCA to account for the deduction as a special deduction under FASB Statement No. 109 and reduce their tax expense in the period or periods the amounts are deductible on the tax return.

FSP No. 109-2 “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”) allows companies additional time to evaluate whether foreign earnings will be repatriated under the repatriation provisions of the AJCA and requires specified disclosures for companies needing the additional time to complete the evaluation. Once a decision is made to repatriate the foreign earnings, companies must reflect the deferred tax liabilities attributable to foreign earnings in the period that the decision is made to remit those earnings.

(2)	Property and Equipment

Property and equipment consisted of the following (in thousands):

	January 31,
	2005	2006
Computers and equipment	$19,298	$19,145
Furniture and fixtures	2,172	2,205

	21,470	21,350
Less: accumulated depreciation	15,748	15,423

	$5,722	$5,927

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Goodwill and Other Intangible Assets

The Company accounts for goodwill and certain intangible assets after an acquisition is completed in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. As such, goodwill and other indefinite life intangible assets are not amortized but instead are periodically tested for impairment. The annual impairment test required by SFAS No. 142 has been performed in each of the fourth quarters of fiscal 2004, 2005 and 2006. The Company has concluded that there was no impairment of goodwill as of January 31, 2006.

Goodwill and other intangible assets consisted of the following (in thousands):

	January 31,
	2005	2006
Goodwill	$323,671	$300,551

Non-compete agreement	$10,933	$10,933
Acquired technology	86,741	93,755
Maintenance service contracts	49,300	49,300
Trademark / Trade name portfolio	2,600	2,600
Customer relationships	2,510	2,510

	152,084	159,098
Less: accumulated amortization	44,294	71,739

	$107,790	$87,359

Goodwill -

The change in the carrying amount of goodwill for the year ended January 31, 2005 and 2006 is as follows (in thousands):

Balance as of January 31, 2004	$40,471
Activity during the fiscal year ended January 31, 2005:
Goodwill acquired in the Merant plc acquisition	283,200

Balance as of January 31, 2005	323,671
Activity during the fiscal year ended January 31, 2006:
Purchase accounting adjustments to Merant goodwill	(23,758)
Purchase accounting adjustments to TeamShare goodwill	(4,277)
Correction of an error on Merant purchase accounting	4,915

Balance as of January 31, 2006	$300,551

In the quarter ended July 31, 2005, the Company discovered an error in the calculation of the total consideration in the Merant acquisition. The fair market value of the consideration was understated by $4.9 million. The correction of the error resulted in an increase in goodwill and involved cash and shares held in escrow for the consideration payable to former Merant shareholders who have not yet submitted their certificates representing Merant shares for exchange. The error in the calculation of the total consideration represented 1% of the total consideration and was not considered material.

In the quarter ended October 31, 2005, the Company made adjustments to reduce goodwill associated with the TeamShare acquisition totaling $4.3 million. These adjustments related to pre-acquisition net operating loss benefits now considered more likely than not to be realized.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the quarter ended October 31, 2005, the Company made adjustments to reduce goodwill associated with the Merant acquisition totaling $5.4 million. These adjustments related to pre-acquisition net operating loss benefits now being recognized totaling $4.5 million and the release of pre-acquisition tax reserves totaling $0.9 million.

In the quarter ended January 31, 2006, the Company made adjustments to reduce goodwill associated with the Merant acquisition totaling $16.1 million. These adjustments related to pre-acquisition U.S. research and experimentation credits and net operating loss benefits totaling $15.7 million and the expense deduction benefit from acquisition-related expenses totaling $0.4 million, all of which are now considered more likely than not to be realized.

Other intangible assets, net -

Other intangible assets subject to amortization, as of January 31, 2005 and 2006 consists of the following (in thousands):

	As of January 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Non-compete agreements	$10,933	$(2,950)	$7,983
Acquired technology	86,741	(31,708)	55,033
Maintenance service contracts	49,300	(7,030)	42,270
Trademark / Trade name portfolio	2,600	(1,212)	1,388
Customer relationships	2,510	(1,394)	1,116

Total	$152,084	$(44,294)	$107,790

	As of January 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Non-compete agreements	$10,933	$(4,925)	$6,008
Acquired technology	93,755	(48,636)	45,119
Maintenance service contracts	49,300	(13,805)	35,495
Trademark / Trade name portfolio	2,600	(2,142)	458
Customer relationships	2,510	(2,231)	279

Total	$159,098	$(71,739)	$87,359

In March 2005, the Company acquired business application planning technology for approximately $4.1 million. In connection with the acquisition, the Company capitalized $7.0 million of acquired technology associated with the business application planning technology.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate amortization expense for the fiscal years ended January 31, 2004, 2005 and 2006 was $8.5 million, $23.7 million and $27.4 million, respectively. Aggregate amortization expense going forward is estimated as follows (in thousands):

Estimated amortization expense:
For year ended January 31, 2007	$23,741
For year ended January 31, 2008	19,745
For year ended January 31, 2009	17,547
For year ended January 31, 2010	16,116
For year ended January 31, 2011	8,597
Thereafter	1,613

Total	$87,359

The weighted average remaining useful life for non-compete agreements is 2 months; acquired technology is 33 months; maintenance service contracts is 60 months; trademark/trade name portfolio is 3 months; and customer relationships is 4 months. The total weighted average remaining amortization period for all identifiable intangible assets is 39 months. The aggregate amortization expense of acquired technology was $6.5 million, $14.1 million, and $16.9 million in the fiscal years ended January 31, 2004, 2005, and 2006, respectively. The aggregate amortization expense of intangible assets was $2.0 million, $9.6 million, and $10.5 million in the fiscal years ended January 31, 2004, 2005, and 2006, respectively. There were no impairment charges in fiscal 2004, 2005, or 2006.

(4)	Accrued Expenses

(a)	Total Accrued Expenses

Total accrued expenses consisted of the following (in thousands):

	January 31,
	2005	2006
Management incentive bonuses and commissions	$6,485	$6,300
Payroll-related items	4,243	3,597
Royalties	915	1,160
Acquisition consideration payable	—	865
Acquisition-related and restructuring charges and accruals	6,643	3,394
Other	7,817	10,519

	$26,103	$25,835

(b)	Acquisition-Related and Restructuring Charges and Accruals

The Company’s total acquisition-related and restructuring accrual is predominantly associated with the Company’s acquisition of Merant in April 2004, and to a lesser extent, its RTM (“Requirements and Traceability Management”) technology acquisition from Integrated Chipware, Inc. in June 2004, and its business application planning technology acquisition in March 2005.

With respect to the Company’s acquisition of Merant in April 2004, the Company recorded acquisition-related costs totaling $7.6 million, and employee severance and other restructuring costs totaling $13.4 million,

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrued through purchase accounting. With the Merant acquisition, the major actions that comprised the employee severance plan included a company-wide review of the combined organization to identify redundancies, and a notification to affected employees of the acquired entity. Affected employees from the sales organization were notified in early May 2004, with the remaining affected North America employees being notified in late May 2004, and all affected international employees being notified by the end of our second quarter of fiscal 2005 on July 31, 2004. The employee severance plan was essentially completed upon notification and employees from all employee groups across the organization were terminated.

With respect to the Company’s RTM acquisition from Integrated Chipware, Inc. in June 2004, and its business application planning technology acquisition in March 2005, the Company recorded $0.2 million and $0.1 million in legal and other acquisition-related costs, respectively.

In aggregate, the Company accrued $6.6 million and paid $7.6 million in acquisition-related and restructuring charges in the current fiscal year ended January 31, 2006. Included within acquisition related charges and accruals were $6.5 million in accruals and $3.8 million in payments associated with the Spyglass Merger. Purchase accounting adjustments recorded in the first fiscal quarter ended April 30, 2005 totaled $2.2 million and were the result of finalizing certain acquisition-related estimates associated with the Merant acquisition. The nature of the acquisition-related and restructuring charges and the amounts paid and accrued as of January 31, 2004, 2005 and 2006, which are included in accrued expenses are summarized as follows (in thousands):

	Severance, payroll taxes and other employee benefits	Facilities closures	Legal and other acquisition- related costs	Total acquisition- related and restructuring charges and accruals
Balance as of January 31, 2003	$348	$69	$5	$422
Activity during fiscal 2004:
Paid	(38)	(217)	—	(255)
Adjustments	(195)	195	—	—

Balance as of January 31, 2004	115	47	5	167
Activity during fiscal 2005:
Accrued	10,071	1,300	12,948	24,319
Paid	(5,120)	(710)	(11,108)	(16,938)
Adjustments	—	—	(905)	(905)

Balance as of January 31, 2005	$5,066	$637	$940	$6,643
Activity during fiscal 2006:
Accrued and expensed	—	—	6,562	6,562
Paid	(3,138)	(339)	(4,098)	(7,575)
Adjustments	(1,428)	(143)	(665)	(2,236)

Balance as of January 31, 2006	$500	$155	$2,739	$3,394

(5)	Subordinated Notes

In December 2003, the Company issued $220.0 million in Subordinated Convertible Notes due December 15, 2023. The Notes bear interest at a rate of 1.5% per annum and are payable semi-annually on June 15 and December 15 of each year. The Notes are subordinated in right of payment to all of our future senior debt. The Notes are convertible into shares of the Company’s common stock prior to maturity at an initial

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion rate of 45.0577 shares per $1,000 principal (representing an initial conversion price of approximately $22.194 per share), subject to adjustments under certain conditions. The entire outstanding principal amount of the Notes will become due and payable at maturity. The Company may redeem the Notes, in whole or in part, under certain circumstances and at certain times. Accrued interest to the redemption date will be paid by the Company in any such redemption. Upon conversion of 100% of the Notes, the Company’s common stock issued would be approximately 9.9 million shares.

Accrued and unpaid interest on the Notes totaled $0.4 million as of January 31, 2006. The holders of the Company’s Notes may require the Company to repurchase for cash all or a portion of their Notes on December 15, 2008, December 15, 2013 or December 15, 2018 at a purchase price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest to, but excluding the purchase date.

The Company pledged to the trustee under the indenture for the exclusive benefit of the holders of the Notes, $9.6 million of U.S. government securities, which was sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled semi-annual interest payments on the Notes when due. Accordingly, at January 31, 2006, the Company had restricted cash balances on hand totaling $3.3 million to cover the remaining two semi-annual interest payments.

In connection with the Notes, the Company recorded in the fourth quarter of fiscal 2004 $6.7 million in debt issuance costs, which is being amortized over 5 years, the term of the initial put option by the Note holders. Under the put option, the note holders may require the Company to purchase for cash all or a portion of the option holder’s notes on December 15, 2008, December 15, 2013 or December 15, 2018 at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the purchase date. As of January 31, 2006, the Company had approximately $3.9 million in debt issuance costs remaining and had amortized approximately $2.8 million through fiscal 2006 ended January 31, 2006. Amortization of debt issuance costs will be $1.34 million annually going forward through December 15, 2008, when the initial put option expires, or earlier, upon conversion of the notes.

(6)	Stockholders’ Equity

(a)	Repurchase of Common Stock

In connection with the Company’s Stock Repurchase Programs, the Company repurchased 3,025,100 , 2,410,500, and 2,187,500 shares of its common stock in fiscal 2004, 2005, and 2006, respectively, for cash at an average price of $18.08, $17.88 and $22.22 per share, respectively. In fiscal 2005, the Company repurchased 128,913 shares of its common stock from the Employee Benefit Trusts at a price of $18.62 per share. Treasury stock associated with these repurchases has been retired.

(b)	Restricted Stock Agreements

In the fiscal quarter ended July 31, 2005, the Company granted restricted stock to certain executive officers. These restricted common stock awards vest ratably over five years from the date of grant based on continued service. The aggregate market value of the restricted common stock was $9.4 million and was recorded as deferred compensation and is amortized to operating expenses over the vesting term.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Net Income Per Share

The following is a reconciliation of the numerator and denominator used in the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
Year Ended January 31, 2004
Basic net income per share:
Net income and weighted average common shares outstanding	$21,351	39,707	$0.54
Dilutive potential common shares – restricted stock and options	—	691	—
Contingently convertible notes	272	1,239	—

Diluted net income per share	$21,623	41,637	$0.52

Year Ended January 31, 2005
Basic net income per share:
Net income and weighted average common shares outstanding	$9,486	42,074	$0.23
Dilutive potential common shares – restricted stock and options	—	726	—
Contingently convertible notes	2,852	9,913	—

Diluted net income per share (restated)	$12,338	52,713	$0.23

Year Ended January 31, 2006
Basic net income per share:
Net income and weighted average common shares outstanding	$35,267	41,338	$0.85
Dilutive potential common shares – restricted stock and options	—	1,251	—
Contingently convertible notes	2,788	9,913	—

Diluted net income per share	$38,055	52,502	$0.72

Options to purchase shares of common stock at a share price which is greater than the average market price of Serena’s common stock for the respective periods were excluded in the computation of diluted earnings per share, or EPS, because the effect of their inclusion would have been anti-dilutive. For each of the years ended January 31, 2004, 2005, and 2006 1,544,748, 1,759,347, and 2,111,197 respectively, of options to purchase shares of common stock at an average share price of $24.576, $24.642, and $24.067 respectively, were excluded from the computation of diluted EPS.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Income Taxes

Income from continuing operations before income taxes included from foreign operations was $1.1 million, $4.3 million, and $5.9 million in fiscal 2004, 2005, and 2006, respectively. The provision for income taxes consisted of the following (in thousands):

	Fiscal Year Ended January 31,
	2004	2005	2006
Current:
Federal	$10,784	$18,729	$11,399
State	2,136	4,344	2,150
Foreign	367	1,315	1,787

	13,287	24,388	15,336

Deferred:
Federal	(850)	(11,466)	3,506
State	(134)	(2,349)	(1,479)

	(984)	(13,815)	2,027

Total income taxes	$12,303	$10,573	$17,363

The Company’s effective tax rate differs from the statutory federal income tax rate of 35% for fiscal 2004, 2005, and 2006 primarily due to the following (in thousands):

	Fiscal Year Ended January 31,
	2004	2005	2006
Tax expense at federal statutory rate	$11,779	$7,021	$18,421
Research and experimentation credit	(1,141)	(514)	(678)
State tax, net of federal benefit	1,639	1,297	1,391
Foreign export sales benefit	(554)	(177)	(180)
Foreign rate differential	—	—	(141)
Release of prior year reserves	—	(832)	(1,101)
In-process research and development	—	3,640	—
Other	580	138	(349)

Total income taxes	$12,303	$10,573	$17,363

Undistributed earnings of foreign subsidiaries for which U.S. income taxes have not been provided were immaterial during the periods presented.

Tax savings from deductions associated with various stock option plans are not reflected in the current federal and state provisions. Savings were approximately $1.2 million, $1.8 million, and $2.2 million in fiscal 2004, 2005, and 2006, respectively.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s net deferred tax assets (liabilities) are summarized as follows (in thousands):

	January 31
	2005	2006
Deferred tax assets:
Allowance for doubtful accounts	$1,137	$703
Accrued expenses	5,990	2,484
Deferred revenue	3,030	1,756
State taxes	1,975	1,526
Net operating loss carryforwards	—	6,936
Long lived assets acquired in a business combination, net	425	826
Federal tax credit carryforwards	24,140	4,664
Other	134	312

Total deferred tax assets	36,831	19,207
Valuation allowance	(22,825)	(3,791)

Net deferred tax assets	14,006	15,416

Deferred tax liabilities:
Long lived assets acquired in a business combination, net	(39,921)	(31,104)
Property and equipment, net	(500)	(603)
Other	(2,301)	(3,027)

Total deferred tax liabilities	(42,722)	(34,734)

Net deferred tax liabilities	$(28,716)	$(19,318)

At January 31, 2006, the Company had U.S. federal net operating loss carryforwards of approximately $7.8 million and foreign net operating loss carryforwards of approximately $6.5 million. The U.S. federal losses will begin expiring in 2013 and the foreign losses are unlimited in nature and therefore and will not expire. At January 31, 2006, the Company also had U.S. federal credit carryforwards of approximately $4.7 million. These U.S. federal credit carryforwards will begin to expire in 2014.

The Company has provided a valuation allowance related to the benefits from the net loss carryforwards and tax credit carryforwards as utilization of these carryforwards may be subject to substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of these carryforwards before utilization. At January 31, 2006, the valuation allowance was $3.7 million and is entirely related to carryforwards obtained from the acquisition of Merant plc in the first quarter of fiscal 2005. Any change in the valuation allowance will be credited to goodwill.

On October 22, 2004, the American Jobs Creation Act (the “AJCA”) was signed into law. The AJCA includes a deduction of 85% for certain foreign earnings that are repatriated, as defined in the AJCA. The deduction is subject to a number of limitations and uncertainty remains as to how to interpret numerous provisions in the AJCA. The Company does not plan to repatriate any earnings under this provision.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Employee and Director Benefit Plans

(a)	Retirement Plan

Effective January 1, 2005, the Merant defined contribution retirement plan, which was assumed by the Company in its acquisition of Merant plc, and the Company’s existing defined contribution retirement plan were both replaced by a new single company-wide defined contribution retirement plan. Under the new plan effective January 1, 2005, the matching contribution formula is 50% of the first 6% of eligible compensation with vesting on such contributions being over one year of service. Participants may make contributions to the plan in accordance with provisions of the plan. For the years ended January 31, 2004, 2005, and 2006 the Company made contributions of $938,000,$1,698,600, and $1,459,400, respectively.

(b)	Stock Option Plans

In October 1997, the Company’s Board of Directors approved the Company’s 1997 Stock Option and Incentive Plan (the “Plan”). The Plan allows for grants to officers, directors and employees of the Company of incentive stock options, nonqualified stock options and restricted stock. Options are generally granted for a 10-year term (5 years if the employee is more than a 10% shareholder) and generally vest over 4 years. Options are generally granted at fair market value (110% of fair market value if optionee is more than a 10% shareholder), as determined by the Board of Directors. Restricted stock may be granted pursuant to the Plan, as evidenced by agreement and determined by the Board of Directors.

The Plan automatically terminates in September 2007. Each option and award granted under the Plan will remain in effect until such option or award has been satisfied by the issuance of shares or terminated in accordance with its terms and the terms of the Plan.

In December 2001, the Company’s Board of Directors amended the Company’s 1999 Director Option Plan (the “Director Plan”). The Director Plan allows for grants to non-employee directors of the Company of nonqualified stock options. The Director Plan provides that options will be granted to non-employee directors pursuant to an automatic nondiscretionary grant mechanism. Each new non-employee director is automatically granted an option to purchase 37,500 shares of common stock at the time he or she is first elected to the Board of Directors (“First Option”). Each non-employee director will subsequently be granted an option to purchase 15,000 shares of common stock at the beginning of each fiscal year (“Subsequent Option”). Each such option will be granted at the fair market value of the common stock on the date of grant. First Options granted to non-employee directors under the 1999 Director Option Plan will become exercisable over four years, with one quarter of the shares subject to the option vesting after one year and the remaining shares vesting ratably in monthly installments thereafter. Subsequent Options vest annually on the first anniversary of the grant date.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock option activity under the Plan and the Director Plan are as follows:

	Shares Available For Grant	Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Grant Date Fair Value Per Share
Balance as of January 31, 2003	1,146,932	4,168,000	$17.40
Authorized	1,175,000	—
Granted with an exercise price equal to the fair value of common stock	(1,422,475)	1,422,475	$16.95	$16.95
Cancelled	293,659	(293,659)	$20.33
Exercised	—	(532,686)	$9.05

Balance as of January 31, 2004	1,193,116	4,764,130	$17.98
Authorized	1,130,000	—	—
Granted with an exercise price equal to the fair value of common stock	(2,158,338)	2,158,388	$18.86	$18.86
Assumed in the context of the Merant plc acquisition	(646,914)	646,914	$14.88	$19.51
Cancelled	572,604	(572,604)	$19.20
Exercised	—	(717,685)	$13.26

Balance as of January 31, 2005	90,468	6,279,093	$18.39
Authorized	1,075,000	—	—
Granted with an exercise price equal to the fair value of common stock	(1,054,000)	1,054,000	$21.87	$21.87
Cancelled	549,327	(551,827)	$20.45
Exercised	—	(621,774)	$14.95

Balance as of January 31, 2006	660,795	6,159,492	$19.16

On February 19, 2003, the Company’s board of directors approved the addition of 1,475,000 shares of the Company’s common stock $.001 par value per share (the “Shares”), of which (i) 1,000,000 Shares were added to the Amended and Restated 1997 Stock Option and Incentive Plan, (ii) 300,000 Shares were added to the 1999 Employee Stock Purchase Plan and (iii) 175,000 Shares were added to the 1999 Director Option Plan.

On February 18, 2004, the Company’s board of directors approved the addition of 1,505,000 shares of the Company’s common stock $.001 par value per share (the “Shares”), of which (i) 955,000 Shares were added to the Amended and Restated 1997 Stock Option and Incentive Plan, (ii) 375,000 Shares were added to the 1999 Employee Stock Purchase Plan and (iii) 175,000 Shares were added to the 1999 Director Option Plan.

On February 24, 2005, the Company’s board of directors approved the addition of 1,075,000 shares of the Company’s common stock $.001 par value per share (the “Shares”), of which (i) 1,055,000 Shares were added to the Amended and Restated 1997 Stock Option and Incentive Plan and (ii) 20,000 Shares were added to the 1999 Director Option Plan

In fiscal 2004, there was no deferred stock-based compensation recorded with respect to options issued by the Company. In fiscal 2005, in connection with the Company’s acquisition of Merant plc in the first quarter of fiscal 2005, the Company recorded $1.8 million in deferred stock-based compensation on issuance of 646,914 options in exchange for Merant plc options assumed. Stock-based compensation expense related to the Merant acquisition totaled $0.7 million in fiscal 2005.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In fiscal 2006, in connection with the Company’s granting of restricted stock to certain executive officers in the second quarter of fiscal 2006, the Company recorded $9.4 million in deferred stock-based compensation on issuance of 475,000 shares of restricted stock. Stock-based compensation expense totaled $1.8 million in fiscal 2006, of which, $1.2 million was in connection with the restricted stock grants and $0.6 million was in connection with the Company’s acquisition of Merant.

The following table summarizes information about stock options outstanding at January 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$3.111 – $14.660	777,223	6.37	$11.682	530,284	$11.199
$14.690 – $16.080	664,359	7.12	$15.662	459,835	$15.753
$16.529 – $17.312	444,005	8.22	$16.780	187,783	$16.788
$17.500 – $17.500	686,108	4.27	$17.500	686,108	$17.500
$17.550 – $18.310	616,953	8.61	$18.189	199,681	$18.119
$18.428 – $20.310	624,553	7.67	$19.368	291,020	$19.376
$20.333 – $21.500	654,354	6.80	$21.095	460,411	$21.057
$21.520 – $21.520	16,750	8.89	$21.520	4,533	$21.520
$22.520 – $22.520	704,700	9.07	$22.520	—	$—
$22.521 – $70.141	970,487	6.30	$26.487	740,213	$27.626

$3.111 – $70.141	6,159,492	7.06	$19.157	3,559,868	$19.057

(c)	Employee Stock Purchase Plan

The Employee Stock Purchase Plan allows eligible employee participants to purchase shares of our common stock at a discount through payroll deductions. Commencing with the Company’s IPO in February 1999, the plan consisted initially of a twenty-four-month offering period with an initial six-month purchase period followed by an abbreviated purchase period to get purchase periods on a six-month May/November purchase period cycle thereafter. Currently, the plan consists of twelve-month offerings with two six-month purchase periods in each offering period. Employees purchase shares at 85% of market value at either the beginning of the offering period or the end of the purchase period, whichever price is lower. As of January 31, 2006, we had reserved 1,837,500 shares of our common stock for issuance under this plan, and 722,561 shares remain available for future issuance.

(9)	Commitments and Contingencies

(a)	Leases

The Company has non-cancelable operating lease agreements for office space that expire between calendar 2006 and 2013. Minimum payments including operating leases and debt for the five succeeding years as of January 31, 2006, are as follows (in thousands):

	Total	Less than 1 year	1 – 3 years	3 – 5 years	Thereafter
Operating lease obligations	$14,243	$4,133	$5,904	$3,710	$496
Restructuring-related operating lease obligations	3,282	1,499	1,333	223	227
1 1/2% Convertible Subordinated Notes due 2023	220,000	—	—	—	220,000

	$237,525	$5,632	$7,237	$3,933	$220,723

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

With respect to the Company’s operating leases, annual minimum payments for the five succeeding years as of January 31, 2006, are as follows (in thousands):

Fiscal year ended January 31, 2007	$4,133
Fiscal year ended January 31, 2008	3,523
Fiscal year ended January 31, 2009	2,381
Fiscal year ended January 31, 2010	2,004
Fiscal year ended January 31, 2011	1,706
Thereafter	496

Total	$14,243

Rent expense was $1,607,000, $4,364,000, and $4,591,000 for the fiscal years ended January 31, 2004, 2005, and 2006, respectively.

(b)	Licensing and Other Agreements

The Company has commitments under licensing agreements that provide for payments based on revenues of certain products. For the fiscal years ended January 31, 2004, 2005, and 2006 the Company’s fees paid or accrued under these license agreements were $329,000, $1,611,000, and $1,964,000, respectively.

(c)	Customer Indemnification

From time to time, the Company agrees to indemnify its customers against liability if the Company’s products infringe a third party’s intellectual property rights. As of January 31, 2006, the Company was not subject to any pending litigation alleging that the Company’s products infringe the intellectual property rights of any third parties.

(10)	Acquisitions

(a)	TeamShare, Inc.

On June 5, 2003, the Company acquired TeamShare, Inc. (“TeamShare”), a privately held company specializing in the development of collaborative process and issue management solutions and a leading supplier of Web-based, team-oriented productivity tools. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of TeamShare are included in the Company’s consolidated financial statements from June 5, 2003.

The acquisition of TeamShare improved the Company’s capabilities and allows it to compete more effectively in the growing application life cycle management market. The acquisition provides the Company with complimentary request and issue management technology that helps strengthen its enterprise change management (“ECM”) solution offering. These were the primary reasons for the acquisition and the factors that contributed to a purchase price that resulted in recognition of a significant amount of goodwill.

The Company acquired 100% of TeamShare’s outstanding common stock in acquiring all of its assets and assuming all of its liabilities. The total purchase price was $18.4 million and consisted of cash consideration of $17.9 million, net of in-the-money options proceeds of $0.1 million, and acquisition costs of $0.5 million.

Acquired technology, consisting of current completed technologies at the date of acquisition and valued on the premise of fair market value in continued use under the discounted cash flow approach, is amortized over a

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

three-year period, the period of time the Company estimates as its economic useful life. Non-compete agreements were entered into with two former TeamShare officers and were valued based on the estimated amount of business that might be lost if these two principals were competing against the Company and are being amortized over their two-year term. Maintenance service contracts, consisting of existing annual renewable maintenance contracts at the date of acquisition are valued on the premise of fair market value of the total future cash flows that would be generated from the renewal of such contracts under the discounted cash flow approach and are amortized over a one-year period. Trademark/Trade name portfolio, consisting of the existing TeamTrack trade name at the date of acquisition is valued on the premise of fair market value of royalties avoided on developed technology revenues under the discounted cash flow approach and is amortized over a three-year period, the period of time the Company estimates as its economic useful life. Customer relationships, consisting of existing TeamShare customer relationships of varying age and size at the date of acquisition, are valued on the premise of fair market value of future cash flows that would be generated with existing customer relationships in place net of what would be generated without the existing relationships in place under the discounted cash flow approach and are amortized over a three-year period, the period of time the Company estimates as its economic useful life. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and will be evaluated for impairment, at a minimum, annually pursuant to SFAS No. 142. Goodwill is not deductible for corporate income tax purposes.

A deferred tax liability of $6.0 million was recorded for the difference between the assigned values and the tax bases of the identified intangibles acquired in the transaction.

The allocation of the total consideration made for the acquisition is as follows (in thousands):

TeamShare Inc.
Tangible assets, net of assumed liabilities	$2,064
Acquired technology	9,850
Acquired in-process research and development	—
Maintenance service contracts	1,800
Trademark / Trade name portfolio	200
Customer relationships	2,510
Work-force-in-place	—
Non-compete agreements	690
Deferred tax liability	(6,020)
Goodwill	7,317

Total consideration	$18,411

With respect to the TeamShare acquisition, pro forma financial information giving effect to the acquisition as if it had occurred at the beginning of the period presented would not have been materially different than the Company’s historical operating results.

(b)	Merant plc.

On April 23, 2004, the Company completed its acquisition of Merant plc (“Merant”). Merant designs, develops and markets software products and services for Enterprise Change Management (“ECM”), software configuration management and web content management. Its solutions help companies to improve upon their ability to manage change of software applications, code and web content. Prior to the completion of the acquisition, Merant’s ordinary shares were traded on the London Stock Exchange and its American Depositary Shares (“ADSs”) were traded on the NASDAQ National Market.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Merant have been included in the Company’s consolidated financial statements from April 23, 2004.

In connection with the acquisition, the Company recorded $264.4 million in goodwill. The goodwill is not expected to be fully deductible for tax purposes. The primary reasons for the acquisition and the factors that contributed to a purchase price that resulted in recognition of a significant amount of goodwill included the large installed base that provided the combined companies with distribution leverage to cross sell products, expand into new geographies, create new opportunities in channel development and generate a profitable and steady maintenance stream.

The Company acquired 100% of Merant’s outstanding share capital and thereby acquired all of its assets and assumed all of its liabilities. The total purchase price was $420.5 million and consisted of a combination of cash and stock as follows (in thousands):

Fair market value of Serena common stock issued (approximately 5.9 million shares)	$123,578
Cash paid	268,775
Estimated fair value of options assumed	7,201
Estimated employee severance and other costs	13,381
Estimated acquisition-related costs	7,573

Total estimated purchase price of acquisition	$420,508

The total purchase price was allocated as follows (in thousands):

Fair value of assets acquired	$131,071
Acquired technology	45,000
Acquired in-process research and development	10,400
Trademark / Trade name portfolio	2,400
Customer contracts	47,500
Non-compete agreements	9,300
Intrinsic value of options assumed	1,822
Fair value of liabilities assumed	(45,571)
Deferred tax liability	(45,771)
Goodwill	264,357

Total estimated purchase price of acquisition	$420,508

(c)	RTM Acquisition from Integrated Chipware, Inc.

In June 2004, the Company acquired the technology, assets, associated expertise and customer base for Integrated Chipware’s Requirements and Traceability Management (“RTM”) product, one of the industry’s leading requirements management solutions, for $3.8 million. In connection with the acquisition, which has been accounted for as an acquisition of a business, the Company has capitalized $4.3 million of acquired technology associated with the RTM product and has recorded an accrual of $0.2 million for acquisition-related charges. There was no goodwill recorded in the business acquisition. The acquired technology will be amortized over its economic useful life of three years. Also in connection with the acquisition, the Company acquired certain selected assets and assumed certain liabilities including selected trade receivables and deferred maintenance contracts; all of which have been recorded at their fair values.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	Business Application Planning Technology Acquisition

In March 2005, the Company acquired business application planning technology for approximately $4.1 million. In connection with the acquisition, which has been accounted for as an asset purchase, the Company has capitalized $7.0 million of acquired technology associated with the business application planning technology, and has recorded an accrual of $0.1 million for acquisition-related charges. The acquired technology will be amortized over its economic useful life of five years. Also in connection with the asset purchase, the Company has recorded a deferred tax liability of approximately $2.8 million for the difference between the assigned values and the tax bases of the acquired technology.

(11)	Acquired In-process Research and Development

As a result of the Company’s acquisition of Merant on April 23, 2004, the Company recorded acquired in-process research and development totaling $10.4 million. For this transaction, the premise of value was fair market value in continued use.

Among the assets that were valued by the Company were Professional version 8.1, Professional version 8.2, Dimension version 9.0 and Formula 1, all of which were under development at the acquisition date. These technologies then under development were valued on the premise of fair market value in continued use employing a version of the income approach referred to as the discounted cash flow approach. This methodology is based on discounting to present value, at an appropriate risk-adjusted discount rate, both the expenditures to be made to complete the development efforts (excluding the efforts to be completed on the development efforts underway) and the operating cash flows which the applications are projected to generate, less a return on the assets necessary to generate the operating cash flows.

From these projected revenues, the Company deducted costs of sales, operating costs (excluding costs associated with the efforts to be completed on the development efforts underway), royalties and taxes to determine net cash flows. The Company estimated the percentage of completion of the development efforts for each application by comparing the estimated costs incurred and portions of the development accomplished through the acquisition date by the total estimated cost and total development effort of developing these same applications. This percentage was calculated for each application and was then applied to the net cash flows for which each application was projected to generate. These net cash flows were then discounted to present values using appropriate risk-adjusted discount rates in order to arrive at discounted fair values for each application.

The percentage complete and the appropriate risk-adjusted discount rate for each application were as follows:

Application Under Development	Percentage Complete	Discount Rate
Professional version 8.1	95%	18%
Professional version 8.2	95%	18%
Dimension version 9.0	85%	18%
Formula 1	0%	23%

The rates used to discount the net cash flows to present value were initially based on the weighted average cost of capital (“WACC”). The Company used discount rates of 18% and 23% for valuing the acquired in-process research and development and 13% for the core technologies. These discount rates are higher than the implied WACC due to the inherent uncertainties surrounding the successful development of the acquired in-process research and development, the useful life of such in-process research and development, the profitability levels of such in-process research and development, and the uncertainty of technological advances that were unknown at the time.

SERENA SOFTWARE, INC.

PREDECESSOR (SEE NOTE 1 (b))

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Stock Repurchase Programs and Repurchase of Common Stock

In February 2005, the Board of Directors authorized the repurchase of up to 1.5 million shares of the Company’s Common Stock from time to time prior to April 30, 2005 in the open market or in privately negotiated block transactions. The Company will utilize any reacquired shares under this program for reissuance in connection with employee stock programs and general corporate purposes. Under this program, the Company repurchased in aggregate a total of 1,465,000 shares of its common stock for cash at an average price of $23.50 per share.

In May 2005, the Board of Directors authorized the repurchase of up to 1.5 million shares of the Company’s Common Stock from time to time prior to July 31, 2005 in the open market or in privately negotiated block transactions. The Company will utilize any reacquired shares under this program for reissuance in connection with employee stock programs and general corporate purposes. Under this program, the Company repurchased in aggregate a total of 722,500 shares of its common stock for cash at an average price of $19.61 per share.

A summary of the Company’s repurchases in the fiscal year ended January 31, 2006 is as follows:

Month	Repurchased Shares	Average Price Per Share
March 2005	1,415,000	$23.50
April 2005	50,000	$23.56
June 2005	697,500	$19.62
July 2005	25,000	$19.26

(13)	Subsequent Events

Litigation Related to the Merger

As described in Note 1, on November 11, 2005, Serena entered into and Agreement and Plan of Merger with Spyglass. As a result of the announcement of the acquisition and beginning on November 11, 2005, several purported class action complaints were filed in the Delaware Chancery Court and the Superior Court of the State of California for the County of San Mateo naming Serena and the then members of our board of directors as defendants. In pursuing these actions, plaintiffs purported to represent stockholders of Serena who were similarly situated with the plaintiffs. Among other things, the complaints alleged that Serena’s then directors breached the fiduciary duties owed to the stockholders in approving the merger with Spyglass Merger Corp. because they failed to take steps to maximize the value to Serena’s public stockholders.

On February 27, 2006, Serena and the other defendants reached an agreement in principle with the plaintiffs providing for the settlement of the actions. In connection with the settlement, Serena agreed to make available additional information to its stockholders. Some of that information was included in the merger proxy statement. The remaining additional information was contained in a press release Serena issued on February 28, 2006. In return, the plaintiffs agreed to the dismissal of the actions and to withdraw all motions filed in connection with such actions. In addition, Serena agreed to pay the legal fees and expenses of plaintiffs’ counsel, subject to the approval by the respective courts. This payment did not affect the amount of merger consideration that was paid to Serena’s stockholders in the merger. The details of the settlement will be set forth in a notice to be sent to Serena’s former stockholders prior to a hearing before the Superior Court to consider the settlement. There is no assurance that the court will approve the settlement. Defendants continue to deny plaintiffs’ allegations in the actions and agreed to settle the purported class actions in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger. The settlement amount, including legal fees associated with the litigation settlement, has been accrued at January 31, 2006, and is included in acquisition-related and restructuring charges and accruals.

Serena Software, Inc.

Offer to Exchange

$200,000,000 principal amount of its

10 3/8% Senior Subordinated Notes due 2016,

which have been registered under the Securities Act of 1933,

for any and all of its

outstanding 10 3/8% Senior Subordinated Notes due 2016

Until the date that is 40 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) Serena Software, Inc. is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damage for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

In accordance with these provisions, the articles of incorporation of Serena Software, Inc. provide for indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the full extent permitted by the DGCL, as amended from time to time; provided, pursuant to the merger agreement, the provisions may not be amended, modified or repealed for a period of six years time from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Spyglass Merger Corp.

The bylaws of the corporation provide for the indemnification of its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the corporation, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the corporation. The indemnification and advancement of expenses provided by or granted pursuant to the bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the bylaws or any agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to the merger agreement, Serena Software, Inc. agreed to maintain, for a period of six years from the effective time of the merger at no expense to the beneficiaries, insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger in an amount and scope at least as favorable as the coverage applicable to directors and officers prior to the merger under Spyglass Merger Corp.’s directors’ and officers’ liability insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

2.1	Agreement and Plan of Merger by and between Spyglass Merger Corp. and Serena Software, Inc. dated as of November 11, 2005 (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on November 14, 2005)

3.1	Restated Certificate of Incorporation of Serena Software, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on March 16, 2006)

3.2	Bylaws of Serena Software, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on March 16, 2006)

4.1	Indenture between Serena Software, Inc. and U.S. Bank National Association, as Trustee dated December 15, 2003 (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-3 (file no. 333-112770), filed with the SEC on February 12, 2004)

4.2	First Supplemental Indenture between Serena Software, Inc. and U.S. Bank National Association, as Trustee dated March 9, 2006. (incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on March 16, 2006)

4.3	Pledge Agreement between Serena Software, Inc. and U.S. Bank National Association, as Trustee dated December 15, 2003 (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-3 (file no. 333-112770), filed with the SEC on February 12, 2004)

4.4	Form of 1 1/2% Convertible Subordinated Note Due 2023 (included in Exhibit 4.1).

4.5	Indenture between Serena Software, Inc., Spyglass Merger Corp. and The Bank of New York, as Trustee dated March 10, 2006 (incorporated by reference to Exhibit 99.B(2) to the registrant’s amended Schedule 13E-3 (file no. 005-58055) filed with the SEC on March 15, 2006)

4.6	Registration Rights Agreement among Serena Software, Inc., Spyglass Merger Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. dated March 10, 2006 (incorporated by reference to Exhibit 18 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

4.7	Form of 10 3/8% Senior Subordinated Note due 2016 (included in Exhibit 4.5)

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the exchange notes

10.2A	Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2A to the registrant’s registration statement on Form S-1 (Registration No. 333-67761) filed with the SEC on February 11, 1999)

10.2B	Form of Option Agreement under the Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2B to the registrant’s registration statement on Form S-1 (Registration No. 333-67761) filed with the SEC on February 11, 1999)

10.2C	Form of Restricted Stock Purchase Agreement under the Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2C to the registrant’s registration statement on Form S-1 (Registration No. 333-67761) filed with the SEC on February 11, 1999)

10.15	Landlord Consent to Sublease Agreement dated January 30, 2002 by and among EOP-Peninsula Office Park, L.L.C. and RSA Security, Inc. and Serena Software, Inc. (for headquarter facilities in San Mateo) (incorporated by reference to Exhibit 10.15 to the registrant’s annual report on Form 10-K (file no. 000-25285), filed with the SEC on April 29, 2002)

10.16	Sublease Agreement dated January 22, 2002 between RSA Security, Inc. and Serena Software, Inc. (for new headquarter facilities in San Mateo) (incorporated by reference to Exhibit 10.16 to the registrant’s annual report on Form 10-K (file no. 000- 25285), filed with the SEC on April 29, 2002)

10.17	Stockholders Agreement by and among Spyglass Merger Corp., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Serena Co-Invest Partners, L.P., Integral Capital Partners VII, L.P., Douglas D. Troxel Living Trust, Change Happens Foundation and Douglas D. Troxel dated as of March 10, 2006 (incorporated by reference to Exhibit 22 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.18	Management Stockholders Agreement, dated as of March 7, 2006, among Spyglass Merger Corp., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C. and the Initial Management Investors named therein (incorporated by reference to Exhibit 23 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.19†	Management Agreement by and between Spyglass Merger Corp. and Silver Lake Technology Management, L.L.C. dated as of November 11, 2005

10.20†	Employment Agreement by and between Serena Software, Inc. and Mark E. Woodward dated as of March 10, 2006

10.21†	Employment Agreement by and between Serena Software, Inc. and Robert I. Pender, Jr. dated as of March 10, 2006

10.22	Restricted Stock Agreement between Spyglass Merger Corp. and Mark E. Woodward dated as of March 10, 2006 (incorporated by reference to Exhibit 24 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.23	Restricted Stock Agreement between Spyglass Merger Corp. and Robert I. Pender, Jr. dated as of March 10, 2006 (incorporated by reference to Exhibit 25 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.24*	Serena Software, Inc. 2006 Stock Incentive Plan

10.25†	Form of 2006 Stock Option Grant—Time Options

10.26†	Form of 2006 Stock Option Grant—Time/Performance Options

10.27	Credit Agreement among Spyglass Merger Corp., Serena Software, Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Joint Lead Bookrunners and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, UBS Securities LLC, as Documentation Agent and the Administrative Agent dated as of March 10, 2006 (incorporated by reference to Exhibit 99.B(3) to the registrant’s amended Schedule 13E-3 (file no. 005-58055) filed with the SEC on March 15, 2006)

10.28†	Security Agreement among Spyglass Merger Corp., Serena Software, Inc. and Lehman Commercial Paper Inc., as Collateral Agent dated as of March 10, 2006

10.29†	Pledge Agreement among Spyglass Merger Corp., Serena Software, Inc. and Lehman Commercial Paper Inc., as Collateral Agent dated as of March 10, 2006

12.1*	Statement of computation of ratio of earnings to fixed charges

21.1†	List of Subsidiaries of Serena Software, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm

24.1†	Powers of Attorney (included on signature page)

25.1†	Statement of Eligibility of Trustee

99.1†	Form of Letter of Transmittal

99.2†	Form of Notice of Guaranteed Delivery

99.3†	Form of Letter to Clients

99.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.5†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1)

(*)	Filed herewith
(†)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-133641), filed April 28, 2006

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on July 27, 2006.

SERENA SOFTWARE INC.

By:	/s/ MARK E. WOODWARD
Name: Title:	Mark E. Woodward President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 27, 2006 by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ MARK E. WOODWARD Mark E. Woodward	President, Chief Executive Officer and Director (principal executive officer)

/s/ ROBERT I. PENDER, JR. Robert I. Pender, Jr.	Senior Vice President—Finance and Administration and Chief Financial Officer (principal financial officer and principal accounting officer)

* David J. Roux	Chairman of the Board of Directors

* John R. Joyce	Director

* Hollie J. Moore	Director

* Douglas D. Troxel	Director

*By:	/s/ ROBERT I. PENDER, JR.
Robert I. Pender, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and between Spyglass Merger Corp. and Serena Software, Inc. dated as of November 11, 2005 (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on November 14, 2005)

3.1	Restated Certificate of Incorporation of Serena Software, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on March 16, 2006)

3.2	Bylaws of Serena Software, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on March 16, 2006)

4.1	Indenture between Serena Software, Inc. and U.S. Bank National Association, as Trustee dated December 15, 2003 (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-3 (file no. 333-112770), filed with the SEC on February 12, 2004)

4.2	First Supplemental Indenture between Serena Software, Inc. and U.S. Bank National Association, as Trustee dated March 9, 2006. (incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K (file no. 000-25285), filed with the SEC on March 16, 2006)

4.3	Pledge Agreement between Serena Software, Inc. and U.S. Bank National Association, as Trustee dated December 15, 2003 (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-3 (file no. 333-112770), filed with the SEC on February 12, 2004)

4.4	Form of 1 1/2% Convertible Subordinated Note Due 2023 (included in Exhibit 4.1).

4.5	Indenture between Serena Software, Inc., Spyglass Merger Corp. and The Bank of New York, as Trustee dated March 10, 2006 (incorporated by reference to Exhibit 99.B(2) to the registrant’s amended Schedule 13E-3 (file no. 005-58055) filed with the SEC on March 15, 2006)

4.6	Registration Rights Agreement among Serena Software, Inc., Spyglass Merger Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. dated March 10, 2006 (incorporated by reference to Exhibit 18 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

4.7	Form of 10 3/8% Senior Subordinated Note due 2016 (included in Exhibit 4.5)

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the exchange notes

10.2A	Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2A to the registrant’s registration statement on Form S-1 (Registration No. 333-67761) filed with the SEC on February 11, 1999)

10.2B	Form of Option Agreement under the Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2B to the registrant’s registration statement on Form S-1 (Registration No. 333-67761) filed with the SEC on February 11, 1999)

10.2C	Form of Restricted Stock Purchase Agreement under the Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2C to the registrant’s registration statement on Form S-1 (Registration No. 333-67761) filed with the SEC on February 11, 1999)

10.15	Landlord Consent to Sublease Agreement dated January 30, 2002 by and among EOP-Peninsula Office Park, L.L.C. and RSA Security, Inc. and Serena Software, Inc. (for headquarter facilities in San Mateo) (incorporated by reference to Exhibit 10.15 to the registrant’s annual report on Form 10-K (file no. 000-25285), filed with the SEC on April 29, 2002)

Exhibit Number	Description
10.16	Sublease Agreement dated January 22, 2002 between RSA Security, Inc. and Serena Software, Inc. (for new headquarter facilities in San Mateo) (incorporated by reference to Exhibit 10.16 to the registrant’s annual report on Form 10-K (file no. 000- 25285), filed with the SEC on April 29, 2002)

10.17	Stockholders Agreement by and among Spyglass Merger Corp., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Serena Co-Invest Partners, L.P., Integral Capital Partners VII, L.P., Douglas D. Troxel Living Trust, Change Happens Foundation and Douglas D. Troxel dated as of March 10, 2006 (incorporated by reference to Exhibit 22 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.18	Management Stockholders Agreement, dated as of March 7, 2006, among Spyglass Merger Corp., Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C. and the Initial Management Investors named therein (incorporated by reference to Exhibit 23 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.19†	Management Agreement by and between Spyglass Merger Corp. and Silver Lake Technology Management, L.L.C. dated as of November 11, 2005

10.20†	Employment Agreement by and between Serena Software, Inc. and Mark E. Woodward dated as of March 10, 2006

10.21†	Employment Agreement by and between Serena Software, Inc. and Robert I. Pender, Jr. dated as of March 10, 2006

10.22	Restricted Stock Agreement between Spyglass Merger Corp. and Mark E. Woodward dated as of March 10, 2006 (incorporated by reference to Exhibit 24 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.23	Restricted Stock Agreement between Spyglass Merger Corp. and Robert I. Pender, Jr. dated as of March 10, 2006 (incorporated by reference to Exhibit 25 to the amended Schedule 13D (file no. 005-58055) filed by Silver Lake Partners II, L.P. with the SEC on March 16, 2006)

10.24*	Serena Software, Inc. 2006 Stock Incentive Plan

10.25†	Form of 2006 Stock Option Grant—Time Options

10.26†	Form of 2006 Stock Option Grant—Time/Performance Options

10.27	Credit Agreement among Spyglass Merger Corp., Serena Software, Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Joint Lead Bookrunners and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, UBS Securities LLC, as Documentation Agent and the Administrative Agent dated as of March 10, 2006 (incorporated by reference to Exhibit 99.B(3) to the registrant’s amended Schedule 13E-3 (file no. 005-58055) filed with the SEC on March 15, 2006)

10.28†	Security Agreement among Spyglass Merger Corp., Serena Software, Inc. and Lehman Commercial Paper Inc., as Collateral Agent dated as of March 10, 2006

10.29†	Pledge Agreement among Spyglass Merger Corp., Serena Software, Inc. and Lehman Commercial Paper Inc., as Collateral Agent dated as of March 10, 2006

12.1*	Statement of computation of ratio of earnings to fixed charges

21.1†	List of Subsidiaries of Serena Software, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm

24.1†	Powers of Attorney (included on signature page)

25.1†	Statement of Eligibility of Trustee

Exhibit Number	Description
99.1†	Form of Letter of Transmittal

99.2†	Form of Notice of Guaranteed Delivery

99.3†	Form of Letter to Clients

99.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.5†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1)

(*)	Filed herewith
(†)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-133641), filed April 28, 2006